      As filed with the Securities and Exchange Commission on July 6, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                        CATALYTICA ENERGY SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                            3629                         77-0410420
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                                ---------------
                                Craig N. Kitchen
                     President and Chief Executive Officer
                        Catalytica Energy Systems, Inc.
                               430 Ferguson Drive
                            Mountain View, CA 94043
                                 (650) 960-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   COPIES TO:

        Larry W. Sonsini                       Robert E. Buckholz, Jr.
          Brian C. Erb                           Sullivan & Cromwell
        Martin W. Korman                           125 Broad Street
Wilson Sonsini Goodrich & Rosati                  New York, NY 10004
    Professional Corporation                        (212) 558-4000
       650 Page Mill Road
      Palo Alto, CA 94304
         (650) 493-9300

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed       Proposed
 Title of Each Class of    Number of       Maximum        Maximum       Amount of
    Securities to be      Shares to be  Offering Price   Aggregate     Registration
       Registered        Registered(1)   Per Unit(2)   Offering Price      Fee
-----------------------------------------------------------------------------------
Common Stock...........    5,750,000        $19.38      $111,435,000     $27,859

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes 750,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated July     , 2001.

                                5,000,000 Shares


                     [CATALYTICA ENERGY SYSTEMS, INC. LOGO]


                        CATALYTICA ENERGY SYSTEMS, INC.

                                  Common Stock

                                  -----------

  Catalytica Energy Systems, Inc. is offering 4,250,000 shares and the selling stockholder identified in this prospectus is offering an additional 750,000 shares. Catalytica Energy Systems, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

  The common stock is quoted on the Nasdaq National Market under the symbol "CESI". The last reported sale price of our common stock on the Nasdaq National Market on July 3, 2001 was $19.60 per share.

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                               Per Share Total
                                                               --------- ------
Initial price to public.......................................   $       $
Underwriting discount.........................................   $       $
Proceeds, before expenses, to Catalytica Energy Systems.......   $       $
Proceeds, before expenses, to the selling stockholder.........   $       $

  To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from us and the selling stockholder at the initial price to public, less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 2001.

Goldman, Sachs & Co.                                         Merrill Lynch & Co.
                           Credit Suisse First Boston

                                  -----------

                       Prospectus dated           , 2001.

                               PROSPECTUS SUMMARY

   The following summarizes information in other sections of our prospectus, including our financial statements, the notes to those financial statements and the other financial information appearing elsewhere in this prospectus. You should read the entire prospectus carefully.

                        Catalytica Energy Systems, Inc.

                                  Our Business

   We design and develop advanced products for more effective energy production. Our first product, the Xonon Cool Combustion system, prevents the formation of air pollutants in stationary gas turbines that are used primarily for electric power generation. Our Xonon system is the only commercially available pollution prevention technology proven to achieve ultra-low emissions levels during combustion (less than 5 parts per million of oxides of nitrogen, or NOx, production). We believe our Xonon pollution prevention technology provides a more efficient and cost-effective ultra-low emissions alternative to current systems. In addition, we believe that our Xonon system can be broadly deployed across turbine applications where current systems may not be economically or technically viable. We believe that the environmental and operational benefits offered by Xonon will expand the use and broaden the application of gas turbines.

                               Market Opportunity

   The electric power industry is undergoing fundamental changes. Driven by an economic boom and population growth, the demand for electricity in the United States grew dramatically during the 1990s. However, growth in the supply of electricity failed to keep pace. Over the ten year period from 1990 to 1999, the increase in the peak demand for power was approximately four times as large as the increase in generation capacity. As a result, several regions of the country currently face significant supply/demand imbalances. According to the President's National Energy Policy Development Group, or NEPDG, in order to address current supply shortfalls and future demand growth, the United States will need to add approximately 390,000 megawatts, or MW, of new generation capacity or the equivalent of 1,300 to 1,900 new, large power plants by 2020. The U.S. Department of Energy, or DOE, projects that gas-fired generation will account for approximately 90% these additions.

   One barrier to increasing generation capacity is the continued public focus on environmental issues. Electricity production results in emissions of certain environmentally harmful pollutants, including NOx, carbon monoxide, volatile organic compounds and particulate matter. More stringent government emissions requirements, as well as negative public opinion surrounding construction of new plants near population centers, have significantly increased the time and cost associated with siting and permitting new power plants. These difficulties, combined with other uncertainties surrounding deregulation, have resulted in a situation where only a fraction of planned generation additions have actually been brought on-line. For example, according to the NEPDG, of the approximately 43,000 MW of new generating capacity that power companies planned in 1994 for construction from 1995 to 1999, only about 18,000 MW were actually built.

   We believe the role that environmental protection requirements have played and may continue to play in delaying or ultimately limiting the supply of new generation capacity highlights the need for a cost-effective, widely-applicable emissions technology that permits gas turbines to meet the most stringent existing emissions guidelines.

   Currently available emissions technologies fail to address this need. Current technologies that limit NOx production within the combustion process are unable to achieve ultra-low emissions on a stand-alone basis. These technologies can be used in combination with exhaust cleanup systems to achieve ultra-low emissions. However, post-emissions cleanup systems add significant capital and operating costs, reduce overall project efficiency, and create incremental health risks through secondary emissions and the transportation and storage of hazardous and toxic reagents.

                                 Xonon Solution

   A gas turbine operates by compressing incoming air, combining it with fuel, and combusting the mixture. The combustion process releases the fuel's energy, forming hot gases that power the turbine. In conventional combustion systems, a flame is used to combust the fuel. The temperature required to sustain a stable flame is significantly higher than the temperature at which the gas turbine is designed to operate. This excessive temperature causes the nitrogen and oxygen in the air to react, forming NOx, a major contributor to air pollution. We have developed Xonon Cool Combustion, a catalytic technology that combusts fuel flamelessly while providing the same amount of output energy as flame-based combustion systems at a lower peak temperature. Importantly, this lower temperature is below the threshold at which significant amounts of NOx are formed. The Xonon combustion system is the only commercially available gas turbine combustion system demonstrated to achieve ultra-low emissions on a stand-alone basis.

   We collaborate with gas turbine original equipment manufacturers, or OEMs, to adapt their combustion systems to incorporate our Xonon Cool Combustion technology. We believe that, together with the OEMs, we can design the Xonon combustion system to suit essentially all sizes and types of gas turbines in land-based applications. At present, Xonon modules have an expected life of 8,000 hours (equivalent to approximately one year of continuous operation) and are designed to be replaced during regular, scheduled maintenance over the 15- to 20-year life of the turbine. We expect to derive revenue from the sale of both new and replacement Xonon modules.

                                Market for Xonon

   Our Xonon combustion system offers distinct advantages in all gas turbine markets. We divide our potential market into three sectors based on gas turbine size: small, medium and large gas turbines. The small gas turbine sector includes turbines that generate between 1 and 15 MW of electric power. Turbines in this sector serve industrial, commercial and institutional loads in power only and combined heat and power, or cogeneration, applications. Due to their earlier shipping dates, we expect that Xonon modules for small gas turbines will comprise a majority of our product revenue through 2005. Our OEM partners currently have initial orders for two different Xonon-equipped turbines in this sector, a Kawasaki 1.4 MW turbine and a General Electric 10 MW turbine. We are also engaged with other OEMs in adapting Xonon for gas turbines that they manufacture in this size range. We expect to ship our first commercial Xonon modules to Kawasaki in the third quarter of 2001. Due to longer lead times required to apply Xonon to large gas turbines, we expect that Xonon modules for large gas turbines will not comprise a significant portion of our revenue until after 2005. We are working with GE to develop a Xonon-equipped 7FA (170 MW) gas turbine, which is our first development project in the large turbine sector. Our goal is to make Xonon the preferred combustion system for all gas turbines and similar applications. We believe offering Xonon on their gas turbines gives OEMs a competitive advantage in new equipment sales. In addition, we believe our technology is applicable to other types of gas turbines, such as microturbines and turbines incorporated in fuel cell-gas turbine hybrid power systems.

                              Company Information

   We became a publicly traded company on Nasdaq on December 18, 2000. Prior to that, we operated as a subsidiary of Catalytica, Inc. under the name Catalytica Combustion Systems, Inc. In October 2000, we changed our name to Catalytica Energy Systems, Inc. When Catalytica, Inc. was acquired on December 15, 2000 by Synotex Company, Inc., a U.S. subsidiary of DSM, N.V., or DSM, its two subsidiaries Catalytica Energy Systems and Catalytica Advanced Technologies were merged and spun off as a single new public entity, Catalytica Energy Systems. Much of our early work and proprietary technologies held today are the product of our discovering and developing catalytic technologies at Catalytica, Inc. For example, we discovered our breakthrough Xonon Cool Combustion technology in the late 1980s and were issued our first patents on the technology in 1993. Our principal executive offices are located at 430 Ferguson Drive, Mountain View, CA 94043. Our telephone number is (650) 960-3000. Our web site is http://www.catalyticaenergy.com. This internet address is provided for informational purposes only and is not intended to be useable as a hyperlink. The information found on our web site is not intended to be a part of this prospectus.

   The name Catalytica Energy Systems, Inc., the "Xonon" name, "Cool Combustion" and our logo are trademarks that belong to us. This prospectus also refers to trade names and trademarks of other organizations.

                                  The Offering

 Shares offered by us........................ 4,250,000 shares

 Shares offered by the selling stockholders.. 750,000 shares

 Total....................................... 5,000,000 shares

 Common stock to be outstanding after this
  offering................................... 17,139,557 shares

 Use of proceeds............................. Our net proceeds from this offering are estimated to be
                                              approximately $     million. We
                                              will use the net proceeds to
                                              continue development and
                                              commercialization of our Xonon
                                              Cool Combustion technology, to
                                              establish our commercial
                                              manufacturing facility in the
                                              Phoenix metropolitan area, and
                                              for general corporate purposes.
                                              We will not receive any proceeds
                                              from the sale of the common
                                              stock by the selling
                                              stockholder. See "Use of
                                              Proceeds."

 Nasdaq National Market symbol............... CESI

   The number of shares of our common stock that will be outstanding after this offering:

  .  includes 12,889,557 shares outstanding as of May 31, 2001; and

  . excludes up to 1,779,827 shares of common stock either underlying options granted or available for issue under our stock option plans and 150,000 shares reserved for issuance under our employee stock purchase plan.

   This number assumes that the underwriters' option to purchase additional shares is not exercised. If the underwriters' option to purchase additional shares is exercised in full, we will sell an additional 500,000 shares and the selling stockholder will sell an additional 250,000 shares.

   Unless otherwise indicated, all information in this prospectus assumes that the underwriters' option to purchase additional shares in this offering will not be exercised.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                                             Three Months
                                     Year Ended December 31,                    Ended
                          -------------------------------------------------   March 31,
                             1996      1997      1998      1999      2000        2001
                          ----------- -------  --------  --------  --------  ------------
                          (unaudited)                                        (unaudited)
Statement of Operations
 Data:
Research and development
 contracts..............    $ 5,934   $ 5,139  $  6,279  $  3,053  $  5,487    $ 1,446
                            -------   -------  --------  --------  --------    -------
Cost and expenses:
 Research and
  development(1)........      6,451     6,009     9,313     9,627    11,277      4,093
 Costs associated with
  discontinued product
  line..................        268        --        --        --        --         --
 Selling general and
  administrative........        708       671     1,269     4,786     5,356      1,743
 Spin-off and related
  transaction costs.....         --        --        --        --     5,304         --
                            -------   -------  --------  --------  --------    -------
  Total costs and
   expenses.............      7,427     6,680    10,582    14,413    21,937      5,836
                            -------   -------  --------  --------  --------    -------
Operating loss..........     (1,493)   (1,541)   (4,303)  (11,360)  (16,450)    (4,390)
Loss on equity
 investments............         --    (4,355)   (3,826)   (1,133)     (236)      (124)
Interest income.........         --        --     1,409     1,041       886        801
Interest expense........       (114)     (374)     (177)     (278)     (110)       (12)
                            -------   -------  --------  --------  --------    -------
Net loss................    $(1,607)  $(6,270) $ (6,897) $(11,730) $(15,910)   $(3,725)
                            =======   =======  ========  ========  ========    =======
Basic and diluted net
 loss per share(2)......                                           $ (15.91)   $ (0.29)
                                                                   ========    =======
Weighted average shares
 used for above
 calculation............                                              1,000     12,827
                                                                   ========    =======


                                                                             Three Months
                                           Year Ended December 31,              Ended
                                      -------------------------------------   March 31,
                                       1997      1998      1999      2000        2001
                                      -------  --------  --------  --------  ------------
                                                                              (unaudited)
Summary Cash Flow Information:
Net Cash Provided by (Used In)
 Operating Activities................ $(1,281) $ (3,784) $ (7,367) $(10,740)   $(3,559)
Net Cash Provided by (Used in)
 Investing Activities................  (4,559)  (10,017)   (1,488)       66      2,565
Net Cash Provided by (Used In)
 Financing Activities................   5,840    31,455     1,763    54,334        218

   In the "pro forma" column below, we have adjusted the actual balance sheet data to give effect to the sale of 4,250,000 shares in this offering and our application of the net proceeds therefrom.

                                                                   March 31,
                                                  December 31,       2001
                                                 --------------- -------------
                                                                          Pro
                                                  1999    2000   Actual  Forma
                                                 ------- ------- ------- -----
                                                                  (unaudited)
Summary Balance Sheet:
Cash, cash equivalents and short-term
 investments.................................... $16,032 $58,712 $53,446 $
Total assets....................................  19,840  67,772  63,624
Total stockholders' equity......................  12,552  57,470  54,057

--------
(1) See Note 2 to the financial statements.
(2) Since we did not have a formal capital structure until December 1999, loss per share information prior to that date has not been presented.

                                  RISK FACTORS

   You should carefully consider the following risks and all other information in this prospectus before deciding to invest in our common stock.

                         Risks Related to Our Business

We are an early stage company and your basis for evaluating us is limited.

   Our activity to date has consisted of developing the Xonon Cool Combustion technology and designing products for its commercialization. We expect to ship our first commercial Xonon modules in the third quarter of 2001. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Since we are an early stage company, our revenues will initially be low relative to the size of likely orders and may therefore vary significantly from quarter to quarter. You should consider the challenges, expenses and difficulties that we will face as an early stage company seeking to develop, manufacture and sell a new product.

We have incurred losses and anticipate continued operating losses.

   As of March 31, 2001, we had an accumulated deficit of $63.6 million. We have not achieved profitability and expect to continue to incur net losses for the next several years. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We must successfully complete further development and adaptation work before Xonon-equipped gas turbines can be shipped.

   Incorporating our technology in each gas turbine model requires adaptation work by us and the OEM, such as additional engineering work and, for some turbines, technology development. Except for the Kawasaki 1.4 MW gas turbine, that work has not yet been completed. We may not be successful in adapting Xonon technology to particular gas turbine models, and even if we are successful, the development work may result in delays in commercial shipment. Delays in completing this work could result in the loss of orders, and the emergence of significant technical issues could result in termination by OEMs of certain agreements to adapt Xonon to their gas turbines.

We are heavily dependent on our relationships with OEMs and their commitment to adopt and market Xonon technology on their gas turbines.

   Aside from revenues earned under research and development contracts, substantially all of our revenue for the foreseeable future will be derived from sales of Xonon modules to manufacturers of gas turbines for use in their new and installed turbines. We have ongoing programs with several OEMs, which are in various stages of incorporating our Xonon technology into, or evaluating our Xonon technology for incorporation into, their gas turbine product lines. These and future OEMs may decide not to continue the development and commercialization of Xonon combustion systems for their gas turbines.

   Our agreements with OEMs generally provide the OEM with the right to be the sole market channel for distribution of Xonon combustion systems in that OEM's gas turbines. Our OEM agreements generally provide that either party can terminate the agreement if technical issues arise that cannot be resolved. A decision by an OEM to discontinue the commercialization of Xonon combustion systems in its product line could significantly limit our access to the market for that OEM's turbines.

   Our ability to sell Xonon modules for those gas turbines for which Xonon combustion systems become commercially available is heavily dependent upon the OEMs' marketing and sales strategies for Xonon combustion systems and their worldwide sales and distribution networks and service capabilities. Any decision on their part to limit, constrain or otherwise fail to aggressively market and sell Xonon combustion systems, including limiting their availability or pricing them uncompetitively, could harm our potential earnings by depriving us of full access to their market.

If the initial orders for Xonon-equipped turbines do not ship, we would lose the revenues associated with these orders and our reputation could be adversely affected. In addition, we would have lost the opportunity to pursue development for other sales.

   Although our OEM customers have received initial orders for Xonon-equipped gas turbines, we cannot ensure that these orders will ultimately be shipped. There are many reasons why these orders might not ship, including:

  . A failure by us and the OEM to complete necessary development, design and adaptive work;

  . A decision by the OEM not to include Xonon-based systems in its turbines, or in a particular turbine model, for commercial or other reasons; and

  . Cancellation of the OEM's turbine order by the end-user, due to its inability to obtain permitting, or for commercial or other reasons.

   For example, in December 1999, GE accepted an order from Enron specifying Xonon as the preferred emissions control system for three GE 7FA gas turbines intended for the Pastoria project in central California. Concurrent with this order, GE agreed to use commercially reasonable efforts to complete development, design and testing of the Xonon Cool Combustion system for GE 7FA turbines. As part of this order, Enron and GE had the right to substitute alternative emissions controls for any reason. In the spring of 2001, we and GE decided that the delivery date of January 2003 selected for these turbines was too early to ensure that this Xonon system could be ready to meet the strict commercial warranties required under this contract, and GE exercised the option to substitute alternative emissions control technology.

   If the initial announced orders for Xonon-equipped turbines do not ultimately ship, we would lose the revenues associated with these orders, and, depending on the stated reasons for cancellation and market perceptions of the cancellation, our reputation could be adversely affected. In addition, we would have lost the opportunity to pursue development for other sales.

We will incur significant costs developing our technology with OEMs. If any OEM does not complete development for any reason, we may not be able to recover costs incurred for the development with that OEM.

   We incur significant costs in developing our technology with OEMs. We recover a substantial portion of these costs through contractual reimbursement with the OEMs. However, we bear some of the development costs ourselves. If OEMs do not complete development work for any reason, we will not be able to recover our share of development costs through product sales.

Xonon-equipped gas turbines may never attain market acceptance.

   Xonon-equipped gas turbines represent an emerging market. If Xonon Cool Combustion technology does not attain market acceptance, end-users may not want to purchase turbines equipped with Xonon modules. If a significant commercial market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses incurred to develop our product and may be unable to achieve profitability. The development of a commercial market for our systems may be impacted by factors that are not within our control, including:

  .  The cost competitiveness of the Xonon combustion system;

  .  A significant drop in demand for new gas turbines;

  .  The future costs of natural gas and other fuels;

  .  Changing regulatory requirements;

  .  The emergence of alternative technologies and products; and

  .  Changes in federal, state or local environmental regulations.

We may have difficulty managing the expansion of our operations.

   We are undergoing and expect to continue to undergo growth in the number of our employees, the size of our physical plant and the scope of our operations. Expanding our manufacturing operations at our new commercial facility in Arizona will require significant management attention. This expansion is likely to place a significant strain on our management team and other resources. Our business could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion.

We have not yet developed Xonon systems for dual fuel turbines, which may account for a portion of our market.

   We believe that a portion of new electric generation projects may require turbines powered by natural gas and an alternative liquid fuel. These turbines are known as "dual fuel." We do not know what portion of the market dual fuel turbines may represent in the future. Xonon is in the development stage for use in dual fuel turbines, and we have not undertaken the adaptation work for any particular turbine models. The necessary adaptation work for specific turbine models may delay availability, or even be unsuccessful, which could adversely affect our sales.

We have limited experience manufacturing Xonon modules on a commercial basis.

   To date, we have focused primarily on research and development and have limited experience manufacturing Xonon modules on a commercial basis. We have constructed a 3,000 square foot manufacturing facility, and we are continuing to develop our manufacturing processes including establishing a new facility in the Phoenix metropolitan area. We may not be able to develop efficient, low-cost manufacturing capability and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to manufacture Xonon modules on a commercial scale. We may also encounter difficulty purchasing components and materials, particularly those with long lead times. Even if we are successful in developing our manufacturing capability and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.

We are dependent on third party suppliers for the development and supply of key components for our products.

   We have recently entered into commercial arrangements with suppliers of the key components of our systems. We do not know, however, when or whether we will secure arrangements with suppliers of other required materials and components for our Xonon modules, or whether these arrangements will be on terms that will allow us to achieve our objectives. If we fail to obtain suppliers of all the required materials and components for our systems, our business could be harmed. A supplier's failure to supply materials or components in a timely manner, or to supply materials or components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our Xonon modules. Two of our components are provided by a single supplier and are not currently available from any other supplier. Additionally, some of our suppliers use proprietary processes to manufacture components. Although alternative suppliers are available, a switch in suppliers could be costly and could take up to one year to accomplish.

Significant price increases in key materials may reduce our gross margins and profitability.

   The prices of palladium and platinum, which are used in the production of Xonon modules, can be volatile. For example, during the period from January 1, 2000 to March 31, 2001, the price of palladium ranged from $433 to $1,090 per troy ounce. During that period, the price of platinum ranged from $414 to $640 per troy ounce. If the long-term costs of these materials were to significantly increase we would, in addition to recycling materials from returned modules, attempt to reduce material usage or find substitute materials. If these efforts are not successful and if these cost increases cannot be passed onto the customers of Xonon modules, then our gross margins and profitability will be reduced.

Our success depends on the continued demand for gas turbines.

   A significant portion of the market for Xonon combustion systems will result from the purchase and installation of new Xonon-equipped gas turbines. If the market for gas turbines significantly declines, the demand for Xonon combustion systems could be reduced. The market for new gas turbines has historically been cyclical in nature. If this pattern continues in the future, then during periods of low demand, the portion of our business derived from new turbine sales will decline.

Competition from alternative technologies may adversely affect our profitability.

   The market for emissions reduction technologies is intensely competitive. There are alternative technologies which, when used in combination, could reduce gas turbine emissions to levels comparable to or lower than Xonon-equipped gas turbines. These technologies include lean pre-mix combustion systems, which are used in conjunction with gas turbine exhaust cleanup systems such as selective catalytic reduction. Lean pre-mix systems are offered by several gas turbine OEMs, each of whom may prefer to use technology internally developed rather than our technology. See "Business-Competition." There are also a number of companies, universities, research institutions and governments engaged in the development of emissions reduction technologies that could compete with the Xonon technology.

Xonon combustion systems will be deployed in complex and varied operating environments, and they may have limitations or defects that we find only after full deployment.

   Gas turbines equipped with Xonon combustion systems are expected to be subjected to a variety of operating conditions and to be deployed in a number of extremely demanding environments. For example, gas turbines will be deployed in a wide range of temperature conditions, in the presence of atmospheric or other contaminants, under a wide range of operating requirements and with varying maintenance practices. As a result, technical limitations may only become apparent in the field after many Xonon-equipped gas turbines have been deployed. These limitations could require correction, and the corrections could be expensive. In addition, the need to develop and implement these corrections could temporarily delay the sale of new Xonon-equipped gas turbines.

Any failure of gas turbines incorporating our technology could damage our reputation, reduce our revenues or otherwise harm our business.

   The Xonon combustion system includes components that are located in a critical section of the gas turbine. A mechanical failure of a Xonon-equipped gas turbine may be attributed to the Xonon combustion system, even if the immediate cause is not clear. If this occurs, the reputation of the Xonon combustion system and its acceptability in the marketplace could be negatively impacted.

We may be unable to raise additional capital to complete our product development and commercialization plans.

   Our product development and commercialization schedule could be delayed if we are unable to fund our research and development activities or the continuing development of our manufacturing capabilities. Based on current plans, we expect that our current cash resources together with the proceeds we receive from this offering will be sufficient to fund our operations through our anticipated cash break-even point. The preceding sentence contains a forward-looking statement regarding our expectations about our ability to reach cash break-even operations. Despite our current expectations, we may need to raise additional funds to achieve full commercialization of the Xonon combustion systems and other potential products in the event our current plans prove insufficient. We do not know whether we will be able to secure such additional funding on terms acceptable to us to pursue our commercialization plans. We face substantial uncertainties with our business operations and may not be able to achieve the cash flows that we currently predict. Thus, we cannot assure you that our current cash resources together with the proceeds we receive from this offering will be sufficient to enable us to reach our cash break-even point.

If we are unable to protect our intellectual property, others may duplicate our technology.

   We rely on a combination of patent, copyright and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technology, systems designs and manufacturing processes. The ability of others to use our intellectual property could allow them to duplicate the benefits of our product and reduce our competitive advantage. We do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.

   Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing on third party patents, we may be unable to obtain licenses to use those patents on acceptable terms, or at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our systems.

   We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors.

If we are unable to attract or retain key personnel, our ability to adapt our technology to gas turbines, to continue to develop our technology, to effectively market our product and to manage our business could be harmed.

   Our business requires a highly skilled management team and specialized workforce, including scientists, engineers, researchers, and manufacturing and marketing professionals who have developed essential proprietary skills. Based on our planned expansion, we will need to increase the number of our employees and outside contractors. Our future success will therefore depend on attracting and retaining additional qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our expansion and commercialization plans.

The GENXON joint venture may require additional funding or subject us to liability in connection with litigation.

   Our joint venture, GENXON Power Systems, LLC, or GENXON, has completed its prototype development but could incur additional costs. Neither joint venture partner is contractually required to make further capital contributions. If our partner decides not to make additional capital contributions, we would be faced with the possibility of having to fund the joint venture on our own.

   On August 14, 2000, the City of Glendale, California filed a complaint against Catalytica, Inc., Catalytica Combustion Systems, Inc., and GENXON. The first amended complaint asserts claims against all defendants for breach of contract, breach of the covenant of good faith and fair dealing, fraud and negligent misrepresentation arising out of defendants' alleged failure to complete performance under a technical services agreement between the City of Glendale and Catalytica, Inc. providing for the retrofit of an engine owned by the city. The City of Glendale seeks compensatory damages in excess of $7,500,000 and punitive damages. We believe that we have meritorious defenses to the claims asserted and intend to defend the action vigorously. While it is not possible to predict with certainty the outcome of this matter, and while we do not believe an adverse result would have a material effect on our financial position, it could be material to the results of operations and cash flows for a fiscal year. We have agreed to indemnify DSM Catalytica, Inc., the successor corporation to Catalytica, Inc., for any costs associated with this matter.

Liabilities incurred by us as a result of our spin-off may have a negative effect on our financial results.

   We incurred additional liabilities as a result of our spin-off from Catalytica, Inc. For example, when the business of Advanced Technologies was combined with ours, we became responsible for the liabilities of Advanced Technologies. Additionally, we have obligations under the separation agreements we entered into with Catalytica, Inc., Synotex and DSM. For example, we agreed to indemnify DSM Catalytica, Inc., the successor corporation to Catalytica, Inc., for liabilities arising out of our business, the business of Advanced Technologies and other liabilities of DSM Catalytica, Inc. not associated with the pharmaceuticals business it purchased from Catalytica, Inc.

   We are also responsible for specified liabilities arising out of the distribution of our common stock by Catalytica, Inc. The nature and amount of these potential liabilities cannot be estimated. If these additional liabilities materialize, our financial results could be harmed.

Provisions in our charter documents may delay or prevent our acquisition, which could decrease the value of shares of our common stock.

   Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include a classified board of directors. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

                         Risks Related to This Offering

A large number of shares of our common stock will become available for sale in the future, which may adversely affect the market price of our common stock.

   The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock. Funds managed by Morgan Stanley Capital Partners III, Inc., or "Morgan Stanley Private Equity," will own approximately 19.76% of our outstanding shares of common stock after this offering, assuming that the underwriters' option to purchase additional shares is not exercised. The Morgan Stanley Private Equity funds have the right to have their remaining shares registered under the Securities Act.

   There will be 17,139,557 shares of common stock outstanding immediately after this offering, all of which will be freely transferable without restriction or further registration under the Securities Act, except for any shares held or purchased by our affiliates, sales of which will be limited by Rule 144 under the Securities Act. The holders of approximately 5,014,828 shares of common stock have entered into agreements not to sell those securities for 90 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. may, however, in its sole discretion, release all or any portion of the securities subject to those lock-up agreements.

   Immediately after this offering, the holders of approximately 4,729,637 shares of common stock will have registration rights. If those registration rights are exercised, shares covered by a registration statement can be sold in the public market. Additionally, shares issued upon exercise of stock options to persons other than affiliates will be eligible for resale in the public market without restriction, which could adversely affect our stock price. Sales by affiliates could also occur, subject to limitations, under Rule 144 of the Securities Act.

The market price of our common stock is highly volatile and may decline.

   The market price of our common stock is highly volatile. Factors that could cause fluctuation in our stock price may include, among other things:

  .  actual or anticipated variations in quarterly operating results;

  .  announcements or cancellations of orders;

  .  changes in financial estimates by securities analysts;

  .  conditions or trends in our industry;

  .  changes in the market valuations of other companies in our industry;

  . the effectiveness and commercial viability of products offered by us or our competitors;

  .  the results of our research and development;

  . announcements by us or our competitors of technological innovations, new products, significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

  .  changes in environmental regulations;

  .  additions or departures of key personnel; and

  .  sales of our common stock.

   Many of these factors are beyond our control. These factors may cause the market price of our common stock to decline, regardless of our operating performance. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons that may be unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Management will have broad discretion over the use of our proceeds from this offering.

   The net proceeds that we receive from this offering will be used to continue development and commercialization of our Xonon Cool Combustion technology, to establish our commercial manufacturing facility in the Phoenix metropolitan area, and for general corporate purposes. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. Although we list the acquisition of businesses, services, products or technologies as other uses of the proceeds, we are not obligated to pursue any of these opportunities. We have not reserved or allocated our net proceeds for any specific transaction, and we cannot specify with certainty how we will use our net proceeds. Accordingly, our management will have considerable discretion in the application of our net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until our net proceeds are used, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

Because a small number of stockholders own a significant percentage of our common stock, they may control all major corporate decisions, and our other stockholders may not be able to influence these corporate decisions.

   Following this offering, our executive officers, directors and greater than 5% stockholders will control approximately 32.7% of our outstanding common stock. If these parties act together, they can significantly influence the election of directors and the approval of actions requiring the approval of a majority of our stockholders. The interests of our management or these investors could conflict with the interests of our other stockholders.

   Based on shares outstanding as of May 31, 2001 and assuming the sales made in this offering, the funds managed by Morgan Stanley Private Equity and their affiliates will own approximately 19.8% of our outstanding common stock. The Morgan Stanley Private Equity funds also have stockholder rights, including rights to appoint directors and registration rights. As a result, Morgan Stanley Private Equity and its affiliates hold a substantial voting position in us and may be able to significantly influence our business.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These forward-looking statements include predictions regarding our future:

  .  delivery of our first commercial modules;

  .  sources of our revenues;

  .  financial performance;

  .  ability to adapt our technology to particular gas turbine models;

  .  effectiveness of our patent portfolio;

  .  expectations for growth of the gas turbine market;

  .  liquidity and sufficiency of existing cash and cash equivalents; and

  .  ability to generate cash and achieve cash break-even operations.

   You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

   Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors." All forward-looking statements included in this document are based on information available to us on the date of this prospectus. We assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of approximately $
million from the sale of 4,250,000 shares of our common stock sold by us at the
assumed initial price to the public of $    per share, after deducting an
assumed underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares sold by the selling stockholder, including the underwriters' option to purchase additional shares from the selling stockholder.

   We intend to use the net proceeds from this offering primarily to continue development and commercialization of our Xonon Cool Combustion technology, to establish our commercial manufacturing facility in the Phoenix metropolitan area, and for general corporate purposes. The amounts and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business and our industry. We may also use a portion of the net proceeds to acquire additional businesses, services, products or technologies that we believe will complement our current or future business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business. Accordingly, we do not expect to pay any cash dividends for the foreseeable future.

   Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "CESI" since our first day of trading after our spin-off from Catalytica, Inc., on December 18, 2000. Prior to that time, there had not been a market for our common stock. The following table shows the high and low per share sales prices of our common stock as reported on the Nasdaq National Market for the periods indicated:

                                                                 Common Stock
                                                                     Price
                                                                ---------------
   Period                                                        High     Low
   ------                                                       ------- -------
   December 18, 2000 through December 31, 2000................. $19.500 $12.625
   Year ended December 31, 2001
     First Quarter............................................. $20.973 $12.125
     Second Quarter............................................ $24.00  $15.83
     Third Quarter (through July 3, 2001)...................... $19.75  $19.01

   On July 3, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $19.60. As of May 31, 2001, there were approximately 694 holders of record of our common stock, as shown on the records of our transfer agent. The number of holders does not include shares held in "street name" through brokers.

                                 CAPITALIZATION

   The following table sets forth our actual and pro forma capitalization at March 31, 2001. Our pro forma capitalization gives effect to:

  . the issuance and sale of the 4,250,000 shares of common stock offered by us in this offering; and

  . the application of the estimated net proceeds from the sale of our common stock payable to us based on an assumed initial price to the
     public of $        per share and after deducting an assumed underwriting
     discount and estimated offering expenses.

                                                               March 31, 2001
                                                             -------------------
                                                              Actual   Pro Forma
                                                             --------  ---------
                                                               (in thousands,
                                                                 unaudited)
   Current liabilities...................................... $  9,489    $
   Capital lease obligations, long term.....................       78
                                                             --------    -----
   Stockholders' equity:
    Common stock............................................       13
    Additional paid-in capital..............................  117,950
    Deferred compensation...................................     (296)
    Deficit accumulated during the development stage........  (63,610)
                                                             --------    -----
     Total stockholders' equity.............................   54,057
                                                             --------    -----
     Total capitalization................................... $ 63,624    $
                                                             ========    =====

   Our pro forma capitalization at March 31, 2001 set forth above excludes:

  . up to 1,779,827 shares of common stock either underlying options granted or available for issue under our stock option plans and 150,000 shares reserved for issuance under our employee stock purchase plan.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2001 was approximately $[ ] million, or $[ ] per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of the 4,250,000 shares of our common stock offered by us at an assumed initial price to public of $[ ] per share and after deducting an assumed underwriting discount and estimated offering expenses, our pro forma net tangible book value, as adjusted at March 31, 2001 would have been approximately $[ ] million, or $[ ] per share. This represents an immediate increase in the pro forma net tangible book value of $[ ] per share to existing stockholders and an immediate dilution of $[ ] per share to new investors purchasing shares at the initial price to public. The following table illustrates the per share dilution:

   Initial price to public per share............................         $[   ]
     Pro forma net tangible book value per share as of March 31,
      2001......................................................  $[   ]
     Increase in pro forma tangible book value, as adjusted, per
      share attributable to new investors.......................   [   ]
                                                                  ------
   Pro forma net tangible book value per share after this
    offering....................................................          [   ]
                                                                         ------
   Dilution per share to new investors..........................         $[   ]
                                                                         ======

   The following table summarizes, on a pro forma basis as of [   ], the
differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new public investors based upon the public offering price of $[ ] per share before deducting an assumed underwriting discount and estimated offering expenses.

                                                                      Total
                                                Shares Purchased  Consideration
                                                ----------------- --------------
                                                 Number   Percent Amount Percent
                                                --------- ------- ------ -------
   Existing stockholders.......................                   $
   New public investors........................ 4,250,000
                                                ---------  -----  -----   -----
     Total.....................................            100.0% $       100.0%
                                                =========  =====  =====   =====

   The above discussion and tables assume no exercise of stock options or warrants outstanding as of March 31, 2001. To the extent that any of these options or warrants are exercised, there will be further dilution to the new public investors.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (in thousands, except per share data)

   The following tables contain selected financial data as of and for each of the four fiscal years ended December 31, 1997, 1998, 1999 and 2000 and have been derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected financial data relating to 1996 has been derived from unaudited financial statements. The summary of operations and cash flows data for the three month periods ended March 31, 2000 and 2001 and the summary balance sheet data as of March 31, 2001 are derived from our unaudited financial statements included elsewhere in this prospectus and include all adjustments consisting only of normal, recurring adjustments, which we consider necessary for a fair presentation of the data. The selected financial data are qualified by reference to, and should be read in conjunction with, our financial statements and the notes to those financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this registration statement and prospectus. No cash dividends were declared in any of the periods presented.

                                                                               Three Months Ended
                                     Year Ended December 31,                       March 31,
                          -------------------------------------------------  ----------------------
                             1996      1997      1998      1999      2000       2000        2001
                          ----------- -------  --------  --------  --------  ----------- ----------
                          (unaudited)                                              (unaudited)
Combined Statement of
 Operations Data:
Research and development
 contracts..............    $ 5,934   $ 5,139  $  6,279  $  3,053  $  5,487    $ 1,275    $ 1,446
                            -------   -------  --------  --------  --------    -------    -------
Costs and expenses:
 Research and
  development(1)........      6,451     6,009     9,313     9,627    11,277      1,141      4,093
 Costs associated with
  discontinued product
  line..................        268        --        --        --        --         --         --
 Selling general and
  administrative........        708       671     1,269     4,786     5,356      1,094      1,743
 Spin-off and related
  transaction costs.....         --        --        --        --     5,304         --         --
                            -------   -------  --------  --------  --------    -------    -------
 Total costs and
  expenses..............      7,427     6,680    10,582    14,413    21,937      2,235      5,836
                            -------   -------  --------  --------  --------    -------    -------
Operating loss..........     (1,493)   (1,541)   (4,303)  (11,360)  (16,450)      (960)    (4,390)
Loss on joint venture...         --    (4,355)   (3,826)   (1,133)     (236)        --       (124)
Interest income.........         --        --     1,409     1,041       886        207        801
Interest expenses.......       (114)     (374)     (177)     (278)     (110)      (200)       (12)
                            -------   -------  --------  --------  --------    -------    -------
 Net loss...............    $(1,607)  $(6,270) $ (6,897) $(11,730) $(15,910)   $  (953)   $(3,725)
                            =======   =======  ========  ========  ========    =======    =======
Basic and diluted net
 loss per share(2)......                                           $ (15.91)   $ (1.87)   $ (0.29)
                                                                   ========    =======    =======
Weighted average shares
 used for above
 calculation............                                              1,000        510     12,827
                                                                   ========    =======    =======
                                                                               Three Months Ended
                                           Year Ended December 31,                 March 31,
                                      -------------------------------------  ----------------------
                                       1997      1998      1999      2000       2000        2001
                                      -------  --------  --------  --------  ----------- ----------
                                                                             (unaudited) (unaudited)
Summary Cash Flow Information:
Net Cash Provided by (Used in)
 Operating Activities................ $(1,281) $ (3,784) $ (7,367) $(10,740)   $(4,034)   $(3,559)
Net Cash Provided by (Used in)
 Investing Activities................  (4,559)  (10,017)   (1,488)       66       (145)     2,565
Net Cash Provided by (Used in)
 Financing Activities................   5,840    31,455     1,763    54,334        351        218

                                         At December 31,                       At
                         ------------------------------------------------  March 31,
                            1996       1997     1998    1999      2000        2001
                         ----------- --------  ------- ------- ----------  ----------
                         (unaudited)                           (unaudited) (unaudited)
Combined Balance Sheet
 Data:
Cash, cash equivalents
 and short term
 investment.............   $    --   $     --  $22,847 $16,032  $58,712     $53,446
Total assets............     2,767      2,871   28,520  19,840   67,772      63,624
Total stockholders'
 equity (deficit).......    (8,928)   (15,198)  24,137  12,552   57,470      54,057

--------
(1) See Note 2 to the financial statements.
(2) Since we did not have a formal capital structure until December 1999, loss per share information prior to that date has not been presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors."

Overview

   We design and develop advanced products for more effective energy production. Our first product, the Xonon Cool Combustion system, prevents the formation of air pollutants in stationary gas turbines that are used primarily for electric power generation. Our Xonon system is the only commercially available pollution prevention technology proven to achieve ultra-low emissions during combustion.

   In December 2000, we and Catalytica Advanced Technologies, Inc., or Advanced Technologies, were combined, and all of the shares of the combined company were distributed on a pro rata basis by Catalytica, Inc. to its stockholders.

   In July 2000, we formed Catalytica NovoTec Inc., or NovoTec, to develop improved catalytic processes employing proprietary high speed testing and computer learning technologies. In January 2001, all operations in NovoTec were ceased.

   In March 2001, we entered into agreements to invest $2.4 million in NovoDynamics, Inc., or NovoDynamics, which develops improved catalytic processes employing proprietary high speed testing and computer learning technologies. This amount consists of $1.8 million in cash, forgiveness of a $0.2 million advance made to NonLinear Dynamics, Inc., which was to be payable to NovoTec, and investment of $0.4 million in assets formerly used by NovoTec. In accordance with these agreements, our full investment was completed in April 2001. We own shares of Series A voting preferred stock representing approximately 31% of NovoDynamics' outstanding equity. Additionally, we agreed to loan NovoDynamics up to $1.5 million if certain milestones are met.

   Our costs to date have primarily consisted of expenses to support Xonon development. We expect to significantly increase our research and development expenses to further commercialize Xonon. As we begin to fulfill commercial orders, we will incur cost of goods sold expenses. Costs associated with Advanced Technologies prior to December 15, 2000 primarily consisted of expenses to support contracted research.

   All of our revenue to date has consisted of research and development revenues that are derived from cost reimbursement contracts with gas turbine manufacturers, government agencies and research institutions, as well as contracted and collaborative research. Reimbursement contracts provide for partial recovery of our direct and indirect costs. The timing of these reimbursements varies from year to year, and from contract to contract, based on the terms agreed upon by us and the funding party.

   Most of our research and development contracts are subject to periodic review by the funding partner, which may result in modifications, termination of funding or schedule delays. We cannot ensure that we will continue to receive research and development funding. In return for funding development, collaborative partners receive certain rights in the commercialization of the resulting technology. We expect to continue to pursue funded research programs. These may not, however, be a continual source of revenue. Due to the nature of our operating history, period comparisons of revenues are not necessarily meaningful and should not be relied upon as indications of future performance.

   We do not anticipate shipping products until at least the third quarter of 2001. Future sales may require royalty payments to others.

Results of Operations

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

   Revenue. Revenue for the three months ended March 31, 2001, increased by 13.4% when compared with the revenues in the same period in 2000. The increase was principally due to securing $1.0 million of additional cost reimbursement funding by gas turbine manufacturers related to the development of Xonon technology. This increase was offset by a $0.9 million decrease in external funding related to Advanced Technologies' revenues during the period as it discontinued its emphasis on contracted research.

   Research and Development, or R&D. R&D expense includes compensation and benefits for engineering staff, expenses for contract engineers, materials to build prototype units, fees paid to outside suppliers for subcontracted components and services, supplies used and facility-related costs. We expense all R&D costs as incurred.

   R&D expenses increased 258.7% for the three months ended March 31, 2001, as compared with R&D expenses in the same period in 2000, primarily due to a $1.4 million increase in R&D personnel and subcontractor fees and $0.5 million of materials used in test units. Additionally, in the first quarter of 2000, we entered into an agreement with Enron Corporation, or Enron, to reimburse us for advances made by us to Enron totaling approximately $1.1 million. In December 1999, we agreed to advance cash to Enron in order to accelerate the development of Xonon Cool Combustion applications for gas turbines. In exchange, Enron obligated itself to repay any advances at the end of nine months in either cash or "turbine credits." Under the arrangement, if certain conditions were met, Enron could gain the unilateral right to select whether it would repay our advances with cash or settle them through turbine credits. The turbine credits entitle the holder to a dollar-for-dollar credit on the purchase of certain turbines that specify the use of our Xonon system. Because Enron could gain the right to use the turbine credits to settle the advances and because we were unable to reasonably estimate the amount we would ultimately realize if Enron used turbine credits to settle the advances, we recorded a $1.2 million provision, which was equal to the amount advanced by us to Enron at December 31, 1999. In March 2000, the agreement was amended and Enron reimbursed us for approximately $1.1 million of the previous advance. Accordingly, that amount was recorded in the first quarter of 2000 as a reduction of related R&D expense. R&D expenses are expected to grow in the future as we continue to invest in our R&D capabilities.

   Selling, General and Administrative, or SG&A. SG&A expenses include compensation, benefits and related costs in support of corporate functions, which include management, business development, marketing, sales and finance. Prior to December 15, 2000, SG&A expenses included charges by Catalytica, Inc. for various costs paid by Catalytica, Inc. on our behalf, including facilities, finance, legal, human resources, pension and other expenses. Charges for those services were allocated based upon square footage, usage, headcount and other methods that management believed to be reasonable.

   SG&A expenses increased 59.3% for the three months ended March 31, 2001, compared with the same period in 2000. This increase was primarily due to $0.3 million in severance costs associated with the resignation of an officer, $0.15 million associated with the discontinuation of NovoTec's operations, $0.1 million of start-up costs at our Arizona office, and $0.2 million of increased marketing, finance and administration costs related to the commercialization of Xonon. The increase in SG&A was partially offset by $0.1 million of sublease income net of related expenses. We expect SG&A expenses to increase in the future as we enter later stages of commercialization.

   Equity Investments. In March 2001, we entered into agreements to invest $2.4 million in NovoDynamics. This amount consists of $1.8 million in cash, forgiveness of a $0.2 million advance made to NonLinear Dynamics, which was to be payable to NovoTec, and investment of $0.4 million in assets formerly used by NovoTec. In accordance with these agreements, our full investment was completed in April 2001. We own shares of Series A voting preferred stock representing approximately 31% of NovoDynamics' outstanding equity. Additionally, we agreed to loan NovoDynamics up to $1.5 million if certain milestones are met. We account for losses in NovoDynamics under the equity method of accounting. Under the equity method of accounting, we are required to record losses up to the extent of our capital contribution and debt incurred, if any. In the three months ended March 31, 2001, we recorded a loss of $30,000 on this investment.

   GENXON, is a 50/50 joint venture with Woodward Governor Company to develop the potential market for upgrading out-of-warranty turbines with new systems to improve emissions and operating performance. We account for losses in GENXON under the equity method of accounting. Under the equity method of accounting, we are required to record losses up to the extent of our capital contribution. We recognized 50% of the loss of the joint venture to the extent of our capital contribution, which resulted in a loss of $0.1 million in the three months ended March 31, 2001 and no loss in the three months ended March 31, 2000. Although we expect to make further capital contributions during 2001, which will result in the recognition of additional pro rata losses, neither joint venture partner is contractually required to make such capital infusions. A minimal level of investment in GENXON is expected to continue through at least the remainder of 2001.

   Interest Income. Our interest income consists of interest earned on cash, cash equivalents and short-term investments. Interest income increased for the three months ended March 31, 2001, compared with the same period in 2000, due to increased average cash balances in the first quarter of 2001. Interest income in 2001 is expected to be higher than in previous years as a result of higher cash balances related to $50.0 million of cash Catalytica, Inc. invested in us in December 2000, immediately before the close of the distribution of our common stock by Catalytica, Inc.

Years ended December 31, 1998, December 31, 1999, and December 31, 2000.

 Revenue

                                         For the Year Ended
                                            December 31,       Annual % Change
                                        -------------------- -------------------
                                         1998   1999   2000  1999/1998 2000/1999
                                        ------ ------ ------ --------- ---------
                                           (in thousands)
   Total revenue....................... $6,279 $3,053 $5,487    (51)%      80%

   Revenue increased 80% for the twelve months ended December 31, 2000, compared with the twelve months ended December 31, 1999. This increase was principally due to securing $2.7 million of additional external development funding for Xonon development programs. During 2000 we also received $2.9 million of new revenue related to GE programs. This increase was slightly offset by a $0.3 million decrease in external funding related to Advanced Technologies's revenues as it decreased its emphasis on contract research and focused its efforts on development of new business opportunities.

   Revenue decreased 51% for the twelve months ended December 31, 1999, compared with the twelve months ended December 31, 1998. This reduction was principally due to a $1.2 million decrease in external research funding received by us during 1999, as well as a $2.0 million decrease in Advanced Technologies's R&D revenue as it decreased its emphasis on contract research and focused its efforts on development of new technologies through joint ventures.

   Most of our research and development contracts are subject to periodic review by the funding partner, which may result in modifications, termination of funding or schedule delays. We cannot assure that we will continue to receive research and development funding. In return for funding development, collaborative partners receive certain rights in the commercialization of the resulting technology. We expect to continue to pursue funded research programs. These may not, however, be a continual source of revenue. Due to the nature of our operating history, period comparisons of revenues are not necessarily meaningful and should not be relied upon as indications of future performance.

 Costs and Expenses

                                     For the Year Ended
                                        December 31,        Annual % Change
                                    --------------------- -------------------
                                     1998   1999   2000   1999/1998 2000/1999
                                    ------ ------ ------- --------- ---------
                                       (in thousands)
   Research and development
    (includes allocated costs from
    Catalytica, Inc. of $1,938,
    $2,045 and $1,678 for the years
    ended December 31, 1998, 1999,
    and 2000, respectively)........ $9,313 $9,627 $11,277      3%       17%
   Selling, general and
    administrative (includes
    allocated costs from
    Catalytica, Inc. of $1,049,
    $1,052 and $875 for the years
    ended December 31, 1998, 1999,
    and 2000, respectively)........  1,269  4,786  10,660    277%      123%

   Research & Development. R&D expense increased 17% for the twelve months ended December 31, 2000, compared with the twelve months ended December 31, 1999. Once the prototype development program of our 50% owned GENXON joint venture was completed in June 1999, the engineering efforts relating to additional catalyst system testing and development were conducted principally by us and consequently resulted in our having increased R&D costs of $2.0 million in 2000 over 1999. The increase in R&D expenditures was also attributable to an increase of $2.0 million from Xonon development programs. The R&D expense increase was partially offset by a net reimbursement of advances made by us to Enron totaling approximately $1.1 million. In December 1999, we agreed to advance cash to Enron in order to accelerate the development of Xonon cool combustion applications for turbines. In exchange, Enron obligated itself to repay any advances at the end of nine months in either cash or "turbine credits." Under the arrangement, if certain conditions were met, Enron could gain the unilateral right to select whether it would repay our advances with cash or settle them through turbine credits. The turbine credits entitle the holder to a dollar-for-dollar credit on the purchase of certain turbines that specify the use of our Xonon process. Because Enron could gain the right to use the turbine credits to settle the advances and because we were unable to reasonably estimate the amount we would ultimately realize if Enron used turbine credits to settle the advances, we recorded a $1.2 million provision, which was equal to the amount advanced by us to Enron at December 31, 1999. In March 2000, the agreement was amended and Enron reimbursed us for approximately $1.1 million of the previous advance. Accordingly, that amount was recorded in the first quarter of 2000 as a reduction of related R&D expense. We expect to continue our R&D efforts, and we expect R&D expense to increase in the future.

   R&D expense increased 3% for the twelve months ended December 31, 1999, compared with the twelve months ended December 31, 1998. Although the total amount of R&D expense remained relatively flat in 1999, R&D expense was impacted by a shift in R&D spending from the GENXON joint venture back to us and a decrease in Advanced Technologies's R&D expense due to commencement of their joint venture with Sud-Chemie. Beginning in the second half of 1996 through the end of the second quarter of 1999, a significant portion of our research activity was financed through and allocated to the GENXON joint venture. Once the prototype development of the Kawasaki development program was completed in June 1999, we assumed primary funding of additional catalyst system testing and development which resulted in an increase in R&D costs of $0.9 million in 1999. In addition, $1.2 million of costs incurred to accelerate the development of Xonon technology also contributed to the increase in R&D expense in 1999. Lastly, the increase in R&D expenses was partially offset by lower R&D expenses by Advanced Technologies in the amount of $1.7 million due to a shift in emphasis from contract research to development of new technologies primarily through its 50/50 joint venture, Sud-Chemie Catalytica, which was formed in July of 1998. R&D expenses that were previously incurred by Advanced Technologies were transferred to the Sud-Chemie Catalytica joint venture, which accounted for a reduction of Advanced Technologies's R&D expenses of $1.1 million in the twelve months ended December 31, 1999 when compared to 1998. Advanced Technologies formed this joint venture to share development costs with its joint venture partner.

   Through the end of the second quarter of 1999, a significant portion of our research activity was conducted on behalf of the GENXON joint venture. As a result, some R&D costs were incurred by the joint venture rather than by us. The following amounts of R&D expenses were incurred by us (under our contract with GENXON) and charged to the GENXON joint venture: none in 2000, $2.0 million in 1999, and $2.5 million in 1998. Additionally, the GENXON joint venture incurred other significant R&D costs reflected in the GENXON financial statements. Once GENXON completed its final program in June 1999, all further R&D efforts were conducted principally by us and consequently are reflected in our R&D costs. We account for losses of our joint ventures under the equity method of accounting.

   Selling, General and Administrative. Until December 15, 2000, SG&A expenses included charges by Catalytica, Inc. for various costs paid by Catalytica, Inc. on our behalf, including facilities, finance, legal, human resources, pension and other expenses. Charges for these services have been allocated based upon square footage, usage, headcount and other methods that management believes to be reasonable.

   SG&A expenses increased 123% for the twelve months ended December 31, 2000, compared with the twelve months ended December 31, 1999. This increase was primarily due to $5.3 million in transaction costs recorded in the third and fourth quarters which related to our spin-off and $0.9 million in severance costs associated with the resignation of our former President and Chief Executive Officer. In addition, $1.0 million of the increase was due to increased staffing and administration costs of which $0.3 million was related to the commercialization of Xonon and $0.7 million was related to NovoTec, our subsidiary, which was formed in June 2000. The increases in 2000 in SG&A were partially offset by a one-time charge of $1.3 million reserve for contingencies which we incurred in 1999. We expect SG&A expenses to increase in the future as we enter later stages of commercialization.

   SG&A expenses increased 277% for the twelve months ended December 31, 1999 when compared to the twelve months ended December 31, 1998. As we move toward commercialization, we have developed a need to increase our marketing and other SG&A activities. Related to this transition, our costs increased $2.2 million between 1998 and 1999. Additionally, in 1999, we recorded a charge of $1.3 million for contingencies.

 Loss on Joint Ventures

                                        For the Year Ended
                                           December 31,      Annual % Change
                                        ------------------ -------------------
                                         1998   1999  2000 1999/1998 2000/1999
                                        ------ ------ ---- --------- ---------
                                          (in thousands)
   Loss on joint ventures.............. $3,826 $1,133 $236    (70)%     (79)%

   In 1996, we formed a Delaware limited liability company, GENXON LLC, as a 50/50 joint venture with Woodward Governor to develop the potential market for upgrading out-of-warranty turbines with new systems to improve emissions and operating performance. We account for losses of our joint ventures under the equity method of accounting. Under the equity method of accounting, we are required to record losses in the joint venture because we made a capital contribution in an equal amount during this period. We recognized 50% of the loss of the joint venture to the extent of our capital contribution, which resulted in losses of $0.2 million in 2000, $1.1 million in 1999, and $3.7 million in 1998. In the third quarter of 1999, GENXON completed its prototype development of the Kawasaki combustion unit, and we began conducting subsequent catalyst system testing programs. Although we expect to make further reduced capital contributions during 2001, which will result in the recognition of additional pro rata losses, neither joint venture partner is contractually required to make such capital infusions. Our reduced level of investment in GENXON is expected to continue throughout 2001.

   In 1998, Advanced Technologies formed a joint venture with United Catalysts, Inc., a division Sud-Chemie Group, to form Sud-Chemie Catalytica. No losses were recorded by Advanced Technologies in 2000 and 1999 related to Sud-Chemie Catalytica, because it had recorded its share of losses to the extent of its capital contribution of $0.15 million in 1998. The operating agreement does not require any further capital contributions by us beyond our initial $0.15 million contribution. Therefore, we do not expect to incur further losses unless we decide to invest additional capital beyond the initial $5 million commitment by the joint venture partner.

 Interest Income

                                          For the Year Ended
                                             December 31,      Annual % Change
                                          ------------------ -------------------
                                           1998   1999  2000 1999/1998 2000/1999
                                          ------ ------ ---- --------- ---------
                                            (in thousands)
   Interest income....................... $1,409 $1,041 $886    (26)%     (15)%

   Interest income decreased for the twelve months ended December 31, 2000, compared with the twelve months ended December 31, 1999, due to reduced average cash balances attributable to the funding of operations. Interest income in 2001 is expected to be higher than in previous years as a result of higher cash balances related to $50.0 million of cash Catalytica, Inc. invested in us in December 2000, immediately before the close of the distribution of our common stock by Catalytica, Inc.

   Interest income decreased 26% for the twelve months ended December 31, 1999 when compared to the previous period, due to reduced average cash balances attributable to the funding of operations. In January 1998, Enron Ventures invested $30.0 million in us. Prior to the Enron Ventures investment, we had no interest income.

 Interest Expense

                                               For the Year
                                              Ended December
                                                   31,         Annual % Change
                                              -------------- -------------------
                                              1998 1999 2000 1999/1998 2000/1999
                                              ---- ---- ---- --------- ---------
                                              (in thousands)
   Interest expense.......................... $177 $278 $110     57%      (60)%

   Interest expense decreased 60% for the twelve months ended December 31, 2000, compared with the twelve months ended December 31, 1999, due to Catalytica, Inc.'s discontinuing charging Advanced Technologies interest related to intercompany debt owed to Catalytica, Inc. We incurred a $0.1 million one-time interest cost in the first quarter of 2000 related to the recovery of $1.1 million of the $1.2 million advance paid by us to Enron and incurred to develop Xonon technology. Interest expense is expected to be minimal for the next few years.

   Interest expense increased 57% for the twelve months ended December 31, 1999 when compared to the previous period due to an increase of $0.1 million of interest expense attributable to an increase of approximately $2.0 million of intercompany debt balance between Advanced Technologies and Catalytica, Inc. Advanced Technologies used borrowings from Catalytica, Inc. to fund operations. Catalytica, Inc. charged Advanced Technologies interest of $0.2 million and $0.3 million for the twelve months ended December 31, 1998 and 1999, respectively. In January 1998, we received a $30.0 million investment by Enron Ventures. Prior to the Enron investment, we used borrowings from Catalytica, Inc. to fund our operations. We incurred interest expense to Catalytica, Inc. at an annual interest rate of 7% on these borrowings.

Liquidity and Capital Resources

   Prior to our spin-off, Catalytica, Inc. made a $50.0 million cash investment in us. At March 31, 2001, we had cash and cash equivalents totaling approximately $53.4 million. Based on our current plans, we believe that our current cash resources with the proceeds we receive from this offering will be adequate to fund our operations through our cash break-even point. The preceding sentence contains a forward-looking statement regarding our expectations about our ability to reach cash break-even operations. Our cash requirements, and therefore, our ability to reach cash break-even, depend on numerous factors, including completion of our product development activities, our ability to successfully commercialize Xonon Cool Combustion technology, market acceptance of our products and other factors. We expect to devote substantial capital resources to further commercialize Xonon Cool Combustion technology, hire and train our production staff, develop and expand our manufacturing capacity, begin production activities and expand our research and development activities. We intend to incur approximately $10.0 million of expenditures in the next 24 months in connection with establishing a new facility for manufacturing operations. We face substantial uncertainties with our business operations and may not be able to achieve the cash flows that we currently predict. We cannot assure you that our current cash resources together with the proceeds we receive from this offering will be sufficient to enable us to reach our cash break-even point.

Other Commitments

   In December 2000, in connection with DSM's merger with Catalytica, Inc., we agreed to indemnify DSM Catalytica for all liabilities related to us and Advanced Technologies incurred prior and subsequent to our spin-off from Catalytica, Inc. Additionally, we agreed to indemnify DSM Catalytica for any costs associated with the merger, which were not reduced from the merger consideration distributed to stockholders of Catalytica, Inc. in connection with the merger.

   We entered into research collaboration arrangements that may require us to make future royalty payments. These payments generally will be due once specified milestones, such as the commencement of commercial sales of a product incorporating the funded technology, are achieved. Currently, we have three such arrangements, with Tanaka Kikinzoku Kogyo, Gas Research Institute and the California Energy Commission. These royalty payments would range from 1.5% to 7.5% of product sales during the period covered by the applicable royalty agreement.

   We have developed our catalytic combustion technology under a development agreement with Tanaka, a major Japanese precious metals company. Under this agreement, Tanaka funded a significant amount of the development effort related to this technology. In January 1995, we entered into a new agreement for further development and commercialization of the catalytic combustion technology, which superseded the original agreement. The new agreement divides commercialization rights to the technology between the parties along market and geographic lines. We have exclusive rights to manufacture and market catalytic combustion systems for large gas turbines (greater than 25 MW power output) on a worldwide basis and for small- and medium-sized gas turbines (25 MW power output or less) in the Western Hemisphere and in Western Europe. Tanaka has reciprocal rights to manufacture and market catalytic combustors for use in automobiles on a worldwide basis and for small- and medium-sized turbines in regions outside of our area of exclusivity. In each case, the manufacturing and marketing party will pay a royalty on net sales to the other party, and an additional royalty on net sales if the sale occurs in the other party's area of exclusivity. Each party is responsible for its own development expenses, and any invention made after May 1, 1995 is the sole property of the party making the invention, while the other party has a right to obtain a royalty-bearing, nonexclusive license to use the invention in its areas of exclusivity.

   We entered into a funding arrangement with the Gas Research Institute, or GRI, to fund the next generation Xonon combustor and demonstrate its performance. We are required to make royalty payments to GRI of $243,000 per year beginning upon the sale, lease or other transfer of the twenty-fifth catalyst module for gas turbines rated greater than 1 MW, for seven years, up to a maximum of $1.7 million.

   We entered into a funding arrangement with the California Energy Commission, or CEC, in which they agreed to fund a portion of our Xonon-engine test and demonstration facility located in Santa Clara, California. Under this agreement, we are required to pay a royalty of 1.5% of the sales price on the sale of each product or right related to this project for fifteen years. We have the right to choose an early buyout option for an amount equal to $2.6 million, without a pre-payment penalty, provided the payment occurs within two years from the date at which royalties are first due to the CEC.

   We have never paid cash dividends on our common stock or any other securities. We anticipate that we will retain any future earnings for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments in 2000 was less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is required.

Impact of Inflation

   The effect of inflation and changing prices on our operations was not significant during the periods presented.

Impact of Recently Issued Accounting Standards

   FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for the fiscal year ending on or about December 31, 2001. It establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. Adoption of this statement did not have a material effect on our financial position or results of operations.

   In December 1999, the Securities and Exchange Commission issued SAB 101, "Revenue Recognition in Financial Statements." Adoption of this statement did not have a material effect on our financial position or results of operations.

Foreign Currency

   We have operated primarily in the United States, and all sales to date have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations and have no foreign currency translations in our reported financial statements.

Interest

   We have no long-term debt outstanding and do not use any derivative instruments.

                                    BUSINESS

Overview

   We design and develop advanced products for more effective energy production. Our first product, the Xonon Cool Combustion system, prevents the formation of air pollutants in stationary gas turbines that are used primarily for electric power generation. Our Xonon system is the only commercially available pollution prevention technology proven to achieve ultra-low emissions during combustion. We believe that our Xonon pollution prevention technology achieves ultra-low emissions levels more efficiently and cost-effectively than current systems. In addition, we believe that our Xonon system can be broadly deployed across turbine applications where current systems may not be economically or technically viable. We believe that the environmental and operational benefits offered by Xonon will expand the use and broaden the application of gas turbines.

   For over 18 months, we have been using a Xonon-equipped 1.4 MW gas turbine to successfully generate ultra-low emissions power for Silicon Valley residents and to test our technology in field conditions. Our turbine, which functions as part of the Silicon Valley Power grid, has run for over 8,000 hours with an average reliability factor of over 98% during operations. The turbine has satisfied federal Environmental Protection Agency, or EPA, guidelines for an emissions control technology that is "achieved in practice" and has demonstrated emissions levels that would satisfy the California and South Coast Air Quality Management District, or SCAQMD, guidelines for gas turbines. We believe that Xonon is the only gas turbine combustion system demonstrated to meet these guidelines without requiring a costly exhaust cleanup system. Furthermore, in February 2001, we successfully completed an evaluation process by the EPA, that verified the ultra-low emissions performance of our turbine.

   We have been working actively with turbine OEMs to adapt our technology as part of their stationary gas turbine product lines. We currently have collaborative commercialization agreements in place with General Electric Power Systems, or GE, and Kawasaki Motors Corp., U.S.A., or Kawasaki. Both companies have already received initial orders for Xonon-equipped gas turbines. We plan to ship our first commercial Xonon modules to Kawasaki during the third quarter of 2001. We also have development work underway with other leading gas turbine OEMs to incorporate the Xonon system into their turbines. Our development of the Xonon technology has been supported by government agencies and research institutions, including the Federal Department of Energy, the EPA, the California Energy Commission Public Interest Energy Research program, the California Air Resources Board and others.

   We believe that our proprietary catalytic technology has significant market opportunities in energy production applications outside of gas turbines. In order to pursue these opportunities, we are currently conducting several technology development efforts including early stage development work on fuel processing for fuel cells and adaptation of our Xonon technology to microturbines, hybrid gas turbine fuel cells and diesel applications.

The Market Opportunity

   Three major factors are reshaping today's electric power generation industry:

  .  Significant regional supply/demand imbalances throughout the United
     States;

  . A continued focus on the environmental consequences associated with the generation of electric power; and

  . An increased demand for very high levels of power reliability and quality to support the strict power tolerances of digital electronics.

   Together, these forces are creating a significant need for large quantities of environmentally friendly power generation sources. We believe that our Xonon Cool Combustion system is an enabling technology that addresses this growing market need.

Supply/Demand Imbalances

   Driven by an economic boom and population growth, the demand for electricity in the United States grew dramatically during the 1990s. However, growth in the supply of electricity failed to keep pace. Over the ten-year period from 1990 to 1999, the increase in the peak demand for power was approximately four times as large as the increase in generation capacity. As a result, several regions of the country currently face significant supply/demand imbalances.

   For example, in California, residents have been subjected to repeated rolling blackouts and significant increases in retail electric rates. In addition, many industry experts expect New York residents to face a similar supply shortfall this summer if temperatures are above normal, and the problem could become even more widespread. The President's National Energy Policy Development Group, or NEPDG, projects that the demand for electricity in the United States will rise 45% from 2000 to 2020. The NEPDG estimates that the United States will need 393,000 MW of new generating capacity, or the equivalent of 1,300 to 1,900 new large power plants, to meet this increased demand. The vast majority of new generation capacity additions will be gas-fired.

   Gas turbines are increasingly being used for new power generation, due primarily to their inherent operating flexibility, high efficiency, relatively low capital investment and operating costs, and lower emissions. Gas-fueled generation, which includes gas turbines and other generation technologies, as a percent of total installed capacity is expected to rise significantly over the next two decades. The Department of Energy, or the DOE, estimates that gas-fired generation, which accounted for 16% of total United States electricity generation in 2000, will represent 33% of total generation by 2020. An independent industry research source estimates that gas-fired turbines will account for approximately 30% to 50% of all U.S. electricity generation capacity additions between 1999 and 2020.

   We believe that the environmental and operational benefits of our Xonon technology will expand the use and broaden the applicability of gas turbines, thereby enabling a more rapid and comprehensive response to the need for additional generation capacity.

Continued Environmental Awareness

   One barrier to adding this additional generation capacity is the continued public focus on environmental issues. Electricity production results in emissions of certain environmentally harmful pollutants, including NOx, carbon monoxide, volatile organic compounds and particulate matter. In the United States, the Clean Air Act creates the National Ambient Air Quality Standards, or NAAQS, which are the basis for regulations that limit these emissions. The NAAQS encourage the use of more effective emissions control technology in two ways. First, they require the use of the best available technology. Second, they provide an economic incentive by requiring that emissions from new sources be offset by emissions reductions from existing sources in areas that do not meet air quality standards. Although permits are issued on a facility-by-facility basis, regulators often issue regulatory guidance setting forth permissible emissions for new and upgraded facilities. These emission standards vary geographically and are most stringent in areas where existing pollution levels are high, such as in urban areas and in California and the Northeastern states.

   A representative sample of high density areas and their corresponding permissible emissions includes:

  . California (California Air Resource Board)--2.5 parts per million, or ppm, for units greater than 50 MW; 5 ppm for units less than 50 MW;

  .  Los Angeles Basin (SCAQMD)--2.5 ppm for units greater than 3 MW;

  . Eastern Texas, including Dallas, Austin and San Antonio (Texas Natural Resources Conservation Commission)--3 ppm for units greater than 10 MW (and will apply to smaller units after 2004);

  . Connecticut, Massachusetts, New York and New Jersey--no specific guidance has been issued, however several permits have been issued in the past three years requiring 2.5 ppm.

   The increased costs associated with meeting more stringent emissions requirements, as well as negative public opinion surrounding construction of new plants near population centers, have significantly increased the time and cost associated with siting and permitting new power plants. These difficulties, combined with other uncertainties surrounding deregulation, have resulted in a situation where only a fraction of planned generation additions have actually been brought on-line. For example, according to the NEPDG, of the approximately 43,000 MW of new generating capacity that power companies planned in 1994 for construction from 1995 to 1999, only about 18,000 MW of capacity were actually built. Completion statistics are even lower in areas of heightened environmental awareness and more stringent emissions regulations. The NEPDG found that, in California where emissions restrictions are the strictest in the nation, lengthy and costly siting and permitting issues had prevented the addition of even one single major new power plant between 1991 and 2000. The failure to build new power plants occurred despite the fact that, since 1997, power producers have filed applications to build an additional 14,000 MW of new generation capacity in the state.

   Currently available emissions technologies fail to cost-effectively satisfy the most stringent environmental requirements in gas turbine applications. In order to reduce emissions, gas turbine manufacturers have developed improved flame-based combustion systems. These measures have, in some cases, contributed to shorter component lives. Furthermore, even the most effective of these systems has been unable to achieve ultra-low emissions levels on a stand-alone basis. For baseload, or nearly continuous operation, gas turbine generating plants that operate in combined cycle (with a heat recovery system), exhaust cleanup systems are required to achieve ultra-low emissions. The most common conventional exhaust cleanup system is selective catalytic reduction, or SCR. While this technology has become commonplace, it adds significant capital and operating costs, reduces overall project performance and efficiency, and creates incremental health risks through secondary emissions and the transportation and storage of hazardous and toxic reagents. In addition, exhaust cleanup systems cannot be used in all gas turbine applications. For small gas turbines with heat recovery systems used in distributed generation applications, the addition of SCR can be cost-prohibitive. Gas turbines that operate in simple cycle (without a heat recovery system), such as peaking turbines and gas pipeline compressors, have exhaust temperatures that are too hot for conventional exhaust cleanup systems. However, there is an emerging technology generically called high-temperature SCR that can be used in some simple cycle applications. At least one high-temperature unit has been demonstrated to meet the EPA definition of Achieved in Practice of 8 ppm, and some units are now operating at less than 5 ppm. However, these systems are even more expensive to acquire and operate than traditional SCRs and carry the same attendant risks.

   We believe that the role that environmental protection requirements have played and may continue to play in delaying or ultimately limiting the supply of new generation capacity highlights the need for a cost-effective, widely-applicable emissions technology, like Xonon, that permits turbines to meet the most stringent existing emissions guidelines. We believe that Xonon will not only reduce the operating costs associated with complying with environmental standards, but may create additional value by enabling rapid siting and permitting of projects that otherwise may not have been possible.

 Increased Quality and Reliability Requirements

   The third factor impacting the electric power industry is the new digital economy's need for reliable, high-quality power. The rapid growth in the use of computers, the Internet and telecommunications products has significantly increased the demand for high-quality power. The electric power grid in the United States was designed to achieve reliability targets for delivery to traditional electric loads, such as lights and motor-operated equipment. Sophisticated digital devices cannot tolerate the voltage instabilities present in those designs without a serious negative impact on their operations. In addition, brief and sustained outages exact high costs on all types of businesses in terms of lost data, materials and productivity. Sandia National Laboratories, a U.S. Department of Energy national security laboratory, estimates that power quality and reliability problems cost U.S. businesses approximately $150 billion annually. Several businesses have sought to avoid the costs associated with poor grid quality and reliability by placing generation sources at or near their point of demand.

   To date, power producers have been unable to offer these distributed generation solutions on a wide scale because technologies that can achieve ultra-low emissions, such as fuel cells, remain prohibitively expensive while cost-effective alternatives, such as gas turbines, produce harmful emissions that limit their use in distributed applications. We believe that the low-cost, ultra-low emissions solution offered by our Xonon technology will enable the widespread use of distributed generation.

Our Solution

 How Xonon Cool Combustion Is Unique

   A gas turbine operates by compressing incoming air, combining it with fuel and combusting the mixture. The combustion process releases the fuel's energy, forming hot gases that power the turbine. In conventional combustion systems, a flame is used to combust the fuel. The temperature required to sustain a stable flame is significantly higher than the temperature at which the gas turbine is designed to operate. This high temperature causes the nitrogen and oxygen in the air to react, forming NOx, a major contributor to air pollution.

   We have developed Xonon Cool Combustion, a catalytic technology that combusts fuel flamelessly. This system provides the same amount of output energy as flame-based combustion systems at a lower peak temperature. Importantly, this lower temperature is below the threshold at which significant amounts of NOx are formed. The Xonon combustion system is the only commercially available gas turbine combustion system demonstrated to achieve ultra-low emissions on a stand-alone basis.

 How Xonon Cool Combustion Is Integrated into the Gas Turbine

   We collaborate with gas turbine OEMs to adapt their combustion systems to incorporate our Xonon technology. We believe that, together with the OEMs, we can design the Xonon combustion system to suit essentially all sizes and types of gas turbines in land-based applications. For each turbine model that an OEM agrees to pursue, we design a catalytic Xonon module, the key component of the Xonon system, to fit directly into the turbine combustors.

   We then manufacture the custom-designed Xonon modules and sell the Xonon modules to the OEM to incorporate as an integral part of its product. At present, the Xonon modules have an expected life of 8,000 hours (equivalent to approximately one year of continuous operation) and are designed to be replaced during regular, scheduled maintenance over the 15- to 20-year life of the turbine. We expect to derive revenue from the sale of both new and replacement Xonon modules.

 Key Benefits of Xonon Cool Combustion

   We believe that Xonon's ability to achieve ultra-low NOx emissions levels more efficiently and cost-effectively than current emissions technologies across a broader range of gas turbine applications will enable the power generation industry to address the significant need for additional, high-quality power supply while simultaneously protecting the environment. In addition, our Xonon system is designed to operate with low carbon monoxide and volatile organic compound emissions. Xonon's role as an enabling technology is the product of several key benefits that it offers relative to current emissions technologies. Xonon:

  . Significantly Reduces the Formation of NOx. High temperatures in conventional gas turbine combustion systems result in the formation of NOx. The Xonon Cool Combustion system allows combustion to occur at lower temperatures, which significantly reduces the formation of NOx.

  . Avoids Costly and Burdensome Exhaust Cleanup. Gas turbines using flame-based combustion can achieve ultra-low emissions only in some applications and only through the combination of lean pre-mix combustion and exhaust cleanup systems. Gas turbine exhaust cleanup systems, however, add significant capital and operating costs, reduce system efficiency, take up space, and in many cases require the use of hazardous and toxic chemicals. Xonon enables gas turbines in essentially all applications to achieve ultra-low emissions, without the use of exhaust cleanup systems.

  . Maintains Combustion Efficiency. Flame-based combustion and the Xonon Cool Combustion system release the same energy from the fuel and therefore achieve the same combustion efficiency required for optimal operation of the turbine.

  . Broadens Gas Turbine Applicability. To date, conventional exhaust cleanup systems cannot be applied cost-effectively to all applications and sizes of gas turbines. For example, simple cycle turbines cannot use conventional exhaust cleanup systems except for high temperature SCRs which are not yet proven at ultra-low emissions levels and which we believe will be more costly than Xonon. In addition, it can be cost-prohibitive for smaller gas turbines to use exhaust cleanup systems. As a result, these facilities cannot achieve ultra-low emissions. We believe Xonon will enable almost all applications and sizes of gas turbines to achieve ultra-low emissions, thus broadening their range of uses.

  . Expands Gas Turbine Use in Urban Areas. Xonon-equipped turbines can be put into service in densely populated areas where environmental, health and safety concerns may have previously prevented gas turbines from being used.

Market for Xonon

   We believe that Xonon combustion systems offer distinct advantages in all gas turbine markets. We divide our potential market into three sectors based on gas turbine size: small, medium and large gas turbines.

 Small Gas Turbines

   Market Description. The small gas turbine sector includes turbines that generate between 1 and 15 MW of electric power. Turbines in this sector serve industrial, commercial and institutional loads in power only and combined heat and power, or cogeneration, applications. The desire to site generation facilities near users for quality and reliability reasons has driven demand for these turbines. Units sited at or near the point of use can enhance power quality and reliability while avoiding the need to expand transmission and distribution capacity.

   We believe that the small gas turbine market sector is poised for dramatic growth. According to Diesel & Gas Turbine Worldwide, 486 power generation gas turbines between 1 and 15 MW were ordered during the year ended May 2000. According to the DOE's Strategic Plan for Distributed Energy Resources, its goal for distributed generation, which includes small gas turbines in this size range and other technologies, is to reach 20% of the total power generation capacity additions by 2010. Gas turbine OEMs in this sector include Honeywell (formerly AlliedSignal), Alstom Power, Kawasaki Heavy Industries, Ltd., GE's Nuovo Pignone subsidiary, Pratt & Whitney Canada Corp., Rolls Royce Allison, and Caterpillar Inc.'s Solar Turbines unit.

   Products. Due to their earlier shipping dates, we expect that Xonon modules for small gas turbines will comprise a majority of our product revenue through 2005. Our OEM partners currently have initial orders for two different Xonon-equipped turbines in this sector and we are also engaged with other OEMs in adapting Xonon for gas turbines they manufacture in this size range.

  . Kawasaki M1A-13X Turbine (1.4 MW). In May 2000, Kawasaki and Enron Energy Services jointly agreed to furnish three Xonon-equipped 1.4 MW Kawasaki gas turbines for a distributed power generation project at a United States government agency healthcare facility located in Massachusetts. Following the receipt of this order, in December 2000, we entered into a collaborative commercialization agreement enabling Kawasaki to market and sell a generator package comprised of a 1.4 MW Kawasaki gas turbine outfitted with the Xonon Cool Combustion system. Kawasaki is currently accepting commercial orders for this generator package. We expect to ship our first commercial Xonon modules to Kawasaki in the third quarter of 2001.

  . GE-10 Turbine (10 MW). In May 2000, Alliance Power Inc. entered into a preliminary agreement with GE for the purchase of up to six 10 MW GE gas turbines equipped with the Xonon Cool Combustion system. Pre-delivery testing of Xonon-equipped GE turbines began in the second quarter of 2001, with the shipment of two pre-commercial Xonon modules to GE. Subject to successful completion of the development work on this Xonon system, we expect that GE could begin accepting commercial orders for Xonon-equipped GE turbines in late 2001, for delivery in the second half of 2002.

 Medium Gas Turbines

   Market Description. The medium gas turbine sector includes turbines that generate between 15 and 60 MW of electric power. These units are generally used for meeting power for peak demands and in energy intensive industrial facilities for power generation and cogeneration.

   According to Diesel & Gas Turbine Worldwide, 302 power generation gas turbines between 15 and 60 MW were ordered during the year ended May 2000. A June 2001 forecast by PowerData Group estimates that the market in North America for this class of unit will be in excess of 135 units per year over the next nine years. The majority of these units are expected to be used for peaking applications, with the bulk of the remainder used for base load duty. Alstom Power, GE, Rolls Royce Allison and Siemens Westinghouse manufacture turbines for this market.

   Products. We are actively working with OEMs to incorporate the Xonon system into medium-sized gas turbines. However, we expect our revenues from this sector to be smaller than from the small and large gas turbine sectors.

 Large Gas Turbines

   Market Description. The large gas turbine sector is comprised of turbines that generate more than 60 MW of electric power. These turbines are used by public utilities and wholesale generating companies to provide large quantities of power to serve utility loads or for resale in wholesale markets.

   The market for large gas turbines has recently demonstrated very high growth with turbine manufacturers reporting significant sales increases and backlogs. According to Diesel & Gas Turbine Worldwide, there were 415 global orders for gas turbines greater than 60 MW during the year ended May 2000. PowerData Group forecasts that the market will average about 200 such units per year between 2001 and 2009. The continuation of these historically high order levels is predicated on several factors including the need to replace aging steam plant, continued growth in the U.S. economy and the environmental attractiveness of natural gas as a fuel when utilized to power highly efficient and clean gas turbine combined-cycle power plants. According to PowerData Group, Alstom Power, GE and Siemens Westinghouse together represent nearly all of this market on a unit basis.

   Products. Due to longer lead times required to apply Xonon to large gas turbines, we expect that Xonon modules for large gas turbines will not comprise a significant portion of our revenue until after 2004. We are working with GE to adapt Xonon for gas turbines it manufactures in this size range.

  . GE 7FA Turbine (170 MW). In November 1998, we signed a collaborative agreement with GE to develop the Xonon Cool Combustion system components for incorporation into GE's model 7EA and 7FA gas turbines. In December 1999, GE accepted an order from Enron specifying Xonon as the preferred emissions control system for three GE 7FA gas turbines intended for the Pastoria project in central California. Concurrent with this order, GE agreed to use commercially reasonable efforts to complete development, design and testing of the Xonon Cool Combustion system for GE 7FA turbines. As part of this order, Enron and GE had the right to substitute alternative emissions controls for any reason. In the spring of 2001, we and GE decided that the delivery date of January 2003 selected for these turbines was too early to ensure that Xonon could be ready to meet the strict commercial warranties required under this contract, and GE exercised the option to substitute alternative emissions control technology. Since this substitution, we and GE have continued Xonon development on the GE 7FA gas turbine.

Our Strategy

   Our goal is to make Xonon the preferred combustion system for all gas turbines and for similar applications. Our strategy for achieving this goal is as follows:

  . Continue to Develop Our OEM Relationships. We develop and sell Xonon combustion modules to gas turbine OEMs. We have entered into collaborative development and commercialization agreements with a number of leading turbine manufacturers for the joint design and application of Xonon Cool Combustion technology to their turbines.

     We believe offering Xonon on their gas turbines gives OEMs a competitive advantage in new equipment sales. We also believe that Xonon module replacement services and the availability of Xonon as an upgrade for existing gas turbines will enhance the OEMs' service businesses. Once an OEM adopts Xonon combustion technology on one of its gas turbines, we will work to extend the Xonon combustion technology to other gas turbines in its product lines. We believe our existing collaborative relationships with OEMs place us at a considerable competitive advantage over other potential developers of catalytic combustion and competing technologies.

  . Market Currently Offered Xonon-Equipped Gas Turbines. During the early stages of commercialization, we work with our OEM partners and actively seek prospective users of Xonon-equipped gas turbines. We participate in the initial stages of discussions relating to their gas turbine orders. We also work with OEMs to identify situations where project circumstances are well-suited for early adoption of Xonon.

  . Establish and Promote Xonon Brand Awareness. We believe that increased awareness of our Xonon Cool Combustion technology and its benefits among end-users will increase OEMs' incorporation of Xonon combustion systems across their product lines. We actively promote awareness of Xonon combustion systems among a broad audience through peer-reviewed technical articles, advertisements in trade journals, presentations at trade shows and other promotional activities. We establish brand awareness by targeting our marketing and product development activities to demonstrate the range of Xonon's benefits. We expect that the OEMs will market the Xonon combustion system under our Xonon brand.

  . Develop Our Intellectual Property and Broaden Our Technology Base. Our Xonon Cool Combustion technology is a proprietary technology protected by patents. We believe our intellectual property base and our accumulated experience in applying catalytic combustion to operating systems place us at a considerable advantage relative to other potential developers of catalytic combustion and competing technologies. We intend to continue technological development of Xonon to further extend catalyst life, gain experience with a wider set of gas turbine operating conditions and develop component design approaches for gas turbines under different operating conditions and combustion configurations.

  . Expand the Applications of Our Technology. We believe our technology is applicable to other types of gas turbines, such as microturbines and turbines incorporated in fuel cell-gas turbine hybrid power systems. We also believe our technology can be used in combustion systems other than gas turbines, such as diesel engines. We expect to continue research and development in these areas where technical and commercial factors appear encouraging.

  . Participate in the Development of Regulations. Federal, state and local air agencies are continually developing regulations and guidance affecting the permitting and operation of gas turbines. We participate in these development efforts by attending workshops and hearings, providing written comments to draft documents and participating in public forums, such as trade associations, as well as meeting with key individuals in regulatory agencies. We do this to ensure that the agencies are aware of Xonon's capabilities and limitations when creating regulations.

Recent Milestones Achieved

   The following is a summary of milestones that we have recently achieved.

  Date                              Recent Milestones
  ----                              -----------------
 2000 Q1 Announced satisfaction of all EPA guidelines for an "achieved in practice" technology

 2000 Q2 Agreed to pursue an amendment to our collaborative commercialization and license agreement with GE in order to commercialize the Xonon-equipped GE-10 gas turbine (formerly the Nuovo Pignone PGT10 turbine)

 2000 Q2 Alliance Power signed preliminary agreement with GE to order up to six
         Xonon-equipped GE-10 gas turbines

 2000 Q2 Enron Energy Services ordered three Xonon-equipped Kawasaki M1A-13X gas turbines

 2000 Q3 Received distributed power generation research award from the DOE, which provided for additional R&D funding

 2000 Q3 Received the EPA's first Clean Air Excellence Award in the Clean Air
         Technology category for impact, innovation and replicability

 2000 Q4 Catalytica Energy Systems spun off as a new public entity from Catalytica, Inc.

 2000 Q4 Entered into commercialization agreement with Kawasaki to supply
         Xonon-equipped Kawasaki turbines to the distributed generation market

 2001 Q1 Received third party confirmation of Xonon's ultra-low emissions capabilities from the EPA's Environmental Technology Verification
         Program

 2001 Q2 Achieved 8,000 hours of power production with a Xonon-equipped gas turbine operating at Silicon Valley Power.

 2001 Q2 Awarded an $11.2 million research and development cost-sharing contract by the DOE to fund development of fuel reforming and fuel processing technology for use in transportation applications.

Manufacturing

   Initially, we plan to manufacture commercial quantities of Xonon modules at our facility in Mountain View, California. We believe that, with modest capital expenditures, we can expand our capabilities to supply a sufficient number of both prototype and production Xonon modules to satisfy our short-term needs. We plan to retain all proprietary manufacturing within our facilities and outsource the manufacturing of non-critical components to third party suppliers.

   We plan to use manufacturing cells for internal production. Our manufacturing cells consist of a sequence of manufacturing equipment arranged in a manner to allow the simultaneous production of three different varieties of Xonon modules on three separate coating lines. Certain equipment is common to all coating lines, such as ovens, rollers and other support equipment. Our cells are designed to produce all varieties of Xonon modules. Our first manufacturing cell located at our Mountain View facility was developed in 1999 with a single coating line, and has demonstrated initial production of commercial-quality modules. Since we are able to manufacture our Xonon modules much more quickly than gas turbines are manufactured, we anticipate that we will be able to accommodate demand for our modules.

   Based on our commercialization plan, we anticipate that our existing facilities will provide sufficient capacity through 2002. We anticipate achieving production efficiencies as commercial production volume increases over the next three years. In addition, we will expand our production capabilities at new facilities in the Phoenix metropolitan area, and manufacture modules at both facilities. Over the long term, we intend to manufacture our modules in high commercial volumes at our production facility in Arizona.

   We manage our supply of critical materials through dual-sourcing procurement, strategic inventory control and identification of substitute materials. We purchase metal fabrication components from suppliers already supplying similar components to the turbine OEMs. Other materials required for Xonon module production are sourced from the specialty chemicals and specialty metals industries. We expect these components and materials to have lead times of under four months at full production quantities. In the case of all of our components and materials, with the exception of one, a high temperature steel alloy, we have identified either alternative suppliers or substitute materials. The alloy's primary use is in the jet aircraft and turbine industries, and we believe our requirements would represent less than 5% of our supplier's present demand. We believe the continuing supply of this material will be ensured by its demand in its primary market. We are also evaluating substitute materials for this alloy.

   Xonon modules will be returned to us at the end of their useful life. We expect to reclaim, reuse or recycle most components of the module, particularly the precious metals palladium and platinum, in order to reduce our costs and protect ourselves against the volatility of precious metal prices.

   In the fourth quarter of 1999, we earned ISO 9001 Registration from Underwriters Laboratories, Inc. for the design and manufacture of Xonon modules. The ISO series standards are internationally recognized quality management system requirements developed by the International Organization of Standardization, or ISO. ISO 9001 is the most comprehensive standard in the ISO 9000 series.

   In addition to our manufacturing facilities, we own and operate facilities used for testing and developing our technologies. We have catalyst test facilities, including two combustion test rigs, at our site in Mountain View, California. These facilities are capable of testing catalysts at a range of gas turbine operating conditions representative of most gas turbines that are presently manufactured. We have additional facilities for the testing of critical combustor components such as preburners and mixers.

Technology

   In a gas turbine system, a fuel, often natural gas but also other hydrocarbons, is burned in a chamber with air compressed by the gas turbine's compressor. This heat energy is then converted to mechanical energy in the turbine section to drive an electric generator or other device.

   In a conventional gas turbine combustion system, fuel is injected into a combustion chamber that is filled with compressed air. The fuel-air mixture burns at a high temperature. NOx is formed when the nitrogen present in the air is exposed to very high temperatures, such as those in a flame. As a result, NOx concentrations reach over 100 ppm in the gas turbine exhaust. Over the past twenty years systems have been developed which reduce the temperature at which the fuel is burned by altering the composition of the fuel; most often by using water, steam or air to dilute the concentration of fuel in the combustor before is mixed with the compressed air and burned. As the fuel-air mixture becomes leaner, the combustion temperature lowers, thus reducing the NOx emissions. These systems are generically called "lean pre-mix" combustion systems. Today most gas turbines are manufactured with a version of this type of system that uses air to dilute the mixture and are known as "dry low NOx" systems.

   However, the combustion temperature must be sufficiently hot to prevent the flame from flickering or being extinguished. In practice this has limited the lean pre-mix systems to operating at NOx levels no lower than approximately 9 ppm for the very best commercial systems using air and approximately 25 ppm for those using steam or water.

   The Xonon system combusts the fuel using a different principle. Instead of heating the fuel-air mixture in a flame until it is hot enough to burn, Xonon passes this mixture over a chemical catalyst that causes the combustion reaction to take place at much lower temperatures. About half the fuel is combusted in the catalyst. The remaining fuel is combusted downstream of the catalyst in a homogeneous reaction, also at a temperature low enough to prevent formation of significant amounts of NOx. The resulting concentration of NOx in the gas turbine exhaust will be in the range of 1 to 5 ppm; and in most gas turbines built today will be below 3 ppm.

Competition

   We expect Xonon-equipped gas turbines to compete with turbines outfitted with current emissions reduction technologies, including lean pre-mix combustion and conventional exhaust cleanup systems. Lean pre-mix combustion systems are manufactured and provided by gas turbine OEMs as part of their turbine product line. These gas turbine OEMs represent the potential customer base for our Xonon modules, and we expect to rely upon them to distribute Xonon-equipped turbines to end-users. We expect that OEMs will continue to develop technologies that may compete with ours.

   Third parties, including Cormatech, Engelhard, Goal Line, Mitsubishi and Siemens Westinghouse, manufacture conventional exhaust cleanup systems. End-users generally purchase these systems directly from the manufacturers, through packagers, or from vendors of heat recovery steam generation equipment. Gas turbine OEMs do not function as intermediaries in these transactions and do not receive any economic value from the sale of exhaust systems.

   We expect that gas turbine OEMs will choose to purchase Xonon modules and distribute Xonon-equipped turbines despite the fact that Xonon represents a direct competitive challenge to their existing emissions control products. We believe this will be the case for two reasons. First, Xonon combustion systems achieve ultra-low emissions at lower costs than competing technologies. Based on this cost differential, turbines that incorporate Xonon Cool Combustion technology should offer a significant competitive advantage over turbines equipped with conventional emissions technology. Incorporation of Xonon Cool Combustion technology, therefore, enhances the OEM's product line and offers the potential for the turbine OEM to gain market share from competitors whose turbines do not incorporate Xonon Cool Combustion technology. Second, incorporating Xonon into its turbines should allow the OEM to capture a larger portion of the economics associated with pollution control. Currently, OEMs do not capture the portion of economics associated with exhaust cleanup systems. Because Xonon replaces lean pre-mix technology and eliminates the need for exhaust cleanup systems, its incorporation in the turbine allows OEMs to capture a larger portion of the economic value associated with emissions reduction.

   Over time, the Xonon combustion system may also face competition from new entrants to the market for emissions reduction. New entrants may eventually develop competing technologies, catalytic or otherwise, that also achieve ultra-low emissions on a cost-effective basis. For example, Precision Combustion, Inc., or PCI, has indicated on its web site that it has a long-term business agreement with Siemens Westinghouse to develop, manufacture and sell low, single digit NOx catalytic combustors for certain of Siemens' gas turbines. PCI also states that it is working with other gas turbine manufacturers under shorter-term agreements.

Intellectual Property

   We rely on a combination of patents, trade secrets, trademarks, copyrights and contracts to protect our proprietary technology, including the Xonon Cool Combustion system. Our intellectual property strategy is to identify key intellectual property developed by us in order to protect it in a timely and effective manner, and to use and assert such intellectual property to our competitive advantage in the catalytic combustion business. Intellectual property includes proprietary technology, know-how, business strategies and market information. An objective of our intellectual property strategy is to enable us to be first to market with proprietary technology and to sustain a long-term technological lead in the market.

   We use patents as the primary means of protecting our technological advances and innovations. We have adopted a proactive approach to identifying patentable inventions and securing patent protection through the timely filing and aggressive prosecution of patent applications. Our employees participate in a comprehensive invention disclosure program involving preparation of written invention memoranda and preservation of supporting laboratory records. Patent applications are filed in various jurisdictions internationally, which are carefully chosen based on the likely value and enforceability of intellectual property rights in those jurisdictions, and to strategically reflect our anticipated major markets.

   As of May 31, 2001, we either owned (exclusively or jointly), held exclusive license rights from third parties for, or held license rights from affiliates for 24 U.S. patents and 49 international registered patents. Additional domestic and international patent applications are currently in preparation. Among other things, our patents cover our proprietary Xonon Cool Combustion system designs, catalyst compositions, new materials, manufacturing processes, operating techniques, combustor components and combustor system designs.

   We believe that we have developed a significant international patent portfolio. We have filed an increasing number of patent applications each year, and we anticipate that this trend will continue. We actively monitor the patent position, technical developments and market activities of our competitors. We expect that our growing patent portfolio, especially when coupled with a strong enforcement program, will provide us with a significant advantage over our competitors. We plan to vigorously defend our intellectual property.

   Portions of our know-how are also protected as trade secrets and supported through contractual agreements with our employees, suppliers, partners and customers. We aggressively protect our intellectual property rights in our collaboration agreements with a view to capturing maximum value from our products in our markets and ensuring a competitive advantage.

Facilities

   Our headquarters include approximately 85,000 square feet in Mountain View, California pursuant to a lease that expires in December 2003. We currently sublease approximately 40,000 square feet at this site. Although we believe our facilities are adequate for our needs in the intermediate term, due to our plans to expand our manufacturing facilities and relocate our headquarters to the Phoenix metropolitan area we have executed a lease for approximately
43,000 square feet of additional facilities in Arizona.

Employees

   As of May 31, 2001, we employed 87 persons. None of our employees is represented by a labor union. We believe our relations with our employees are good.

Legal Proceedings

   On August 14, 2000, the City of Glendale, California filed a complaint against Catalytica, Inc., Catalytica Combustion Systems, Inc., and GENXON Power Systems, LLC in Los Angeles County Superior Court. The first amended complaint asserts claims against all defendants for breach of contract, breach of the covenant of good faith and fair dealing, fraud and negligent misrepresentation arising out of defendants' alleged failure to complete performance under a technical services agreement between the City of Glendale and Catalytica, Inc. providing for the retrofit of an engine owned by the city. The City of Glendale seeks compensatory damages in excess of $7,500,000 and punitive damages. We believe we have meritorious defenses to the claims asserted and intend to defend the action vigorously. While it is not possible to predict with certainty the outcome of this matter, and while we do not believe an adverse result would have a material effect on our financial position, it could be material to the results of operations and cash flows for a fiscal year. We have agreed to indemnify Catalytica, Inc. for any costs associated with this matter.

   On December 13, 2000 AGC Manufacturing Service, Inc. served a demand letter on Catalytica, Inc. seeking payment of $5,751,178 to settle a dispute concerning the interpretation of the Collaboration Agreement, dated November 2, 1993 between AES Project Development, Inc. and Catalytica, Inc., as amended through Amendment 3, dated October 12, 1995. Under this agreement, AGC claims to have rights to the combustor designed for a particular AGC engine. We rejected AGC's demand and believe that the technology is distinct and that the development of the combustor was outside of the scope of the Collaboration Agreement. Thus, we believe that we have meritorious defenses to any claim that AGC may bring with respect to this technology. While it is not possible to predict with certainty the outcome of this matter, and while we do not believe an adverse result would have a material effect on our financial position, it could be material to the results of operations and cash flows for a fiscal year. We have agreed to indemnify Catalytica, Inc. for any costs associated with this matter.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   Our directors, executive officers and key employees are as follows:

   Name                     Age         Position with Catalytica Energy Systems
   ----                     ---         ---------------------------------------
   Ricardo B. Levy.........  56 Chairman of the Board and Director

   Craig N. Kitchen........  50 President and Chief Executive Officer and Director

   Ralph A. Dalla Betta....  56 Chief Technology Officer and Vice President, Technology

   Dennis S. Riebe.........  58 Chief Financial Officer

   Carl Schopfer...........  55 Senior Vice President, Engineering

   Patrick T. Conroy.......  55 Senior Vice President, Product Development

   Richard Buchanan........  38 Vice President, Business Leader

   Ronald L. Alto..........  51 Vice President, Sales and Service

   William B. Ellis........  60 Director

   Howard I. Hoffen........  37 Director

   Ernest Mario............  63 Director

   Frederick M. O'Such.....  63 Director

   John A. Urquhart........  72 Director

   Ricardo B. Levy, Ph.D. joined our board of directors in June 1995 as chairman of the board. He was a founder of Catalytica, Inc., and was a director of Catalytica, Inc. from 1974 to December 2000. He served as chief operating officer from Catalytica, Inc.'s inception in 1974 until August 1991. He served as president and chief executive officer of Catalytica, Inc. from August 1991 until December 2000. Before founding Catalytica, Inc., Dr. Levy was a founding member of Exxon's chemical physics research team. Dr. Levy also serves on the board of directors of Pharmacopeia, Inc. Dr. Levy has an M.S. from Princeton University and a Ph.D. in chemical engineering from Stanford University.
Dr. Levy is an alumnus of Princeton and Harvard University's Executive Management Program.

   Craig N. Kitchen has served as our president, chief executive officer, and director since July 2000. Prior to that, Mr. Kitchen was a corporate vice president at Triumph Group, a manufacturer of major airframe, structural and aircraft engine components, where he most recently directed business for the aerospace companies. From October 1994 to July 1997, Mr. Kitchen was a partner at Stolper-Fabralloy, a supplier of combustors for aerospace and industrial gas turbines, and led the business development efforts for new combustors such as GE Aircraft Engines, Rolls Royce-Allison Engine and Solar Gas Turbines. From 1982 to 1994, Mr. Kitchen served in several senior management positions and was vice president, repairs and overhaul/business development for AlliedSignal (now Honeywell). Mr. Kitchen holds a B.S.M.E. from the U.S. Air Force Academy and an M.B.A. from the University of Northern Colorado.

   Ralph A. Dalla Betta, Ph.D. has served as our chief technology officer and vice president, technology since June 1995. From 1976 until our spin-off from Catalytica, Inc., Dr. Dalla Betta was employed by Catalytica, Inc., most recently as chief scientist. Prior to joining Catalytica, Inc., Dr. Dalla Betta was a senior scientist at the Ford Motor Company. He has authored over 40 scientific papers, holds 12 patents and is co-author of one book. He holds a B.S. degree from the Colorado College and a Ph.D. in physical chemistry from Stanford University.

   Dennis S. Riebe has served as our chief financial officer since September 2000. Prior to that, Mr. Riebe spent 34 years with AlliedSignal (now Honeywell), in a variety of positions including both Finance and Operations. He served as the CFO for an AlliedSignal Engines acquisition in Stratford, Connecticut, and has been the Director of Cost Management and Director of Financial Planning and Analysis for the AlliedSignal Engine business. Prior to that he was the Corporate Controller for The Garrett Corporation, and served as an officer and member of the Board of Directors for an international joint venture with the Republic of China (Taiwan). Mr. Riebe is a graduate of Purdue University and has completed graduate studies in business administration at Arizona State University.

   Carl Schopfer has served as our senior vice president, engineering since April 2000. Prior to that, Mr. Schopfer spent over 20 years at AlliedSignal Engines (formerly Garrett Turbine Engine Company), most recently as vice president, engineering and technology. Prior to that he was AlliedSignal Engines' vice president, strategic planning and business development. From 1968 to 1976, Mr. Schopfer worked as a development engineer at the Allison Gas Turbine Division of General Motors Corporation. Mr. Schopfer holds a B.S. in mechanical engineering from the University of Missouri-Rolla and an M.B.A. from Butler University.

   Patrick T. Conroy has served as our senior vice president, product development since September 1998. Since October 1997, Mr. Conroy has served as president and chief executive officer of GENXON Power Systems LLC, a joint venture we entered into with Woodward Governor Company. From 1971 until February 1997, Mr. Conroy was employed by Westinghouse Electric Corporation in the nuclear energy and power generation businesses. Significant positions during his tenure at Westinghouse included four years as operations manager of the nuclear service business and six years as general manager of the power generation service business. He was also the senior sales executive for Westinghouse's power generation business in Europe, the Middle East and Africa and president of a joint venture with Rolls Royce Industrial Power. Mr. Conroy holds a B.S. in marine engineering from the US Merchant Marine Academy (Kings Point) and has completed graduate work in business administration at Widener University.

   Richard Buchanan has served as our vice president, business leader since October 2000. Prior to that, Mr. Buchanan spent 15 years with Allied Signal (now Honeywell) in a variety of positions in customer support and was most recently the manager of regional turbofan, new business development. Mr. Buchanan holds a B.S. in Business Management and an Associate of Applied Science Degree in Aviation Management from Southern Illinois University.

   Ronald L. Alto joined us as our vice president, sales and services in March 2001. Prior to that, Mr. Alto was vice president of global marketing of Cytec Industries, Inc. from 1999 to March 2001. Mr. Alto held various positions including regional director Australasia and director of marketing, sales, service and new business development at Honeywell from 1982 through 1998. Before joining Honeywell, he held various management and engineering positions at General Electric, Inc. from 1972 until 1981. He was an officer in the United States Air Force, and holds an Aeronautical Engineering degree from Arizona State University and is an alumnus of management, marketing and business development programs at the University of Southern California, University of Michigan, Thunderbird Graduate School of International Management, and GE, Crotonville, Executive Business Management Program.

   William B. Ellis joined our board of directors in September 1995. Mr. Ellis is a senior fellow of the Yale University School of Forestry and Environmental Studies. Mr. Ellis retired as chairman of Northeast Utilities in 1995, where he also served as chief executive officer from 1983 to 1993. Mr. Ellis joined Northeast Utilities in 1976 as its chief financial officer. Mr. Ellis was a consultant with McKinsey & Co. from 1969 to 1976 and was a principal in that firm from 1975 to 1976. Mr. Ellis serves on the board of directors of Massachusetts Mutual Life Insurance Company and the Pew Center on Global Climate Change. He has a Ph.D. in chemical engineering from the University of Maryland.

   Howard I. Hoffen joined our board of directors in September 2000. Mr. Hoffen is currently the chairman and chief executive officer of Morgan Stanley Private Equity, and has been a Managing Director of Morgan Stanley & Co. Incorporated since 1997. He joined Morgan Stanley & Co. Incorporated in 1985 and Morgan Stanley Private Equity in 1986. Mr. Hoffen also serves on a number of boards of directors, including the boards of the public companies Allegiance Telecom, Inc. and Choice One Communications, Inc., and is a director of several privately held companies. Mr. Hoffen has a B.S. from Columbia University and an M.B.A. from Harvard Business School.

   Ernest Mario, Ph.D. joined our board of directors in September 2000. Dr. Mario is currently chairman and chief executive officer of ALZA Corporation. Before joining ALZA in August 1993 Dr. Mario served as deputy chairman and chief executive officer of Glaxo Holding p.l.c., having served in a variety of executive positions with Glaxo, Inc. beginning in 1986. From 1977 to 1984, he held various executive level positions with Squibb Corporation, ending as president and chief executive officer of Squibb Medical Products. Dr. Mario is a member of the board of directors of several companies, including the following public companies: SonoSite, Inc., COR Therapeutics, Inc., Cepheid, Orchid BioSciences, Inc. and Pharmaceutical Product Development Co. Dr. Mario has a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from Rutgers University.

   Frederick M. O'Such joined our board of directors in 1995. Mr. O'Such is currently president and chief executive officer of Xertex Capital. From 1981 to 1986, Mr. O'Such served as chief executive officer of Xertex Corporation. From 1970 to 1981, Mr. O'Such served as group president and vice president, corporate development with Envirotech Corporation. He served as group vice president with Gulton Industries, Inc. from 1963 to 1970. Mr. O'Such is a member of several boards of directors, including Herrick-Pacific Corporation, a public company. Mr. O'Such holds a B.S. in chemical engineering from Lehigh University and an M.B.A. from Harvard University.

   John A. Urquhart joined our board of directors in April 1997. He currently serves as senior advisor to the chairman of Enron Corp. and also served as the vice chairman of Enron from 1990 to 1998. Mr. Urquhart also serves on a number of other boards of directors, including those of the following public companies: Enron, Hubbell Incorporated, TECO Energy, Inc., Weir Group PLC and Tampa Electric Co. He previously served as the senior vice president/executive vice president of industrial and power systems at General Electric. In addition, he served five years as a committee member on the board of the United States Council for Energy Awareness. Mr. Urquhart holds a B.S. in engineering from the Virginia Polytechnic Institute.

Board Composition

   In accordance with the terms of our bylaws, the terms of office of the board of directors are divided into three classes:

  . Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2004;

  . Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

  . Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

   Our Class I directors are William B. Ellis and one vacancy, our Class II directors are Ricardo B. Levy, Craig N. Kitchen and Howard I. Hoffen, and our Class III directors are Ernest Mario, John A. Urquhart and Frederick M. O'Such. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

   Morgan Stanley has the right to appoint one member to our board of directors as long as Morgan Stanley owns at least 5% of our total outstanding voting stock. Howard I. Hoffen is Morgan Stanley's nominee to our board.

   Enron has the right to appoint one member to our board of directors as long as Enron owns at least 5% of our total outstanding voting stock. Enron has currently elected not to exercise this right.

Board Committees

   The Audit Committee was formed December 12, 2000. The members of the Audit Committee are William B. Ellis, John A. Urquhart and Howard I. Hoffen, three of our non-employee directors. The Audit Committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors.

   The Compensation Committee was formed December 12, 2000. The members of the Compensation Committee are Howard I. Hoffen and Ernest Mario, two of our non-employee directors. This Committee establishes the salary and incentive compensation of our executive officers and the general compensation policies for all employees.

Director Compensation

   Directors who are not officers of the company, with the exception of Howard
I. Hoffen, each receive an annual retainer for their services in the amount of $20,000 per year, plus reimbursement of expenses they incur in attending board or committee meetings. Additionally, John A. Urquhart receives $25,000 in annual compensation in connection with consulting services.

   All directors are eligible to participate in our 1995 stock option plan. Employee directors are granted options to purchase shares of our stock as determined on an annual basis by our Compensation Committee. Non-employee directors are granted initial options to purchase 20,000 shares of common stock on the date of their initial election to the board of directors. Additionally, non-employee directors are granted options to purchase 4,000 shares of common stock annually. Initial options granted to our non-employee directors are generally subject to vesting over three years, based upon continuing service as a director. Subsequent options granted to our non-employee directors are generally subject to vesting over one year, based upon continuing service as a director. Employee directors are eligible to participate in our 2000 employee stock purchase plan as long as they meet eligibility requirements, including not owning, immediately after an option is granted, 5% or more of the voting power of our stock.

Limitations of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers or persons controlling us as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

   The following table sets forth certain summary information concerning the annual compensation received for services rendered to us during the fiscal years ended December 31, 2000, 1999 and 1998, by: (i) Craig N. Kitchen, who became our Chief Executive Officer in July 2000, (ii) Dennis A. Orwig, our former Chief Executive Officer, (iii) Lawrence W. Briscoe, our former Chief Financial Officer, and (iv) each of our four most highly compensated other executive officers who were serving as our executive officers on December 31, 2000 (collectively, the Named Officers).

                           Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                           Annual Compensation       Awards
                        ------------------------- ------------
                                                   Securities
  Name and Principal    Fiscal                     Underlying      All Other
       Position          Year  Salary($) Bonus($)  Options(#)  Compensation($)(1)
  ------------------    ------ --------- -------- ------------ ------------------
Craig N. Kitchen(2)....  2000  $106,072  $103,000    75,000        $    2,108(2)
 President and Chief
 Executive               1999        --        --        --                --
 Officer                 1998        --        --        --                --

Dennis A. Orwig(3).....  2000  $116,497  $ 21,000     8,700        $  817,076(3)
 Former President and
 Chief                   1999  $208,000  $ 21,000     8,400        $   80,368(3)
 Executive Officer       1998  $196,000  $ 26,000    10,100        $  256,444(3)

Lawrence W.
 Briscoe(4)............  2000  $183,165  $170,000     2,500        $3,506,700(4)
 Former Chief Financial
 Officer                 1999  $265,000  $170,000     2,200        $    8,000(4)
                         1998  $250,000  $178,000     1,200        $    4,000(4)

Patrick T. Conroy(5)...  2000  $198,550  $ 70,200     4,260        $   40,320(5)
 Senior Vice President,
 Product                 1999  $190,000  $ 70,000     4,150        $   41,828(5)
 Development             1998  $180,000        --        --        $   99,755(5)

Ralph A. Dalla
 Betta(6)..............  2000  $183,333  $ 17,000     6,100        $  215,522(6)
 Chief Technology
 Officer and             1999  $175,000  $ 17,000     4,900        $   15,062(6)
 Vice President,
 Technology              1998  $166,000  $ 16,000    11,750        $   11,680(6)

Peter B. Evans(7)......  2000  $166,083  $ 15,000     5,120        $   29,852(7)
 Former Senior Vice
 President,              1999  $115,800  $ 25,000     8,000        $   76,515(7)
 Business Development    1998        --        --        --                --

Steven J. Oliva(8).....  2000  $155,734  $ 12,400     5,520        $   76,645(8)
 Vice President,
 Operations              1999  $147,525  $ 11,600     4,410        $    8,000(8)
                         1998  $140,651  $  2,829     4,850        $    4,000(8)

--------
(1) Amounts in "All Other Compensation" include compensation paid upon (i) the acceleration and cash-out of certain Catalytica, Inc. stock options held by certain of the Named Officers in connection with the merger of Catalytica, Inc. with DSM in December 2000 (the Merger) and (ii) in the case of Mr. Briscoe, the triggering of certain change of control provisions under Mr. Briscoe's employment agreement with Catalytica, Inc.

(2) Mr. Kitchen joined us as President and Chief Executive Officer on July 17, 2000, and received a one-time bonus of $103,000 upon joining us. Amounts under "All Other Compensation" include $2,108 contributed by us under the Catalytica, Inc. 401(k) plan in 2000. On an annualized basis, Mr. Kitchen's salary for 2000 would have been $230,000.

(3) Mr. Orwig resigned effective July 16, 2000. Amounts under "All Other Compensation" include (i) forgiveness of principal and interest in the amounts of $315,881 in 2000, $72,528 in 1999 and $72,554 in 1998 on a loan to Mr. Orwig; (ii) contributions by us of $3,280 in 2000, $7,840 in

   1999, and $4,000 in 1998 under the Catalytica, Inc. 401(k) plan; (iii) $18,070 in 2000 paid in respect of accrued vacation time and $98,172 in 2000 of severance pay in connection with Mr. Orwig's resignation in July 2000;
   (iv) relocation assistance of $179,890 in 1998; and (v) $381,673 in 2000 paid by Catalytica, Inc. in connection with the Merger. On an annualized basis, Mr. Orwig's salary for 2000 would have been $216,000.

(4) Mr. Briscoe resigned effective September 6, 2000. Mr. Briscoe also served as the chief financial officer and vice president of finance and administration of Catalytica, Inc. until December 15, 2000. Mr. Briscoe resigned from the Board of Directors as of April 3, 2001. The amounts set forth in the table were paid by Catalytica, Inc. and reflect compensation for Mr. Briscoe's services to Catalytica, Inc. and to us through September 6, 2000. The amounts under "All Other Compensation" include (i) contributions by us of $4,192 in 2000, $8,000 in 1999, and $4,000 in 1998
    under the Catalytica, Inc. 401(k) plan through September 6, 2000; (ii) contributions of $1,928 under the Catalytica, Inc. 401(k) plan after September 6, 2000; (iii) $4,107 paid after September 6, 2000 in respect of accrued vacation time; (iv) $2,366,280 in 2000 paid by Catalytica, Inc. in connection with the Merger; (v) payments of $1,049,108 in 2000 made by Catalytica, Inc. to Mr. Briscoe pursuant to a change of control agreement, and (vi) payments of $81,085 in salary made by Catalytica, Inc. to Mr. Briscoe as an employee of Catalytica, Inc. after September 6, 2000. On an annualized basis, Mr. Briscoe's salary for 2000 would have been $278,000.

(5) Amounts under "All Other Compensation" include (i) forgiveness of principal and interest in the amounts of $30,000 in 2000, $33,828 in 1999 and $35,742 in 1998 on a loan to Mr. Conroy; (ii) contributions by us of $9,520 in 2000, $8,000 in 1999, and $4,000 in 1998 under the Catalytica, Inc. 401(k)
    plan; (iii) relocation assistance of $60,013 in 1998; and (iv) $800 in medical insurance reimbursements during 2000.

(6) Amounts under "All Other Compensation" include (i) contributions by us of $8,482 in 2000, $7,062 in 1999 and $7,680 in 1998 to the Catalytica, Inc.
    Supplemental Severance Benefit Plan; (ii) contributions by us of $9,520 in 2000, $8,000 in 1999, and $4,000 in 1998 under Catalytica's 401(k) plan, and (iii) $197,520 in 2000 paid by Catalytica, Inc. in connection with the Merger.

(7) Mr. Evans joined us on April 12, 1999 and resigned effective January 24, 2001. Amounts under "All Other Compensation" include (i) forgiveness of interest in the amount of $20,332 in 2000 on a loan to Mr. Evans; (ii) contributions by us of $9,520 in 2000 and $4,915 in 1999 under the Catalytica, Inc. 401(k) plan; and (iii) relocation assistance of $71,600 in 1999. On an annualized basis, Mr. Evans' salary for 1999 would have been $160,000.

(8) Amounts under "All Other Compensation" include contributions by us of $9,415 in 2000, $8,000 in 1999, and $4,000 in 1998 under the Catalytica,
    Inc. 401(k) plan; and $67,230 in 2000 paid by Catalytica, Inc. in connection with the Merger.

Option Grants in Last Fiscal Year

   The following table sets forth the stock options granted during the fiscal year ended December 31, 2000 to each of the Named Officers:

                                      Individual Grants(1)
                         -----------------------------------------------
                                         % of
                                         Total                           Potential Realizable
                                        Options                            Value at Assumed
                           Number of    Granted                          Annual Rates of Stock
                          Securities      to                              Price Appreciation
                          Underlying   Employees                          for Option Term(3)
                            Options    in Fiscal   Exercise   Expiration ---------------------
          Name           Granted(#)(1)  Year(2)  Price($/sh.)    Date      5%($)      10%($)
          ----           ------------- --------- ------------ ---------- ---------- ----------
Craig N. Kitchen........    75,000       36.3%      $26.50      7/31/10  $1,677,513 $3,848,421
Dennis A. Orwig.........     8,700        4.2%      $21.00     11/16/01  $  114,899 $   291,17
Lawrence W. Briscoe.....     2,500        1.2%      $21.00       3/1/10  $   33,017 $   83,671
Patrick T. Conroy.......     4,260        2.1%      $21.00       3/1/10  $   56,261 $  142,576
Ralph A. Dalla Betta....     6,100        2.9%      $21.00       3/1/10  $   80,561 $  204,158
Peter B. Evans..........     5,120        2.5%      $22.07     11/16/01  $   71,078 $  180,125
Steven J. Oliva.........     5,520        2.7%      $21.00       3/1/10  $   72,901 $  184,747

--------
(1) These options were granted under our 1995 Stock Option Plan (as amended and restated October 26, 2000) (the 1995 Plan). Options granted under the 1995 Plan generally have a ten-year term. Generally, 12.5% of the grant becomes exercisable six months after the date of grant. The balance of the grant then vests monthly, with full exercisability occurring on the fourth anniversary date. The per share exercise price is based on the fair market value of our common stock on the date of grant, as determined by the board of directors prior to December 15, 2000, and closing price for our common stock on the Nasdaq National Market on the date of grant after December 15, 2000. Unless otherwise determined by the Board of Directors, the 1995 Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change in control," as defined in the 1995 Plan.

(2) Based on options to purchase an aggregate of 206,620 shares granted to employees during 2000.

(3) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table sets forth for each of the Named Officers information with respect to stock options exercised during the fiscal year ended December 31, 2000 and stock options held at fiscal year end:

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                     Options at Fiscal Year    In-the-Money Options at
                                                           Ended(#)(2)          Fiscal Year End($)(2)
                         Acquired on     Value      ------------------------- -------------------------
                         Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------------- ----------- ------------- ----------- -------------
Craig N. Kitchen........       --             --           --      75,000             --          --
Dennis A. Orwig.........       --             --      174,372          --     $2,731,178          --
Lawrence W. Briscoe.....   16,000       $240,225       12,400          --     $  115,825          --
Patrick T. Conroy.......       --             --       35,115      13,295     $  479,375    $110,625
Ralph A. Dalla Betta....       --             --      111,371      11,379     $1,732,236    $ 19,252
Peter B. Evans..........       --             --        1,640      11,480             --          --
Steven J. Oliva.........       --             --       62,978       9,302     $  975,359    $ 23,138

--------
(1) Market value of underlying securities on the exercise date minus the exercise price.

(2) Market value of underlying securities at December 31, 2000 minus the exercise price.

Employee Benefit Plans

Stock Option Plan

   Our 1995 Stock Option Plan, the 1995 Plan, was adopted by our board of directors in April 1995. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. On June 7, 2001, the stockholders approved an increase in the number of shares of common stock reserved under the Plan by 1,500,000. As of May 31, 2001, 2,000,000 shares of common stock were reserved for issuance under this plan. Of these shares, 220,173 had been issued upon exercise of stock options or stock purchase rights, 1,648,727 shares were subject to outstanding options or stock purchase rights and 131,100 shares were available for future grant.

Administration

   Our board of directors or a committee of our board administers the stock plan and determines the terms of awards granted, including the exercise price, the number of shares subject to individual awards and the vesting period of awards. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code.

Options

   The administrator determines the exercise price of options granted under the 1995 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

   No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

Stock Purchase Rights

   Stock purchase rights, which represent the right to purchase our common stock, may be issued under our stock plan. The administrator determines the purchase price of stock purchase rights granted under our stock plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

Transferability

   The 1995 Plan generally does not allow for the transfer of options and stock purchase rights, and only the optionee may exercise an option or stock purchase right during his or her lifetime.

Adjustments upon Merger or Asset Sale

   The 1995 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option and stock purchase right. If the outstanding options and stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she will fully vest in and have the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 10 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 10-day period. In the event we incur a change of control, each optionee shall fully vest in and have the right to exercise each option and stock purchase right on the date six months after such change of control or earlier if an optionee's status as a service provider with the successor corporation is terminated as a result of an involuntary termination.

Amendment and Termination

   Our board of directors has the authority to amend, suspend or terminate the 1995 Plan provided it does not adversely affect any option previously granted under it without the adversely affected optionee's prior written consent. The 1995 Plan will terminate in 2007 unless terminated earlier by the board of directors.

2000 Employee Stock Purchase Plan

   In October 2000 our board and stockholders adopted an Employee Stock Purchase Plan, referred to as the Purchase Plan.

   Number of Shares of Common Stock Available. A total of 150,000 shares of our common stock will be made available for sale under the Purchase Plan. In addition, our Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of fiscal year, beginning in 2002, equal to the lesser of:

  . 1.5% of the outstanding shares of our common stock on the first day of the applicable year;

  .  150,000 shares; or

  .  another amount as our board may determine.

   Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

   Eligibility to Participate. All of our employees are eligible to participate in the Purchase Plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted the right to purchase stock under the Purchase Plan if the employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . owns rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after January 1 and July 1 of each year.

   Our Purchase Plan generally permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base salary commissions, overtime and shift premium, but excludes all other compensation. A participant may purchase a maximum of 10,000 shares during a six-month purchase period.

   Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

   Adjustments upon Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Amendment and Termination of the Purchase Plan. Our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

401(k) Plan

   We have a 401(k) Plan which covers our eligible employees on our United States payroll. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutory prescribed annual limits (one such limit is $10,500 in 2001) and to have the amount of such reduction contributed to this plan. We currently match a portion of contributions on behalf of plan participants.

Supplemental Severance Benefit Plan

   Our Supplemental Severance Benefit Plan, or the Severance Plan, was established in 1986 to provide severance pay benefits for certain employees who participated in the Money Purchase Defined Contribution Pension Plan. The Severance Plan is a non-qualified employee plan and is subject to the Employee Retirement Income Security Act of 1974.

   This plan no longer accepts new contributions from either the employer or the employee. Interest earnings continue to accrue based on U.S. Treasury Bill rates with a 26-week maturity plus 1%. We may elect, at any time, to terminate the plan and distribute the account balance. Benefits are paid in a lump sum within 24 months following termination of employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Morgan Stanley

   In June 1997, Catalytica, Inc. sold 13,270,000 shares of voting Class A common stock and 16,730,000 shares of non-voting Class B common stock to Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P., collectively the "MSCP III Funds." Catalytica, Inc. used the proceeds of the sale to acquire a pharmaceutical manufacturing facility in Greenville, North Carolina. During 1997, Catalytica, Inc. repurchased 5,000,000 of the Class B shares from the MSCP III Funds. In December 2000, in connection with the sale of Catalytica, Inc. and our spin-off, the MSCP III Funds received 4,136,748 shares of our common stock. Additionally, the MSCP III Funds are entitled to nominate one member of our board of directors for so long as they own greater than 5% of our outstanding common stock. Howard I. Hoffen, who is the chairman and chief executive officer of Morgan Stanley Private Equity, serves on our board of directors under this right. In 2000, Catalytica, Inc. paid Morgan Stanley & Co. Incorporated fees of approximately $3.0 million for financial advisory services provided in connection with Catalytica, Inc.'s acquisition by Synotex Company, Inc.

Enron

   On January 14, 1998, Enron Ventures, a wholly-owned subsidiary of Enron, purchased $30.0 million of our Series B preferred stock, equal to an approximate 15% equity interest in us. Enron also received a three-year option to purchase an additional 535,715 shares of our Series B preferred stock for $14.4 million. This option expired unexercised on January 14, 2001. In December 2000, Enron transferred its investment to JSB Asset, LLC, an affiliate of Enron, and converted all of its Series B preferred stock and received 1,342,889 shares of our common stock. Enron is entitled to nominate one member of our board of directors as long as it owns greater than 5% of our outstanding voting stock. Thomas E. White, who served as an executive officer at Enron from 1990 to 1998, served on our board of directors from 1998 to 2001 under this right. Enron has currently elected not to exercise the right to nominate a member of our board of directors.

   In December 1999, Enron specified our Xonon combustion system as the preferred emissions control system for several gas turbines in an order placed with GE. In connection with that order, we and Enron signed an agreement in which we agreed to advance Enron up to $9.9 million to accelerate the development of the Xonon-equipped GE gas turbines, and Enron had the right to elect to repay the advances to us in cash or through turbine credits. In March 2000, our arrangement with Enron was amended and all previous advances paid by us, totaling approximately $3.0 million, were refunded, less approximately $100,000 of related costs.

Catalytica, Inc.

   Prior to our spin-off, Catalytica, Inc. provided us with facilities, and services through its finance, legal and human resources departments, as well as other employee benefit costs, which were allocated to us and included in our financial statements at $3.0 million, $3.1 million, $2.6 million, $0.7 million and none, respectively, for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and March 31, 2001. Charges for these services were allocated based upon square footage, usage, headcount and other methods that management believes to be reasonable.

   Prior to the Enron investment, we used borrowings from Catalytica, Inc. to fund our operations. In January 1998, in connection with the Enron investment, $16.2 million of our intercompany debt was forgiven. Advanced Technologies' intercompany debt was not forgiven and it continued to borrow from Catalytica, Inc. and incurred interest expense on these borrowings through

December 31, 1999. Catalytica, Inc. charged interest at a rate of 7%. Related interest charged was $0.2 million, $0.3 million, and none for the twelve months ended December 31, 1998, 1999 and 2000, respectively. In December 2000, in accordance with the merger agreement between Synotex and Catalytica, Inc., $7.3 million of intercompany debt owed to Catalytica, Inc. by Advanced Technologies was forgiven. Prior to our spin-off, Catalytica, Inc. made a $50 million cash investment in us.

Executive Officers

   In July 2000, Dennis A. Orwig, our President and Chief Executive Officer resigned. His separation agreement provides for severance of approximately $18,000 a month for twelve months and a one-time payment of $18,900. If he remains unemployed after the twelve months, payments of $18,000 will continue for an additional six months or until he is employed, whichever comes first. In addition, previous loans and accrued interest of $620,000 are being forgiven in equal installments over a twelve-month period. Additionally, vesting of his options to purchase common stock was accelerated. We recorded compensation expense totaling $0.1 million in the third quarter of 2000 associated with the acceleration of vesting of these options.

   In January 1998, we loaned Mr. Orwig $700,000 at an interest rate of 7%, to assist his relocation to northern California. As stated in the preceding paragraph, $620,000 of this loan was forgiven. In September 1997, our joint venture, GENXON, LLC, loaned Patrick T. Conroy $150,000 interest-free for the purchase of a residence. Mr. Conroy's loan is forgivable at the rate of 20% per year or in monthly installments of $2,500 so long as Mr. Conroy is employed by us. As of May 31, 2001, the outstanding balance on this loan was $47,500 and $102,500 of the original loan amount had been forgiven. In June 1999, we loaned Peter B. Evans $150,000 at an interest rate of 6% to facilitate his relocation within northern California. Later in June 1999, we loaned Mr. Evans an additional $100,000 at an interest rate of 6%. As of May 31, 2001, we had forgiven $100,000 of the aggregate $250,000 that we loaned to Mr. Evans, and $166,000 of the principal loan amount and accumulated interest remained outstanding.

   In April 2001, we entered into Change of Control Severance Agreements with the following members of management: Craig N. Kitchen, Dennis S. Riebe, Patrick
T. Conroy and Ralph A. Dalla Betta. The Change of Control Severance Agreements provide for the following benefits in the event an officer is involuntarily terminated (as defined in the Change of Control Severance Agreement): (1) 200% of the officer's annual compensation plus a pro rata payment of his projected bonus, (2) continued employee benefits for up to two years from the date of an involuntary termination and (3) accelerated vesting of all of the officer's options.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth, as of May 31, 2001, and as adjusted to reflect the sale of shares of common stock offered by us and the selling stockholder in this offering, information regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director, (iii) each of the Named Officers and (iv) all directors and executive officers as a group. Percentage beneficial ownership is based on 12,889,557 shares of common stock outstanding as of May 31, 2001. Beneficial ownership is calculated based on SEC requirements. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after May 31, 2001, are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each party listed in the table is Catalytica Energy Systems, Inc., 430 Ferguson Drive, Mountain View, California 94043.

                           Shares Beneficially                 Shares to be
                            Owned Before Sale               Beneficially Owned
                                Under This                   After Sale Under
                                Prospectus        Shares     This Prospectus
                           -------------------- Offered By --------------------
    Name of Person or                Percentage    This              Percentage
    Identity of Group       Number   Ownership  Prospectus  Number   Ownership
    -----------------      --------- ---------- ---------- --------- ----------
Morgan Stanley Capital
 Partners III, L.P and
 related entities(1).....  4,136,748   32.09%    750,000   3,386,748   19.76%
 c/o Howard I. Hoffen(2)
 1221 Avenue of the
  Americas
 New York, New York 10020
Enron Corporation(3).....  1,342,889   10.42%         --   1,342,889    7.84%
 1400 Smith Street
 Houston, Texas 77002
Ricardo B. Levy(4).......    245,384    1.90%         --     247,718    1.45%
Ralph A. Dalla Betta(5)..    188,271    1.46%         --     188,271    1.10%
Dennis A. Orwig(6).......    131,372    1.02%         --     131,372       *
Craig N. Kitchen(7)......     33,698       *          --      33,698       *
Steven J. Oliva(8).......     62,249       *          --      62,249       *
Lawrence W. Briscoe(9)...     12,405       *          --      12,405       *
Patrick T. Conroy(10)....     42,249       *          --      42,249       *
Frederick M. O'Such(11)..     38,101       *          --      38,101       *
William B. Ellis(12).....     34,667       *          --      34,667       *
John A. Urquhart(13).....     34,667       *          --      34,667       *
Ernest Mario(14).........     20,560       *          --      20,560       *
Peter B. Evans(15).......     13,156       *          --      13,156       *
All officers, former
 officers, former
 directors and directors
 as a group
 (17 persons)(16)........    872,139    6.77%                872,139    5.09%

--------
 (1) Includes 3,659,200 shares held directly by Morgan Stanley Capital Partners III, L.P., 102,911 shares held directly by Morgan Stanley Capital Investors, L.P and 374,637 shares held directly by MSCP III 892 Investors, L.P. MSCP III, LLC is the general partner of the funds. Morgan Stanley Capital Partners III, Inc. is the member of the general partner of the funds and is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co.

 (2) Includes 4,136,748 shares owned by the MSCP III Funds managed by Morgan Stanley Private Equity, Inc. Mr. Hoffen is the chairman, chief executive officer and a managing director of

    Morgan Stanley Capital Partners III, Inc., as well as a managing director of Morgan Stanley & Co. Incorporated, an affiliate of the Morgan Stanley Private Equity funds, and a Director of ours. Mr. Hoffen disclaims beneficial ownership of the shares owned by the MSCP III Funds.

 (3) These shares were originally issued to Enron Ventures Corporation, an affiliate of Enron Corporation, and have since been transferred to JSB Asset, LLC, also an affiliate of Enron Corporation.

 (4) Includes shares held by the following trusts, of which Dr. Levy serves as trustee: (i) 117,847 shares held by the Levy Family Trust; (ii) 6,705 shares held by the Polly Jean Cusumano Trust; and (iii) 6,449 shares held by the Doreen Ann Nelson Trust. Dr. Levy disclaims beneficial ownership of the shares owned by the Polly Jean Cusumano Trust and the Doreen Ann Nelson Trust. Includes 65,841 shares issuable upon exercise of options held by Dr. Levy, which options are exercisable within 60 days of May 31, 2001.

 (5) Includes 115,764 shares issuable upon exercise of options held by Dr. Dalla Betta, which options are exercisable within 60 days of May 31, 2001.

 (6) Includes 131,372 shares issuable upon exercise of options held by Mr. Orwig, which options are exercisable within 60 days of May 31, 2001.

 (7) Includes 32,871 shares issuable upon exercise of options held by Mr. Kitchen, which options are exercisable within 60 days of May 31, 2001.

 (8) Includes 52,043 shares issuable upon exercise of options held by Mr. Oliva, which options are exercisable within 60 days of May 31, 2001.

 (9) Includes 7,400 shares issuable upon exercise of options held by Mr. Briscoe, which options are exercisable within 60 days of May 31, 2001.

(10) Includes 42,249 shares issuable upon exercise of options held by Mr. Conroy, which options are exercisable within 60 days of May 31, 2001.

(11) Includes 34,667 shares issuable upon exercise of options held by Mr. O'Such, which options are exercisable within 60 days of May 31, 2001.

(12) Includes 34,667 shares issuable upon exercise of options held by Mr. Ellis, which options are exercisable within 60 days of May 31, 2001.

(13) Includes 34,667 shares issuable upon exercise of options held by Mr. Urquhart, which options are exercisable within 60 days of May 31, 2001.

(14) Includes 4,834 shares issuable upon exercise of options held by Dr. Mario, which options are exercisable within 60 days of May 31, 2001.

(15) Includes 13,120 shares issuable upon exercise of options held by Mr. Evans, which options are exercisable within 60 days of May 31, 2001.

(16) Includes 584,028 shares issuable upon exercise of options held by directors and officers, which options are exercisable within 60 days of May 31, 2001.

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 70,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   As of May 31, 2001, our outstanding common stock consisted of 12,889,557 shares of common stock held by 694 stockholders of record, as shown on the records of our transfer agent. The number of holders does not include shares held in "street name" through brokers. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock.

   No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

   We have no outstanding shares of preferred stock. Our board of directors, without further action by our stockholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. We have no plans to issue a new series of preferred stock. Our board of directors may issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire us, or could discourage or delay a third party from acquiring control of us.

Registration Rights

   We are required to register the common stock held by the MSCP III Funds:

  . If we receive a written request from the MSCP III Funds demanding that we effect a registration with respect to an aggregate offering price of at least $15 million; or

  .  If we register our own securities or those of another stockholder.

   However, if requested by the underwriters to decrease the number of shares registered for the MSCP III Funds, we can limit the number of registrable shares included in the registration statement.

   We are required to register the common stock held by Enron and its affiliates:

  . If we receive a request from Enron or its affiliates demanding that we effect a registration with respect to an aggregate offering price of at least $7.5 million; or

  . If we register our own securities or those of another stockholder. However, in the latter situation, if requested by the underwriters to decrease the number of shares registered for Enron, we can limit the number of registrable shares included in the registration statement.

Provisions of our Certificate Of Incorporation and By-laws Which May Have an Anti-Takeover Effect

   Provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals, because among other things, negotiation may result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  The division of the board of directors into three separate classes;

  . Procedures for advance notification of stockholder nominations and proposals; and

  . The ability of the board of directors to alter our bylaws without stockholder approval.

   In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 5 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

   These and other provisions contained in our charter and bylaws could have the effect of delaying or preventing a change in control.

Trading on the Nasdaq National Market System

   Our common stock is quoted on the Nasdaq National Market under the symbol "CESI."

Transfer Agent and Registrar

   ChaseMellon Shareholder Services, L.L.C.
   235 Montgomery Street, 23rd floor
   San Francisco, CA 94104

                        SHARES AVAILABLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding an aggregate of 17,139,557 shares of common stock, assuming no exercise of options after May 31, 2001. All of the shares distributed will be freely tradable without restriction or further registration under the Securities Act, except for any shares distributed to "affiliates" of ours as that term is defined in Rule 144 under the Securities Act. Shares distributed to affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or compliance with limitations of Rule 144.

   Following this offering, the MSCP III Funds and Enron will have registration rights covering their shares. Registration of these shares would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration. All of the shares of our common stock held by the MSCP III Funds are the subject of an agreement with the underwriters, described below, restricting their transfer during a 90-day period following the date of this prospectus. If the sale and distribution of these shares were to occur, the market price of our common stock could decline as a result of the introduction of these shares into the public market.

   Our executive officers and directors and the stockholder participating in this offering have agreed not to sell or otherwise dispose of any shares of common stock without the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus. Our other 5% stockholder has agreed with us not to sell or otherwise dispose of any shares of common stock without the prior written consent of Goldman, Sachs & Co. during the period ending on the earlier of (1) the date 90 days after the date of this prospectus and (2) November 1, 2001, but in no event will that period end less than 60 days after the date of this prospectus. As a result of these selling restrictions, the total number of shares that are subject to lock-up agreements in connection with this offering is approximately 5,014,828. We have also agreed not to sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus. See "Underwriting."

                                  UNDERWRITING

   We, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston Corporation are the representatives of the underwriters.

                         Underwriters                           Number of Shares
                         ------------                           ----------------
Goldman, Sachs & Co. ..........................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............
Credit Suisse First Boston Corporation.........................
                                                                   ---------
  Total........................................................    5,000,000
                                                                   =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 500,000 shares from us and 250,000 shares from the selling stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional shares.

                         Paid by Catalytica Energy Systems
                         ---------------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $


                          Paid by the selling stockholder
                          -------------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

   Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $    per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the initial price to public and the other selling terms.

   Subject to specified exceptions, we, our directors and officers and the selling stockholder have agreed with the underwriters not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Available for Future Sale" for a discussion of various transfer restrictions.

   The common stock is quoted on the Nasdaq National Market under the symbol "CESI."

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholder in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the issuer's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the representatives of this offering and may also be made available on web sites maintained by other underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

   We and the selling stockholder estimate that our and its share of the total expenses of the offering, excluding underwriting discounts and commissions,
will be approximately $    and $   , respectively.

   We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                            VALIDITY OF COMMON STOCK

   The validity of the shares of common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

   The combined financial statements of Catalytica Energy Systems, Inc. and Catalytica Advanced Technologies, Inc. (a combined company in the development stage) at December 31, 1998 and 1999, and for the two years ended December 31, 1999, and the financial statements of Catalytica Energy Systems, Inc. (a company in the development stage) at December 31, 2000, and for the year ended December 31, 2000, in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein which, as to each of the three years in the period ended December 31, 2000, is based in part on the reports of Genxon Power Systems LLC's, independent auditors. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

   The financial statements of GENXON Power Systems, L.L.C. as of September 30, 1999 and 1998, for the years ended September 30, 1999 and 1998 and for the period from October 21, 1996 (inception) to September 30, 1999 included in this Registration Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to GENXON Power Systems, L.L.C.'s ability to continue as a going concern as described in Note 2) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted parts of the registration statement as permitted by the SEC's rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

   You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

   We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                        CATALYTICA ENERGY SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Financial Statements of Catalytica Energy Systems, Inc. and Catalytica
 Advanced Technologies, Inc. (a combined company in the development stage) and Catalytica Energy Systems, Inc. (a company in the development stage):

 Report of Ernst & Young LLP, Independent Auditors ......................  F-2

 Combined Statements of Operations.......................................  F-3

 Combined Balance Sheets ................................................  F-4

 Statements of Stockholders' Equity......................................  F-5

 Statements of Cash Flows................................................  F-8

 Notes to Combined Financial Statements.................................. F-10

Financial Statements of Genxon Power Systems, L.L.C.:

 Report of Independent Accountants....................................... F-30

 Balance Sheets.......................................................... F-31

 Statements of Operations................................................ F-32

 Statements of Members' Capital.......................................... F-33

 Statements of Cash Flows................................................ F-34

 Notes to Financial Statements........................................... F-35

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Catalytica Energy Systems, Inc.

   We have audited the accompanying combined balance sheets of Catalytica Energy Systems, Inc. and Catalytica Advanced Technologies, Inc. (a combined company in the development stage) as of December 31, 1998 and 1999, and the related combined statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. We have also audited the accompanying balance sheet of Catalytica Energy Systems, Inc. (a company in the development stage) as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended and for the period August 1, 1995 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Genxon Power Systems, LLC a joint venture in which Catalytica Energy Systems, Inc. has a 50% interest and for which this Company recognized losses of $4,355,000, $3,676,000, and $1,133,000 as of December 31, 1997, 1998 and 1999,
respectively. Those statements were audited by other auditors whose reports have been furnished to us and included an explanatory paragraph that is discussed in note 3 to the financial statements. Our opinion, insofar as it relates to data included for Genxon Power Systems, LLC, is based solely on the reports of other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the reports of other auditors, the 1998 and 1999 financial statements referred to above present fairly, in all material respects, the combined financial position of Catalytica Energy Systems, Inc. and Catalytica Advanced Technologies, Inc. at December 31, 1998 and 1999, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, based on our audits and the reports of other auditors, the 2000 financial statements referred to above present fairly, in all material respects, the financial position of Catalytica Energy Systems, Inc. at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, and for the period August 1, 1995 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Jose, California
February 14, 2001

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                       COMBINED STATEMENTS OF OPERATIONS
   for the years ended December 31, 1998 and 1999 and for the unaudited three months
                            ended March 31, 2000 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                            STATEMENT OF OPERATIONS
   for the year ended December 31, 2000, for the unaudited three months ended March 31, 2001 and for the unaudited period from inception through March 31,
                                      2001
                    (In thousands, except per share amounts)

                                                                                     Cumulative
                                                                         Cumulative   Amounts
                                                       For the Three    Amounts from    from
                             For the Year Ended         Months Ended     Inception   Inception
                                December 31,             March 31,        through     through
                          ---------------------------  ---------------  December 31, March 31,
                           1998      1999      2000     2000    2001        2000        2001
                          -------  --------  --------  ------  -------  ------------ ----------
                                                        (unaudited)                  (unaudited)
Revenues:
 Research and
  development
  contracts.............  $ 6,279  $  3,053  $  5,487  $1,275  $ 1,446    $ 48,517    $ 49,963
                          -------  --------  --------  ------  -------    --------    --------
Costs and expenses:
 Research and
  development...........    9,313     9,627    11,277   1,141    4,093      69,165      73,258
 Selling, general and
  administrative........    1,269     4,786     5,356   1,094    1,743      17,324      19,067
 Spin-off and related
  transaction costs.....       --        --     5,304      --       --       5,304       5,304
 Costs associated with
  discontinued product
  line..................       --        --        --      --       --       9,299       9,299
                          -------  --------  --------  ------  -------    --------    --------
    Total costs and
     expenses...........   10,582    14,413    21,937   2,235    5,836     101,092     106,928
                          -------  --------  --------  ------  -------    --------    --------
Operating loss..........   (4,303)  (11,360)  (16,450)   (960)  (4,390)    (52,575)    (56,965)
Loss on equity
 investments............   (3,826)   (1,133)     (236)     --     (124)     (9,551)     (9,675)
Interest income.........    1,409     1,041       886     207      801       3,336       4,137
Interest expense........     (177)     (278)     (110)   (200)     (12)     (1,095)     (1,107)
                          -------  --------  --------  ------  -------    --------    --------
    Net loss............  $(6,897) $(11,730) $(15,910) $ (953) $(3,725)   $(59,885)   $(63,610)
                          =======  ========  ========  ======  =======    ========    ========
Basic and diluted net
 loss per share(1)......                     $ (15.91) $(1.87) $ (0.29)
                                             ========  ======  =======
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............                        1,000     510   12,827
                                             ========  ======  =======

--------
(1) See Note 1, Net Loss per Share.

                            See accompanying notes.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                             COMBINED BALANCE SHEET
                            At December 31, 1999 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                                 BALANCE SHEET

                    At December 31, 2000 and March 31, 2001
                    (In thousands, except per share amounts)

                                                   December 31,
                                                 ------------------   March 31,
                                                   1999      2000       2001
                                                 --------  --------  -----------
                                                                     (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................  $ 10,562  $ 54,222   $ 53,446
 Short-term investments........................     5,470     4,490         --
 Accounts receivable:
 Trade, less allowance of $100.................       736     2,190      1,598
 Joint venture.................................       176       158        165
 Notes receivable from employees...............       182        --         --
 Inventory.....................................        56       180        349
 Prepaid expenses and other current assets.....        29       524        531
                                                 --------  --------   --------
   Total current assets........................    17,211    61,764     56,089
Property and equipment:
 Leasehold improvements and equipment..........     2,680    13,592     13,421
 Less accumulated depreciation and
  amortization.................................      (964)   (8,062)    (8,444)
                                                 --------  --------   --------
                                                    1,716     5,530      4,977
Notes receivable from employees, less allowance
 of $225.......................................       913       478        381
Equity investments.............................        --        --      2,177
                                                 --------  --------   --------
   Total assets................................  $ 19,840  $ 67,772   $ 63,624
                                                 ========  ========   ========
     Liabilities and Stockholders' Equity
Current liabilities:
 Payable to Catalytica, Inc....................  $  5,026  $    602   $    602
 Liabilities related to the spin-off from
  Catalytica, Inc..............................        --     4,090      4,000
 Accounts payable..............................     1,532     1,364        674
 Accrued payroll...............................        --     1,305      1,367
 Accrued liabilities...........................        --     2,478      2,541
 Deferred revenue..............................        --       219        150
 Current portion of capital lease obligations..        --       155        155
                                                 --------  --------   --------
   Total current liabilities...................     6,558    10,213      9,489
 Capital lease obligation......................        --        89         78
 Notes payable to Catalytica, Inc..............       730        --         --
                                                 --------  --------   --------
   Total liabilities...........................     7,288    10,302      9,567
Commitments and Contingencies
Stockholders' equity:
 Catalytica Energy Systems, Inc.:
 Convertible preferred stock, $.001 par value;
  authorized 9,000 shares in 1999 and
  5,000 shares in 2000 and 2001, issuable in
  Series:
  Series A: authorized, issued and outstanding
   shares--7,000 in 1999 and none in 2000 and
   2001........................................         7        --         --
  Series B: authorized--2,000 shares in 1999,
   none in 2000 and 2001; issued and
   outstanding--1,339 shares in 1999 and none
   in 2000 and 2001............................         1        --         --
 Common stock, $0.001 par value; authorized--
  10,250 shares in 1999 and 70,000 shares in
  2000 and 2001; issued and outstanding--500
  shares in 1999, 12,198 shares in 2000 and
  12,856 in 2001...............................         1        13         13
 Advanced Technologies, Inc.:
 Convertible preferred stock, $0.001 par
  value; authorized--3,000 shares in 1999 and
  none in 2000 and 2001, issuable in series:
  Series A: authorized, issued and outstanding
   shares--3,000 in 1999 and none in 2000 and
   2001........................................         3        --         --
 Common stock, $0.001 par value; authorized--
  4,800 shares in 1999 and none in 2000;
  issued and outstanding--500 shares in 1999
  and none in 2000 and 2001....................         1        --         --
 Additional paid-in capital....................    56,718   117,605    117,950
 Deferred compensation.........................      (204)     (263)      (296)
 Deficit accumulated during the development
  stage........................................   (43,975)  (59,885)   (63,610)
                                                 --------  --------   --------
   Total stockholders' equity..................    12,552    57,470     54,057
                                                 --------  --------   --------
   Total liabilities and stockholders' equity..  $ 19,840  $ 67,772   $ 63,624
                                                 ========  ========   ========

                            See accompanying notes.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended December 31, 1996, 1997, 1998 and 1999 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                       STATEMENT OF STOCKHOLDERS' EQUITY
for the year ended December 31, 2000 and the unaudited three months ended March
                                    31, 2001
                                 (In thousands)

                       Catalytica Energy Systems, Inc.      Advanced Technologies, Inc.                     Deficit
                  ----------------------------------------- ---------------------------                      During
                        Preferred Stock                           Preferred Stock       Additional Deferred   The
                  ---------------------------               ---------------------------  Paid-In   Compen-   Devel.
                    Series A      Series B    Common Stock    Series A      Series B     Capital    sation   Stage
                  ------------- ------------- ------------- ------------- ------------- ---------- -------- --------
                  Shares Amount Shares Amount Shares Amount Shares Amount Shares Amount
                  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Capital
contributions
(August 1,
1995)...........  7,000   $ 7      --   $ --   500    $ 1   3,000   $ 3   1,000   $ 1    $10,138    $  --   $     --
Net loss from
Nov. 1, 1994
(inception) to
Dec. 31, 1996...     --    --      --     --    --     --      --    --      --    --         --       --    (19,078)
                  -----   ---   -----   ----   ---    ---   -----   ---   -----   ---    -------    -----   --------
Bal. at Dec. 31,
1996............  7,000     7      --     --   500      1   3,000     3   1,000     1     10,138       --    (19,078)
Net loss........     --    --      --     --    --     --      --    --      --    --         --       --     (6,270)
                  -----   ---   -----   ----   ---    ---   -----   ---   -----   ---    -------    -----   --------
Bal. at Dec. 31,
1997............  7,000     7      --     --   500      1   3,000     3   1,000     1     10,138       --    (25,348)
Issuance of
preferred stock
to Enron in
January 1998....     --    --   1,339      1    --     --      --    --      --    --     29,921       --         --
Forgiveness of
Catalytica, Inc.
notes in January
1998............     --    --      --     --    --     --      --    --      --    --     16,222       --         --
Issuance of
stock options at
various dates in
1998............     --    --      --     --    --     --      --    --      --    --         88       --         --
Net loss........     --    --      --     --    --     --      --    --      --    --         --       --     (6,897)
                  -----   ---   -----   ----   ---    ---   -----   ---   -----   ---    -------    -----   --------
Bal. at Dec. 31,
1998............  7,000     7   1,339      1   500      1   3,000     3   1,000     1     56,369       --    (32,245)
Issuance of
stock options at
various dates in
1999............     --    --      --     --    --     --      --    --      --    --         82       --         --
Issuance of
stock options at
various dates in
1999............     --    --      --     --    --     --      --    --      --    --        256     (256)        --
Acceleration of
stock option
vesting at
various dates in
1999............     --    --      --     --    --     --      --    --      --    --         11       --         --
Amortization of
deferred
compensation....     --    --      --     --    --     --      --    --      --    --         --       52         --
Net loss........     --    --      --     --    --     --      --    --      --    --         --       --    (11,730)
                  -----   ---   -----   ----   ---    ---   -----   ---   -----   ---    -------    -----   --------
Bal. at Dec. 31,
1999 (carried
forward)........  7,000     7   1,339      1   500      1   3,000     3   1,000     1     56,718     (204)   (43,975)
                  Stockholders'
                     Equity
                  -------------
Capital
contributions
(August 1,
1995)...........    $ 10,150
Net loss from
Nov. 1, 1994
(inception) to
Dec. 31, 1996...     (19,078)
                  -------------
Bal. at Dec. 31,
1996............      (8,928)
Net loss........      (6,270)
                  -------------
Bal. at Dec. 31,
1997............     (15,198)
Issuance of
preferred stock
to Enron in
January 1998....      29,922
Forgiveness of
Catalytica, Inc.
notes in January
1998............      16,222
Issuance of
stock options at
various dates in
1998............          88
Net loss........      (6,897)
                  -------------
Bal. at Dec. 31,
1998............      24,137
Issuance of
stock options at
various dates in
1999............          82
Issuance of
stock options at
various dates in
1999............          --
Acceleration of
stock option
vesting at
various dates in
1999............          11
Amortization of
deferred
compensation....          52
Net loss........     (11,730)
                  -------------
Bal. at Dec. 31,
1999 (carried
forward)........      12,552

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended December 3 , 1996, 1997, 1998, 1999 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                 STATEMENT OF STOCKHOLDERS EQUITY--(Continued) for the year ended December 31, 2000 and the unaudited three months ended March
                                    31, 2001
                                 (In thousands)

                       Catalytica Energy Systems, Inc.         Advanced Technologies, Inc.
                  -------------------------------------------- -----------------------------
                        Preferred Stock                              Preferred Stock
                  -----------------------------                -----------------------------                     Deficit
                    Series A       Series B     Common Stock     Series A       Series B     Additional Deferred During
                  -------------- -------------- -------------- -------------- --------------  Paid-In   Compen-  Devel.
                  Shares  Amount Shares  Amount Shares  Amount Shares  Amount Shares  Amount  Capital    sation   Stage
                  ------  ------ ------  ------ ------  ------ ------  ------ ------  ------ ---------- -------- -------
Bal. at Dec. 31,
1999 (brought
forward)........   7,000     7    1,339     1     500      1    3,000     3    1,000     1     56,718     (204)  (43,975)
Cancellation of
common stock and
Series A
preferred held
by Catalytica,
Inc. ...........  (7,000)   (7)      --    --    (500)    (1)      --    --       --    --          8       --        --
Purchase of
$50,000,000 of
common stock by
Catalytica, Inc.
and distribution
to Catalytica
Energy
stockholders on
Dec. 15, 2000...      --    --       --    --   3,828      4       --    --       --    --     49,996       --        --
Distribution of
remaining
Catalytica
Energy common
stock to
stockholders in
connection with
the spin-off
from Catalytica,
Inc. on Dec. 15,
2000............      --    --       --    --   7,499      8       --    --       --    --         (8)      --        --
Cancellation of
CAT common and
Series A
preferred stock
in connection
with its merger
with Catalytica
Energy in
December 2000...      --    --       --    --      --     --   (3,000)   (3)  (1,000)   (1)         4       --        --
Conversion of
Series B
preferred stock
to Catalytica
Energy common
stock by Enron
in December
2000............      --    --   (1,339)   (1)  1,343      1       --    --       --    --         --       --        --
Forgiveness of
Catalytica, Inc.
intercompany
debt in December
2000............      --    --       --    --      --     --       --    --       --    --      7,263       --        --
Carrying value
of assets
contributed by
Catalytica, Inc.
to Catalytica
Energy in
December 2000...      --    --       --    --      --     --       --    --       --    --      3,185       --        --
                  Stockholders'
                     Equity
                  -------------
Bal. at Dec. 31,
1999 (brought
forward)........     12,552
Cancellation of
common stock and
Series A
preferred held
by Catalytica,
Inc. ...........         --
Purchase of
$50,000,000 of
common stock by
Catalytica, Inc.
and distribution
to Catalytica
Energy
stockholders on
Dec. 15, 2000...     50,000
Distribution of
remaining
Catalytica
Energy common
stock to
stockholders in
connection with
the spin-off
from Catalytica,
Inc. on Dec. 15,
2000............         --
Cancellation of
CAT common and
Series A
preferred stock
in connection
with its merger
with Catalytica
Energy in
December 2000...         --
Conversion of
Series B
preferred stock
to Catalytica
Energy common
stock by Enron
in December
2000............         --
Forgiveness of
Catalytica, Inc.
intercompany
debt in December
2000............      7,263
Carrying value
of assets
contributed by
Catalytica, Inc.
to Catalytica
Energy in
December 2000...      3,185

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY for the years ended December 3 , 1996, 1997, 1998, 1999 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                 STATEMENT OF STOCKHOLDERS EQUITY--(Continued) for the year ended December 31, 2000 and the unaudited three months ended March
                                    31, 2001
                                 (In thousands)

                       Catalytica Energy Systems, Inc.      Advanced Technologies, Inc.
                  ----------------------------------------- ---------------------------
                        Preferred Stock                           Preferred Stock
                  ---------------------------               ---------------------------                     Deficit
                                                                             Series                          During
                    Series A      Series B    Common Stock    Series A         B        Additional Deferred   The
                  ------------- ------------- ------------- ------------- -------------  Paid-In   Compen-   Devel.
                  Shares Amount Shares Amount Shares Amount Shares Amount Shares Amount  Capital    sation   Stage
                  ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ---------- -------- --------
Exercise of
stock options at
various dates in
2000............     --     --     --     --      28   --      --     --     --     --         15      --         --
Issuance of
stock options at
various dates in
2000............     --     --     --     --      --   --      --     --     --     --        225    (176)        --
Acceleration of
stock option
vesting at
various dates in
2000............     --     --     --     --      --   --      --     --     --     --        199      --         --
Amortization of
deferred
compensation....     --     --     --     --      --   --      --     --     --     --         --     117         --
Net loss........     --     --     --     --      --   --      --     --     --     --         --      --    (15,910)
                  -----   ----  -----   ----  ------  ---   -----   ----  -----   ----   --------   -----   --------
Bal. at Dec. 31,
2000............     --     --     --     --  12,698   13      --     --     --     --    117,605    (263)   (59,885)
Exercise of
stock options at
various dates in
the first
quarter of 2001
(unaudited).....     --     --     --     --     158   --      --     --     --     --        229      --         --
Issuance of
stock options at
various dates in
the first
quarter of 2001
(unaudited).....     --     --     --     --      --   --      --     --     --     --        116     (64)        --
Amortization of
deferred
compensation
(unaudited).....     --     --     --     --      --   --      --     --     --     --         --      31         --
Net loss
(unaudited).....     --     --     --     --      --   --      --     --     --     --         --      --     (3,725)
                  -----   ----  -----   ----  ------  ---   -----   ----  -----   ----   --------   -----   --------
Bal. at Mar. 31,
2001
(unaudited).....     --   $ --     --   $ --  12,856  $13      --   $ --     --   $ --   $117,950   $(296)  $(63,610)
                  =====   ====  =====   ====  ======  ===   =====   ====  =====   ====   ========   =====   ========
                  Stockholders'
                     Equity
                  -------------
Exercise of
stock options at
various dates in
2000............          15
Issuance of
stock options at
various dates in
2000............          49
Acceleration of
stock option
vesting at
various dates in
2000............         199
Amortization of
deferred
compensation....         117
Net loss........     (15,910)
                  -------------
Bal. at Dec. 31,
2000............      57,470
Exercise of
stock options at
various dates in
the first
quarter of 2001
(unaudited).....         229
Issuance of
stock options at
various dates in
the first
quarter of 2001
(unaudited).....          52
Amortization of
deferred
compensation
(unaudited).....          31
Net loss
(unaudited).....      (3,725)
                  -------------
Bal. at Mar. 31,
2001
(unaudited).....    $ 54,057
                  =============

        The accompanying notes are an integral part of these statements.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                       COMBINED STATEMENTS OF CASH FLOWS
   for the years ended December 31, 1998 and 1999 and for the unaudited three months
                            ended March 31, 2000 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                            STATEMENT OF CASH FLOWS
   for the year ended December 31, 2000, for the unaudited three months ended March 31, 2001 and for the unaudited period from inception through March 31,
                                      2001
                    (In thousands, except per share amounts)

                                                                                            Cumulative
                                                        Cumulative                           Amounts
                                                       Amounts from                            from
                                                        Inception     Three Months Ended    Inception
                          Year Ended December 31,        through          March 31,          through
                         ----------------------------  December 31, ----------------------  March 31,
                           1998      1999      2000        2000        2000        2001        2001
                         --------  --------  --------  ------------ ----------- ----------  ----------
                                                                    (unaudited) (unaudited) (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $ (6,897) $(11,730) $(15,910)   $(59,885)   $   (953)   $(3,725)   $ (63,610)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activity:
   Depreciation and
    amortization.......      (114)      230       235         636         119        390        1,026
   Forgiveness of note
    receivable to
    former officer.....        --        --       623         623          --        100          723
   Provision for
    uncollectable
    accounts...........        --       100       100         200          --       (200)          --
   Losses in equity
    investments........     3,826     1,133       236       9,551          --        124        9,675
   Inventory charged to
    research and
    development........        --        --        63          63          --         --           63
   Acceleration of
    stock option
    vesting............        --        94       199         293          --         --          293
   Stock based
    compensation.......        89        51       166         306          21         83          389
   Changes in:
     Accounts and notes
      receivable.......      (770)    1,893    (1,701)     (2,713)     (3,438)       569       (2,144)
     Inventory.........        81       (31)     (187)       (243)        (97)      (169)        (412)
     Accounts payable..       404      (404)    1,364       1,364          --       (690)         674
     Prepaid expenses,
      and other current
      assets...........        --       (29)     (389)       (418)          2         (7)        (425)
     Deferred revenue..        41       (44)      219         219         375        (69)         150
     Other accrued
      liabilities......      (444)    1,370     4,242       5,773         (63)        35        5,808
                         --------  --------  --------    --------    --------    -------    ---------
      Net cash used in
       operating
       activities......    (3,784)   (7,367)  (10,740)    (44,231)     (4,034)    (3,559)     (47,790)
Cash flows from
 investing activities:
 Purchases of
  investments..........   (37,202)  (26,635)  (35,688)    (99,525)    (11,500)    (3,000)    (102,525)
 Maturities of
  investments..........    32,431    26,624    37,000      96,055      11,500      7,500      103,555
 Equity investments....    (4,075)     (883)     (236)     (9,551)         --     (1,734)     (11,285)
 Purchase of property
  and equipment, net...    (1,171)     (594)   (1,010)     (3,690)       (145)      (201)      (3,891)
                         --------  --------  --------    --------    --------    -------    ---------
      Net cash provided
       by (used in)
       investing
       activities......   (10,017)   (1,488)       66     (16,711)       (145)     2,565      (14,146)

Cash flows from
 financing activities:
 Net issuance of notes
  receivable to
  employees............    (1,001)     (219)      (42)     (1,262)         --         --       (1,262)
 Net payments on
  capital lease
  obligations..........      (105)      (56)      244         244          --        (11)         233
 Advances from
  Catalytica, Inc. ....     8,306     4,867    11,560      41,934       2,586         --       41,934
 Payments to
  Catalytica, Inc. ....    (5,667)   (2,829)   (7,443)    (15,839)     (2,236)        --      (15,839)
 Proceeds from stock
  options..............        --        --        15          15           1        229          244
 Proceeds from issuance
  of common and Series
  A preferred stock at
  inception............        --        --        --      10,150          --         --       10,150
 Proceeds from issuance
  of Series B preferred
  stock and option to
  Enron................    29,922        --        --      29,922          --         --       29,922
 Issuance of common
  stock in connection
  with spin-off from
  Catalytica, Inc. ....        --        --    50,000      50,000          --         --       50,000
                         --------  --------  --------    --------    --------    -------    ---------
      Net cash provided
       by financing
       activities......    31,455     1,763    54,334     115,164         351        218      115,382
                         --------  --------  --------    --------    --------    -------    ---------

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                       COMBINED STATEMENTS OF CASH FLOWS
   for the years ended December 31, 1998 and 1999 and for the unaudited three months
                            ended March 31, 2000 and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                      STATEMENT OF CASH FLOWS--(Continued)
   for the year ended December 31, 2000, for the unaudited three months ended March 31, 2001 and for the unaudited period from inception through March 31,
                                      2001
                    (In thousands, except per share amounts)

                                                                                        Cumulative
                                                    Cumulative                           Amounts
                                                   Amounts from                            from
                                                    Inception     Three Months Ended    Inception
                          Year Ended December 31,    through          March 31,          through
                          ------------------------ December 31, ----------------------  March 31,
                           1998    1999     2000       2000        2000        2001        2001
                          ------- -------  ------- ------------ ----------- ----------  ----------
                                                                (unaudited) (unaudited) (unaudited)
 Net increase (decrease)
  in cash and cash
  equivalents...........   17,654  (7,092)  43,660    54,222       (3,828)      (776)     53,446
 Cash and cash
  equivalents at
  beginning of year.....       --  17,654   10,562        --       10,562     54,222          --
                          ------- -------  -------   -------      -------    -------     -------
 Cash and cash
  equivalents at end of
  year..................  $17,654 $10,562  $54,222   $54,222      $ 6,734    $53,446     $53,446
                          ======= =======  =======   =======      =======    =======     =======
Additional disclosure of
 cash flow information:
 Conversion of
  Catalytica, Inc.
  payable to additional
  paid in capital.......  $16,222 $    --  $ 7,263   $23,485      $    --    $    --     $23,485
                          ======= =======  =======   =======      =======    =======     =======
 Assets contributed from
  Catalytica, Inc. .....  $    -- $    --  $ 3,185   $ 3,185      $    --    $    --     $ 3,185
                          ======= =======  =======   =======      =======    =======     =======
 Liabilities transferred
  from Catalytica,
  Inc. .................  $    -- $    --  $ 2,224   $ 2,224      $    --    $    --     $ 2,224
                          ======= =======  =======   =======      =======    =======     =======
 Forgiveness of notes
  receivable to
  employees.............  $    58 $    67  $    76   $   201      $    16    $   113     $   314
                          ======= =======  =======   =======      =======    =======     =======
 Interest paid..........  $    13 $     3  $   110   $   167      $    --    $    12     $   179
                          ======= =======  =======   =======      =======    =======     =======
 Deferred compensation
  for issuance and
  revaluation of stock
  options to non-
  employees.............  $    -- $   255  $   176   $   431      $   176    $    64     $   495
                          ======= =======  =======   =======      =======    =======     =======
 Assets invested in Novo
  Dynamics, Inc. .......  $    -- $    --  $    --   $    --      $    --    $   367     $   367
                          ======= =======  =======   =======      =======    =======     =======


        The accompanying notes are an integral part of these statements.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)

                 for the years ended December 31, 1998 and 1999
            and for the unaudited three months ended March 31, 2000
                                      and

                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                    for the year ended December 31, 2000 and
              for the unaudited three months ended March 31, 2001

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Business and Significant Accounting Policies

   Spin Out Transaction. On August 2, 2000, Catalytica, Inc. entered into an Agreement and Plan of Merger by and among Synotex Company, Inc. ("Synotex"), pursuant to which a subsidiary of Synotex merged with and into Catalytica, Inc. Immediately prior to the consummation of the Merger, Catalytica Energy ("Catalytica Energy") and Catalytica Advanced Technologies, Inc. ("CAT") were merged. Catalytica, Inc. contributed $50 million in exchange for shares of Catalytica Energy common stock and all of the common shares of Catalytica Energy were distributed on a pro rata basis to the Catalytica, Inc. stockholders. Catalytica Energy agreed to indemnify Catalytica Inc. for all Catalytica Energy and CAT liabilities incurred prior and subsequent to the spin-off. Additionally, Catalytica Energy agreed to indemnify Synotex for any costs associated with the merger ("deal costs") which were not reduced from the merger consideration distributed to shareholders of Catalytica, Inc.

   Description of Business. Catalytica Energy Systems operated as an element of Catalytica, Inc.'s research and development activities from inception through the date of its incorporation as a separate division. In 1995, it was incorporated and became a subsidiary of Catalytica, Inc. Catalytica Energy is engaged in developing, manufacturing and marketing of technologies that use catalysts to measure and prevent the formation of harmful pollutants.

   In 1995, Catalytica Energy ceased efforts to develop measurement related products and disposed of related net assets in 1996. Cumulative net costs associated with the discontinued product line were $9.3 million. Beginning in 1996, development efforts were focused on Xonon technology. Advanced Sensor Devices ("ASD"), an inactive subsidiary of Catalytica Energy, was merged into Catalytica Energy in December 2000. In July 2000, Catalytica Energy formed Catalytica NovoTec Inc. ("NovoTec") as a subsidiary. NovoTec was formed to develop improved catalytic processes employing proprietary high speed testing and computer learning technologies. In January 2001, all operations in NovoTec were ceased.

   CAT was incorporated in 1995. CAT conducted in-house and contract research and development. In December 2000, CAT merged into Catalytica Energy. In 1998, CAT and United Catalysts, Inc. formed Sud-Chemie Catalytica L.L.C., a 50/50 joint venture. In that year, CAT recognized losses of $0.15 million relating to this operation to the extent of its investment. Since that year, no further capital contributions were made to this business therefore no additional losses have been recognized.

   Basis of Presentation. Catalytica Energy and CAT were commonly controlled subsidiaries of Catalytica, Inc. until December 15, 2000. The 1998, 1999 and March 31, 2000 financial statements present the combined balance sheets and combined statements of operations, stockholders' equity, and cash flows. In December 2000, Catalytica, Inc. completed its spin-out and merger of Catalytica

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Energy and CAT to its stockholders. Catalytica Energy is in the development stage. Accordingly, cumulative losses and cash flows from inception through December 31, 2000 and unaudited cumulative losses and cash flows from inception through March 31, 2001 are presented on the statements of operations and cash flows.

   Cash Equivalents. Catalytica Energy considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents.

   Investments. Catalytica Energy's investments consist of commercial paper with maturities of three months or less and are classified as held to maturity. They are carried at cost, which approximates their fair market value.

   Equity investments and investments in joint ventures where Catalytica Energy has a 20% to 50% ownership interest are accounted for under the equity method. Under this method, Catalytica Energy records its pro rata share of the investee's net earnings or losses. Investee's net losses are recorded until Catalytica Energy's net investment and obligation, if any, to pay down debt are reduced to zero.

   Concentrations of Credit Risk. Assets subject to concentrations of credit risk consist principally of cash equivalents, investments, and receivables. Catalytica Energy uses local banks and various investment firms to invest its excess cash, principally in commercial paper and money market funds from a diversified portfolio of investments with strong credit ratings. Related credit risk would result from a default by the financial institutions or issuers of investments to the extent of the recorded carrying value of these assets. Catalytica Energy performs ongoing credit evaluations of its customers and generally does not require collateral.

   Allowance for Doubtful Accounts. Below is a summary of the activity for all accounts and notes receivable:

                             Beginning           Amount transferred from  Ending
   Year ended December 31,    Balance  Provision    Catalytica, Inc.     Balance
   -----------------------   --------- --------- ----------------------- --------
      1998................   $     --  $     --         $     --         $     --
      1999................   $     --  $100,000         $     --         $100,000
      2000................   $100,000  $100,000         $125,000         $325,000

   Inventory. Catalytica Energy's inventory consists of raw materials and is stated at the lower of cost (first-in, first-out) or market.

   Property and Equipment. These assets are stated at cost. Depreciation and amortization are provided on the straight-line basis over the lesser of the useful lives of the respective assets or the lease term. In accordance with Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Catalytica Energy reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. To date, no such impairment has been indicated. If this review indicates the carrying value of these assets will not be recoverable, as measured based on estimated undiscounted cash flows over their remaining life, the carrying amount

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

would be adjusted to fair value. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

   Comprehensive Income. Catalytica Energy has no components of other comprehensive income.

   Research and Development Revenues. Catalytica Energy recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collection is reasonably assured. These revenues are derived entirely from research and development contracts. They are earned as contractual services are performed and are recognized in accordance with contract terms, principally based on reimbursement of total costs and expenses incurred. No amounts recognized as revenue are refundable. In return for funding, collaborative partners receive certain rights in the commercialization of the resulting technology. The contracts are also subject to periodic review by the funding partner, which may result in modifications, including reduction or termination of funding. Customer advances and customer billings in excess of recognized revenues are recorded as deferred revenue until earned.

   Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results for Catalytica Energy could differ from those estimates and such differences may be material to the financial statements.

   Research and Development Activities. Related costs are expensed as incurred.

   Stock-Based Compensation. Catalytica Energy accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure only alternative of Statement of Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("FAS 123").

   Any deferred stock compensation calculated under APB 25 is amortized over the vesting period of the individual options, generally up to four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall awards at interim dates and results in greater vesting in earlier years than the straight-line method of amortization.

   All stock-based awards to non-employees are accounted for at fair value, as calculated using the Black-Scholes model, in accordance with FAS 123 and Emerging Task Force Consensus No. 96-18. Related options are subject to periodic re-valuations over their vesting terms.

   Income Taxes. Catalytica Energy accounts for income taxes under the asset and liability method in accordance with FAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Net Loss per Share. Earnings (loss) per share is presented in accordance with FAS No. 128, "Earnings Per Share" ("EPS"). For the year ended December 31, 2000 and the three months ended March 31, 2000 and March 31, 2001, the inclusion of potentially dilutive securities of 989,029, 829,494 and 689,914, respectively, are antidilutive, and therefore are excluded from the computation of diluted loss per share. Prior to the merger of Catalytica Energy and CAT in late December 2000, the companies were commonly controlled by Catalytica, Inc. and did not have a formal combined capital structure. Accordingly, no earnings per share information for the years ended December 31, 1998 and December 31, 1999 have been presented.

   The following table sets forth the computation of basic and diluted earnings attributable to common stockholders per share (in thousands, except per share amounts):

                                                         Three months ended
                                           Year ended        March 31,
                                          December 31, ----------------------
                                              2000        2000        2000
                                          ------------ ----------- ----------
                                                       (unaudited) (unaudited)
Numerator for basic and diluted loss per
 share...................................   $(15,910)    $ (953)    $(3,725)
                                            --------     ------     -------
Denominator for basic and diluted loss
 per share-- ............................
Weighted-average shares outstanding......      1,000        510      12,827
                                            --------     ------     -------
Basic and diluted loss per share.........   $ (15.91)    $(1.87)    $ (0.29)
                                            ========     ======     =======

   Impact of Recently Issued Accounting Standards. FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (and related subsequent amendment), is effective for the fiscal year ending on or about December 31, 2001. It establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. Adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations. In December 1999, the Securities and Exchange Commission issued SAB 101, "Revenue Recognition in Financial Statements." Adoption of this statement did not have a material effect on Catalytica Energy's financial position or results of operations.

Note 2. Transactions with Related Parties

   Catalytica, Inc. Prior to the spin-off, the financial statements include allocations from Catalytica, Inc. for the cost of functions and services provided. These allocations include charges for facilities, finance, legal, human resources, and other employee benefit costs and totaled $3.0 million, $3.1 million, $2.6 million, $0.7 million and none, respectively, for the years ended December 31, 1998, 1999, and 2000 and the unaudited three months ended March 31, 2000 and March 31, 2001. Charges for these services have been allocated based upon square footage, usage, headcount and other methods that management believes to be reasonable.

   Prior to the Enron Ventures Corporation ("Enron") investment, Catalytica Energy used borrowings from Catalytica, Inc. to fund its operations. In January 1998, when Enron invested in Catalytica Energy, all of Catalytica Energy's intercompany debt was forgiven and Catalytica Energy

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

incurred no further intercompany debt. CAT continued to borrow from Catalytica, Inc. and incurred interest expense on these borrowings through December 31, 1999. Catalytica, Inc. charged interest at a rate of 7%. Related interest charged was $0.2 million, $0.3 million, and none for the twelve months ended December 31, 1998, 1999, and 2000, respectively.

   In December 2000, in accordance with the merger agreement between DSM and Catalytica, Inc., $7.3 million of intercompany debt owed to Catalytica, Inc. by CAT was forgiven.

   Investment By Enron. On January 14, 1998, Enron, purchased a 15% minority interest in Catalytica Energy for $30.0 million in cash. Enron also received a three-year option to purchase an additional 535,715 shares of Catalytica Energy for $14.4 million in cash. This option expired unexercised on January 14, 2001. In connection with the Enron Stock Purchase Agreement, Catalytica Energy entered into a Share Exchange Agreement, providing Enron the right to exchange the Series B Preferred Stock of Catalytica Energy for Catalytica, Inc. common stock. After the five year anniversary of the agreement, if Catalytica Energy had not undertaken a public offering, in which Catalytica Energy received at least $20.0 million, Enron had the right to require Catalytica, Inc. to exchange all of the outstanding shares of Series B Preferred Stock for that number of shares of Catalytica, Inc. common stock based upon a determined exchange rate. The exchange rate was based upon the fair value of the Series B Preferred Stock and the market value of Catalytica, Inc.'s common stock at the time of conversion. In conjunction with the Enron Stock Purchase Agreement, $16.2 million of indebtedness owed to Catalytica, Inc. by Catalytica Energy was contributed to Catalytica Energy's capital. In December 2000, Enron converted all of its Series B Preferred Stock and received 1,342,889 shares of Catalytica Energy common stock.

   Transaction With An Affiliate of Enron. In December 1999, an affiliate of Enron, the holder of a minority interest in Catalytica Energy, specified Catalytica Energy's Xonon combustion system as the preferred emissions control system for certain turbine orders from GE Power Systems ("GE"). In connection therewith, Catalytica Energy and this affiliate of Enron signed an agreement which provided, among other things, that Catalytica Energy agreed to advance the affiliate up to $9.9 million to accelerate the development of the Xonon-equipped GE gas turbines, and the affiliate had the right to elect to repay the advances to Catalytica Energy in cash or turbine credits. Turbine credits entitle the holder to a dollar-for-dollar credit on the purchase of certain turbines (in the case of these specific credits, those that specify the use of Catalytica Energy's Xonon Cool Combustion system). Repayment in cash or other consideration was required by September 30, 2000. Catalytica Energy advanced the Enron affiliate $1.2 million at December 31, 1999 under this arrangement. Since the Enron affiliate had the option of repaying the advance in cash or turbine credits and the fair market value of the latter was not reasonably estimatable and because: 1) Catalytica Energy is not in the business of buying turbines, 2) Catalytica Energy is not in the business of exchanging turbine credits with those that buy turbines, and 3) in our particular case, the turbine credits Catalytica Energy would receive specified they could only be used on purchases of turbines that specify the use of Catalytica Energy's Xonon Cool Combustion system, and Xonon is a relatively new technology, and there can be no assurance that it will be specified by sufficient buyers of turbines to create a market for these turbine credits, Catalytica Energy, therefore, recorded a provision equal to the advance as research and development expense. In 2000, the arrangement between Catalytica

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Energy and the Enron affiliate was amended and all previous advances through that date of $2.8 million from Catalytica Energy were refunded, less certain costs, and the related provision was eliminated and reduced research and development expense in this period.

   Transactions With An Officer. In July 2000, the President and Chief Executive Officer of Catalytica Energy resigned. His separation agreement provides for severance of approximately $18,000 a month for twelve months and a one-time payment of $18,900. Catalytica Energy recorded a one-time charge in the third quarter of 2000 for $234,900 related to the officer's severance. If he remains unemployed after the twelve months, payments of $18,000 will continue for an additional six months or until he is employed, whichever comes first. These payments will be expensed when and if they become probable. In addition, previous loans and accrued interest of $620,000 will be forgiven in equal installments over a twelve month period. Catalytica Energy recorded a one-time charge in the third quarter of 2000 for $620,000 related to the forgiveness of the officer's loans and interest. Additionally, vesting of his options to purchase common stock was accelerated. Catalytica Energy recorded compensation expense totaling $0.1 million in the third quarter of 2000 associated with the acceleration of vesting of these options.

   Advances to Nonlinear Dynamics, Inc. on Behalf of Novotec. In November 2000, Catalytica Energy advanced $0.2 million to Nonlinear Dynamics, Inc. in order to accelerate a contemplated merger between NovoTec and Nonlinear Dynamics, Inc. Because repayment was not probable at the time of the advance, the entire advance was charged to operations in the same period the advance was made.

Note 3. Joint Ventures

   GENXON. In October 1996, Catalytica Energy and Woodward Governor Company formed a Delaware limited liability company in connection with a 50/50 joint venture to serve the gas turbine retrofit market for installed, out-of-warranty engines. The new company, GENXON(TM) Power Systems, LLC ("GENXON"), was formed to upgrade the combustion systems of installed turbines with Xonon, which is designed to reduce emissions and permit greater asset utilization for both power generation and mechanical drive markets. The initial capital commitment of the GENXON joint venture partners was $10.0 million: $2.0 million from Catalytica Energy and $8.0 million from Woodward. In addition, Catalytica Energy contributed an exclusive license for the use of its catalytic combustion technologies, and Woodward contributed an exclusive license for the use of its instrumentation and control systems for gas turbine catalytic combustion.

   The initial funding of the capital commitment of $10.0 million was made by the third quarter of 1997. Continued funding of the joint venture beyond the initial commitment is voluntary and has occurred on a 50/50 basis with each joint venture partner contributing an equal amount quarterly. Catalytica Energy has recorded its share of losses on the joint venture of $3.7 million, $1.1 million, $0.2 million, none, and $0.1 million for the years ended December 31, 1998, 1999 and 2000, and the three months ended March 31, 2000 and March 31, 2001, respectively. In the third quarter of 1999, GENXON completed its prototype development. All further funding of the durability testing was assumed by Catalytica Energy and is no longer being charged to the joint venture. All R&D costs related to the durability testing are expensed directly by Catalytica Energy. Because the carrying

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

value of our net investment in GENXON is zero and Catalytica Energy is not obligated in any way to pay down GENXON's debts, Catalytica Energy ceased recognizing its pro rata share of its losses in the first half of 2000.

   The following information summarizes GENXON's financial position for the twelve months ended September 30, 1998, 1999, and 2000:

                                                      Twelve Months Ended
                                                         September 30,
                                                   ----------------------------
                                                    1998     1999       2000
                                                   -------  -------  ----------
                                                                     (unaudited)
                                                         (in thousands)
   Total revenues................................. $   204  $   887    $   7
                                                   =======  =======    =====
   Net loss....................................... $(9,615) $(4,157)   $(504)
                                                   =======  =======    =====
   Current assets................................. $ 1,077  $   338    $ 678
   Long-term assets...............................   1,018      270       --
                                                   -------  -------    -----
   Total assets................................... $ 2,095  $   608    $ 678
                                                   =======  =======    =====
   Current liabilities............................ $   786  $   646    $ 641
   Members' earnings (deficit)....................   1,309      (38)      37
                                                   -------  -------    -----
   Total liabilities and members' capital......... $ 2,095  $   608    $ 678
                                                   =======  =======    =====

   The 1998 and 1999 reports of GENXON's independent auditors included an explanatory paragraph indicating that GENXON's financial statements have been prepared on the basis of accounting assuming that it is a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. GENXON has reported a net loss of $0.2 million for its year ended September 30, 2000 and a cumulative loss of $25.0 million through that same date. Its management plans to obtain additional capital contributions from its members or other additional investors to meet its current and ongoing obligations. GENXON's continued existence is dependent on its ability to obtain adequate additional funding. This matter is not material in relation to the financial statements of Catalytica Energy because: (1) Catalytica Energy has no obligation to make any further cash contributions to GENXON and; (2) the financial statements of Catalytica Energy at December 31, 2000 have no significant amounts due from GENXON or any recorded carrying value of its investment in GENXON at that same date.

   Catalytica Energy entered into an agreement with GENXON to provide management, technical and administrative support services. These costs were incurred by Catalytica Energy and then billed to GENXON. Related amounts (both the costs and the amounts billed to GENXON) were recorded net as a element of research and development costs (none in 2000; $2.0 million in 1999; and $2.9 million in 1998), while amounts actually billed were recorded as accounts receivable from joint venture on our balance sheet.

Note 4. Income Taxes

   Catalytica Energy and CAT were included in the consolidated federal and combined California franchise tax returns of Catalytica, Inc. through the date of the merger discussed in Note 1. Prior to

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

the merger, both companies entered into a tax sharing agreement pursuant to which they computed hypothetical tax returns (with certain modifications) as if they were not joined in consolidated or combined returns with Catalytica, Inc. Under this agreement, Catalytica Energy and CAT were not reimbursed for the tax benefits of their net operating losses, but would not be required to pay taxes on any future profits up to the amount of their net operating losses utilized by Catalytica, Inc.

   In connection with the merger discussed in Note 1, Catalytica Energy and CAT entered into a new tax sharing agreement with Synotex canceling Catalytica Energy's and CAT's right of offset for the benefit of any net operating losses utilized by Catalytica, Inc. through the date of the merger. As a result, Catalytica Energy and CAT reduced the tax benefit associated with the right of offset for losses utilized by Catalytica, Inc. by approximately $9.4 million in 2000.

   Recorded income tax benefit differs from the expected benefit determined by applying the U.S. federal statutory rate to the net loss as follows:

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1998     1999     2000
                                                    -------  -------  -------
                                                        (in thousands)
   Income tax benefit at U.S. statutory rate....... $ 2,340  $ 3,987  $ 5,409
   Pre-merger operating losses canceled right of
    offset.........................................      --       --   (3,996)
   Valuation allowance for deferred tax assets.....  (2,340)  (3,987)  (1,413)
                                                    -------  -------  -------
   Income tax benefit.............................. $    --  $    --  $    --
                                                    =======  =======  =======

   Based on a pro forma separate return basis, Catalytica Energy would not be able to record an income tax benefit for the net loss incurred in 2000, because the expected benefit computed by applying the U.S. federal statutory rate to the net loss is offset by an increase in the valuation allowance for deferred tax assets.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. They include the following:

                                                                December 31,
                                                              -----------------
                                                                1999     2000
                                                              --------  -------
                                                               (in thousands)
   Deferred tax assets:
   Net operating loss carryforwards.......................... $    392  $   185
   Other accruals............................................      491    1,228
   Right of offset for losses utilized by Catalytica, Inc.
    in consolidated tax returns..............................    9,406       --
                                                              --------  -------
   Total gross deferred tax assets...........................   10,289    1,413
   Less valuation allowance..................................  (10,289)  (1,413)
                                                              --------  -------
   Net deferred tax assets................................... $     --  $    --
                                                              ========  =======

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Realization of the deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the related deferred tax assets has been established to reflect these uncertainties. The valuation allowance increased by approximately $4.8 million in 1999 and decreased by approximately $8.9 million in 2000.

   As of December 31, 2000, Catalytica Energy's federal and state net operating loss carryforwards were approximately $0.5 million and $0.25 million, respectively. The federal net operating loss carryforward will expire in 2020 and the state net operating loss carryforward will expire in 2005 if not used to offset future taxable income. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and a similar state provision. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

Note 5. Capital Stock

 Catalytica Energy

   Shares of common stock reserved for future issuance are as follows:

                                                                    December 31,
                                                                        2000
                                                                    ------------
   Employee stock purchase plan....................................  1,500,000
   Stock options...................................................  1,971,546
   Enron option (expired January 14, 2001).........................    535,715
   Glaxo Wellcome warrant..........................................    330,940
                                                                     ---------
                                                                     4,338,201
                                                                     =========

   Convertible Preferred Stock. Prior to Catalytica Energy's spin-off from Catalytica, Inc., Catalytica Energy had 9,000,000 shares of preferred stock, par value of $0.001, authorized, of which 660,714 was subject to future issuance in one or more classes or series of preferred stock and options as determined by the Board of Directors. On December 15, 2000, all issued and outstanding shares of the Company's preferred stock was cancelled. The Company had 8,339,286 shares of preferred stock issued and outstanding prior to December 15, 2000, consisting of the following classes:

   Series A Preferred Stock. The Company had 7,000,000 shares of Series A preferred stock issued and outstanding prior to December 15, 2000 held by Catalytica, Inc. The Series A preferred stock had the following rights: (a) the right to receive a dividend of $0.06 per annum, per share, when and if declared by the Company's Board of Directors; (b) dividends paid prior to dividends declared and paid on the common stock; (c) In the event of liquidation, Catalytica, Inc. would have been entitled to distributions amounting to $1.00 per share plus all declared and unpaid dividends paid in preference to liquidation distributions to common stock; (d) the right to convert into a single share of common stock at any time after the date of issuance. The conversion rate was subject to change based upon future dilutive transactions.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Upon the closing of an underwritten public offering of the Company's securities at an aggregate gross offering price of not less than $20.0 million, these shares would have automatically converted into common stock at the then effective conversion price. The holder of each share would have been entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock could have been converted at the record date for determining the stockholders entitled to vote on such matters. On December 15, 2000, all shares of Series A preferred stock were cancelled in connection with Catalytica Energy's spin-off from Catalytica, Inc.

   Series B Preferred Stock. As discussed in Note 2, on January 14, 1998, the Company entered into a Stock Purchase Agreement with Enron and issued 1,339,286 shares of Series B preferred stock. This stock had the following rights: (a) the right to receive a dividend of $1.34 when and if declared by the Company's Board of Directors and prior to any dividends declared and paid on Series A preferred stock and common stock; (b) in the event of liquidation, any shares that remained outstanding had a liquidation preference over Series A preferred stock and common stock amounting to $22.40 per share plus all declared and unpaid dividends; (c) the right to convert into shares of common stock, on a one-for-one basis (subject to adjustment in the case of stock splits, reclassifications, stock dividends and rights offerings to existing holders of common stock and similar events, except for issuances pursuant to employee benefit plans) at any time at the option of the holder and automatically upon the closing of an underwritten public offering, which resulted in gross proceeds to the Company of at least $20.0 million. The holder of each share would have been entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could have been converted at the record date for determining the stockholders entitled to vote on such matters. On December 15, 2000, all shares of Series B preferred stock were converted into 1,342,889 shares of Catalytica Energy's common stock in connection with Catalytica Energy's spin-off from Catalytica, Inc.

   In addition, if the Company had not consummated an underwritten public offering, which resulted in gross proceeds to the Company of at least $20.0 million within five years of the consummation of the acquisition of Series B preferred stock, the Series B preferred stock would have been exchangeable, at the option of Enron, into shares of common stock of Catalytica, Inc., as determined by the Exchange Rate. The Exchange Rate was the quotient of (a) the value per share of the Company's Series B preferred stock, on an as converted basis, and (b) the average of the Price Per Share of the Catalytica, Inc. common stock over the twenty business days prior to notice of conversion from Enron. Enron was granted an option in accordance with the Stock Purchase Agreement to purchase 535,715 shares of Series B preferred stock, provided Enron's ownership interest did not increase to more than 19.9% of the Company's total outstanding capital stock, for $26.88 per share. Beginning on the tenth day after the distribution pursuant to the spin-off, the option was exercisable on a cashless basis. Enron's right to purchase these shares expired unexercised on January 14, 2001.

   Glaxo Wellcome, Inc. Warrant. On July 31, 1997, Catalytica, Inc. issued a warrant for 2,000,000 shares of Catalytica, Inc, common stock at $12.00 per share to Glaxo Wellcome. On December 15, 2000, in connection with the spin-off of Catalytica Energy, the warrant was converted into a warrant for 330,940 shares of Catalytica Energy common stock at $11.23 per share, which expires on July 31, 2003.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 CAT

   Series A Preferred Stock. CAT had 3,000,000 shares of Series A preferred stock authorized, issued and outstanding prior to its merger with Catalytica Energy in December 2000. The Series A preferred stock had the following rights:
(a) the right to receive a dividend of $0.06 per annum, per share, when and if declared by the Company's Board of Directors, (b) dividends would have been paid prior to dividends declared and paid on the common stock, (c) in the event of liquidation, holders would have been entitled to distributions amounting to $0.67 per share plus all declared and unpaid dividends paid in preference to liquidation distributions to common stock, (d) the right to convert into a single share of common stock at any time after the date of issuance (the conversion rate would have been subject to change based upon future dilutive transactions).

   Upon the closing of an underwritten public offering of the Company's securities at an aggregate gross offering price of not less than $20.0 million, these shares would have automatically converted into common stock at the then effective conversion price. The holder of each share of Series A preferred stock would have been entitled to the number of votes equal to the number of shares of common stock into which such share of preferred stock could have been converted at the record date for determining the stockholders entitled to vote on such matters.

Note 6. Employee Benefit Plans

   The 1995 Stock Option Plan (as amended and restated October 26, 2000). Under this plan, the Company's Board of Directors is authorized to grant incentive stock options to eligible employees and nonqualified stock options to eligible employees, consultants, and directors. The incentive stock options generally vest ratably over up to four years from the date of grant and expire no later than ten years from the date of grant. Nonqualified stock options offered to directors vest ratably over up to three years from the date of grant and expire no later than ten years from the date of grant.

   Prior to becoming a public company in December 2000, Catalytica Energy's Board of Directors established the estimated fair value of its common stock for purposes of applying APB No. 25, prior to the granting of stock awards, after considering the following: 1) the implied fair value of the underlying businesses, based on the sale its convertible preferred stock to Enron, in relation to the then total estimated market capitalization of its publicly-owned parent, Catalytica, Inc., and 2) other developments that the Board of Directors, in its judgment, considered relevant to fair value.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table summarizes related stock option plan activity:

                                                  Outstanding Options
                                             --------------------------------
                                                        Weighted
                                   Shares               Average    Aggregate
                                  Available  Number of  Exercise   Exercise
                                  for Grant   Shares     Price       Price
                                  ---------  ---------  --------  -----------
Balance at December 31, 1997.....   27,667     834,458    0.74    $   614,133
 Authorized......................  300,000          --      --             --
 Granted......................... (187,950)    187,950    9.69      1,821,665
 Canceled........................   23,111     (23,111)   3.77        (87,244)
                                  --------   ---------            -----------
Balance at December 31, 1998.....  162,828     999,297    2.35      2,348,554
 Granted.........................  (90,220)     90,220   21.17      1,910,352
 Canceled........................   17,474     (17,474)   3.44        (60,095)
                                  --------   ---------            -----------
Balance at December 31, 1999.....   90,082   1,072,043    3.92      4,198,811
 Authorized......................  837,875          --      --             --
 Granted......................... (222,580)    222,580   24.60      5,475,468
 Canceled........................   41,755     (41,755)  13.20       (551,166)
 Exercised.......................       --     (28,454)   0.54        (15,365)
                                  --------   ---------            -----------
Balance at December 31, 2000.....  747,132   1,224,414    7.43      9,107,748
 Granted (unaudited)............. (593,068)    593,068   15.66      9,286,756
 Exercised (unaudited)...........       --    (158,100)   1.92       (303,701)
                                  --------   ---------            -----------
Balance at March 31, 2001
 (unaudited).....................  154,064   1,659,382   10.90    $18,090,803
                                  ========   =========            ===========

   The weighted average fair value of options granted during 1998, 1999 and 2000, was $6.60, $10.68, and $17.67, respectively as calculated in accordance with FAS 123. A summary of Catalytica Energy's stock option activity for the year ended December 31, 2000 is as follows:

                                  Options Outstanding         Options Exercisable
                           --------------------------------- ---------------------
                                         Weighted             Number of
                              Number      Average   Weighted Exercisable  Weighted
                           Outstanding   Remaining  Average     As of     Average
               Range of    December 31, Contractual Exercise December 31, Exercise
            Exercise Price     2000        Life      Price       2000      Price
            -------------- ------------ ----------- -------- ------------ --------
            $  0.40-$ 0.40    652,248      5.00      $ 0.40    651,311     $ 0.40
            $  2.50-$ 5.60    181,221      6.88        3.59    159,465       3.50
            $ 12.00-$14.50     96,547      7.45       12.58     77,736      12.65
            $ 15.75-$15.75      6,000      8.50       15.75      6,000      15.75
            $ 16.00-$16.00      2,042      7.63       16.00      1,625      16.00
            $ 20.50-$20.50      2,188      8.89       20.50        813      20.50
            $ 21.00-$21.00     67,681      9.16       21.00     21,404      21.00
            $ 21.60-$21.60     73,537      8.19       21.60     39,230      21.60
            $ 26.50-$26.50    141,950      9.49       26.50     11,036      26.50
            $ 30.00-$30.00      1,000      9.58       30.00          0      30.00
                            ---------                          -------
            $  0.40-$30.00  1,224,414      6.45      $ 7.43    968,620     $ 3.64
                            =========                          =======

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Pro forma information regarding net loss is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock awards granted subsequent to December 31, 1994, under the fair value method of this Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes multiple option pricing model with the following weighted average assumptions:

     Risk Free       Risk Free   Dividend  Volatility Volatility Volatility
   Interest Rate   Interest Rate   Yield     Factor     Factor     Factor
     1998/1999         2000      All years    1998       1999       2000
   -------------   ------------- --------- ---------- ---------- ----------
       5.48            6.43         0.0      .8602      .8238      .8814

       Weighted                        Weighted                                           Weighted
       Average                         Average                                            Average
       Expected                        Expected                                           Expected
         Life                            Life                                               Life
         1998                            1999                                               2000
       --------                        --------                                           --------
         5.0                             2.6                                                4.3

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option models require the input of highly subjective assumptions including the expected stock price volatility. Because Catalytica Energy's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Had compensation cost for the Catalytica Energy's stock-based compensation plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of FAS 123, the Catalytica Energy's net for the combined entity loss would have been increased to the pro forma amounts indicated below:

                                                   1998      1999      2000
                                                  -------  --------  --------
                                                       (in thousands,
                                                  except per share amounts)
   Net loss...................................... $(6,897) $(11,730) $(15,910)
   Compensation expense..........................    (547)     (826)   (1,714)
                                                  -------  --------  --------
   Pro forma net loss............................ $(7,444) $(12,556) $(17,624)
                                                  =======  ========  ========
   Pro forma basic and diluted net loss per
    share........................................ $    --  $     --  $ (17.62)
                                                  =======  ========  ========

   Since compensation expense is recognized over the vesting period of the related options, which is generally up to four years, and because pro forma disclosure is only required commencing with 1995, the initial impact on pro forma loss may not be representative of compensation expense in future years.

   Stock Options Granted to Non Employees. In March 1999, Catalytica Energy granted certain employees of Catalytica Inc. and its subsidiaries options to purchase 10,500 shares of its common stock at a price of $21.60 per share. The ownership of these options vests over a four-year period.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Since the recipients of these options are not employees of Catalytica Energy, Catalytica Energy recorded a deferred compensation obligation of $227,000, of which $47,000 and $56,700 was earned and charged to operations in the year ended December 31, 1999 and December 31, 2000, respectively. This obligation was remeasured at December 31, 2000, and no additional deferred compensation was recorded. In each subsequent reporting period (through the vesting period) this obligation will be remeasured.

   In July 1999, Catalytica Energy granted 6,000 options to directors at $4.74 below market value. These options vest over a one year period. Since the recipients of these options received options below their fair market value, Catalytica Energy recorded a deferred compensation obligation of $28,000, of which $5,000 and $23,000 was earned and charged to operations in the years ended December 31, 1999 and December 31, 2000, respectively. This obligation has been fully amortized over the vesting period of the options and will not be remeasured in future reporting periods.

   In March 2000, Catalytica Energy granted certain employees of Catalytica Inc. and its subsidiaries options to purchase 8,400 shares of its common stock at a price of $21.00 per share. These options vest over a four-year period. Since the recipients of these options are not employees of Catalytica Energy, Catalytica Energy recorded a deferred compensation obligation of $176,000, of which $37,000 was charged to operations in the year ended December 31, 2000. This obligation was remeasured at December 31, 2000, and no additional deferred compensation was recorded. In each subsequent reporting period (through the vesting period) this obligation will be remeasured.

   Compensation Expense Related to Stock Options. The Company has occasionally granted options to non-employees and accelerated vesting of options for terminated employees. Compensation expense of $89,000, $94,000, and $214,000 was recorded in the twelve months ended December 31, 1998, December 31, 1999, and December 31, 2000, respectively. The resulting additional charges were recorded as additional paid-in capital with the offset expensed as compensation.

   2000 Employee Stock Purchase Plan. In 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the Plan) under which employees will be eligible to purchase shares of the Company's common stock at a discount through periodic payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. After the initial period, purchases will occur at the end of six month offering periods at a purchase price equal to 85% of the market value of the Company's common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. The first offering period under the plan will begin on December 18, 2000 and will end on June 30, 2001. Participants may elect to have up to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $25,000 per calendar year. The Company has reserved 1,500,000 shares of common stock for issuance under the Plan. At December 31, 2000, the Company had not issued any shares under the Plan.

   401(k) Savings & Retirement Plan. The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. The plan provides for both a bi-monthly Company match and a discretionary annual contribution. Participants are immediately vested in their voluntary contributions plus actual earnings and in the Company's matching contributions. The Company's expense for this plan was $162,000 for the month ending December 31, 2000.

Note 7. Major Customers and Geographic Revenues

   Major customers are as follows:

                                                                   Year ended
                                                                  December 31,
                                                                 ----------------
                                                                 1998  1999  2000
                                                                 ----  ----  ----
   Department of Energy.........................................   5%   26%    2%
   Pratt & Whitney Canada.......................................   6%   12%   --
   McDermott....................................................   2%   21%   20%
   Mitsubishi...................................................  14%    9%   --
   NIST.........................................................  16%    8%    1%
   General Electric.............................................  --    --    52%
   Gas Research Institute.......................................  --    --    14%

   Unbilled revenues related to work performed was approximately $289,000, $497,000, and $26,000 in 1998, 1999, and 2000, respectively. These amounts were included in accounts receivable.

   Research revenue by geographic region is as follows:

                                                                  For the year
                                                                     ended
                                                                  December 31,
                                                                 ----------------
                                                                 1998  1999  2000
                                                                 ----  ----  ----
   United States................................................  80%   79%   82%
   Canada.......................................................   5%   12%   --
   Japan........................................................  14%    9%   --
   Europe.......................................................   1%   --    18%
                                                                 ---   ---   ---
     Total...................................................... 100%  100%  100%
                                                                 ===   ===   ===

Note 8. Leases, Commitments and Contingencies

   Capital leases. In 1996, Catalytica Energy entered into a three-year capital lease to purchase a compressor. In 1999, Catalytica Energy completed the scheduled payments required under the lease, exercised its bargain purchase option, and received title to the compressor. In the fourth quarter of 2000, Catalytica Energy entered into three, three-year leases for furniture and computer equipment. These leases expire in the fourth quarter of 2003. In the first quarter of 2001, Catalytica Energy entered into two additional three-year leases for computer equipment. These leases expire in the first quarter of 2004.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Operating leases. Catalytica Energy leases its research and office facilities in Mountain View, CA under an operating lease agreement that expires on December 31, 2003, after which time the Company has the option for a five-year extension. Catalytica Energy leases an office facility in Scottsdale, AZ under an operating lease agreement that expires on August 31, 2003, after which time, Catalytica Energy has the option for a six-month extension. Additionally, Catalytica Energy leases computers and furniture under lease agreements, which generally expire throughout 2003.

   The aggregate minimum annual commitments under all leases as of December 31, 2000, are as follows (in thousands):

   Year
   ----
   2001.................................................................. $1,015
   2002..................................................................  1,024
   2003..................................................................    996
   and thereafter........................................................     --
                                                                          ------
                                                                          $3,035
                                                                          ======

   Rent expense consisting of building and equipment rent was none in 1998 and 1999 and $218,000 in 2000.

   Catalytica Energy subleases a portion of its Mountain View, CA facilities to two companies. Under the subleases, rental income is generated as follows (in thousands):

   Year
   ----
   2001.................................................................. $1,332
   2002..................................................................  1,203
   2003..................................................................  1,204
   and thereafter........................................................     --
                                                                          ------
                                                                          $3,739
                                                                          ======

   Rental income was none in 1998 and 1999, and $47,000 in 2000.

   Commitments. Catalytica Energy has developed its catalytic combustion technology under a development agreement with Tanaka, Kikinzoku Kogyo ("Tanaka"), a major Japanese precious metals company. In January 1995, Catalytica Energy and Tanaka entered into a new agreement for further development and commercialization of the catalytic combustion technology. The new agreement provides commercialization rights to the technology between the parties along market and geographic lines. Catalytica Energy has exclusive rights to manufacture and market catalytic combustion systems for large gas turbines (greater than 25 megawatts power output) on a worldwide basis and for small- and medium-sized gas turbines (25 megawatts power output or less) in the Western Hemisphere and in Western Europe. Tanaka has reciprocal exclusive rights to manufacture and market catalytic combustors for use in automobiles on a worldwide basis and for small- and medium-sized turbines in regions outside of Catalytica Energy's area of exclusivity. In each case, the

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

manufacturing and marketing party will pay a royalty on net sales to the other party. Under this agreement, each party is responsible for its own development expenses, and any invention made after May 1, 1995, is the sole property of the party making the invention with the other party having a right to obtain a royalty-bearing, nonexclusive license to use it in its areas of exclusivity.

   Catalytica Energy has entered into certain research collaboration arrangements whereby potential future royalty payments may be required. Such payments would generally be due once specified milestones such as commencement of commercial sales of products incorporating the funded technology are achieved. Related royalty payments for certain technologies would range from 1.5% to 7.5% of product sales during the period covered by the royalty agreement.

   Contingencies. On August 14, 2000, the City of Glendale filed a complaint against Catalytica Energy, Catalytica, Inc. and GENXON Power Systems, Inc. in Los Angeles County Superior Court. The case has been transferred to the Orange County Superior Court, Case No. 00CC13002. The complaint asserts claims against all defendants for breach of contract, breach of the covenant of good faith and fair dealing, fraud and negligent misrepresentation arising out of defendants' failure to complete its performance under a Technical Services Agreement between the City of Glendale and Catalytica, Inc. providing for the retrofit of the FT4 engine with the FT4 Xonon Combustion System. The City of Glendale seeks compensatory damages in excess of $7,500,000 and punitive damages. On January 16, 2001, the court granted, with leave to amend, Catalytica, Inc.'s motion to dismiss the causes of action for fraud and negligent misrepresentation asserted in the complaint. The defendants believe they have meritorious defenses to the remaining claims asserted and intend to defend the action vigorously. While it is not possible to predict with certainty the outcome of this matter, and while Catalytica Energy does not believe an adverse result would have a material effect on its financial position, it could be material to the results of operations and cash flows for a fiscal year. Catalytica Energy has agreed to indemnify Catalytica, Inc. for any costs associated with this matter.

   On December 13, 2000 AGC Manufacturing Service, Inc. served a demand letter on Catalytica, Inc. seeking payment of $5,751,178 to settle a dispute concerning the interpretation of the Collaboration Agreement, dated November 2, 1993 between AES Project Development, Inc. and Catalytica, Inc., as amended through Amendment 3, dated October 12, 1995. Under this agreement, AGC claims to have rights to the Xonon 2 Combustor technology manufactured by Catalytica, Inc. The Company believes that the technology is distinct and that the development of the Xonon 2 Combustor was outside of the scope of the Collaboration Agreement. Thus, the Company believes that it has meritorious defenses to any claim that AGC may bring with respect to this technology. The Company intends to negotiate in good faith, and absent an informed resolution, will vigorously defend any litigation that may be filed.

Note 9. Segment Disclosures

   Catalytica Energy operates as one business segment, consequently segment disclosure for the three months ended March 31, 2001 (unaudited) is not provided. Prior to December 31, 2000, Catalytica Energy operated primarily in two businesses: Catalytica Energy, which was in the business of developing and commercializing Xonon technology and CAT, which conducted in-house and

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

contract research and development. The Company has determined the reportable operating segments based upon how the businesses are managed and operated. As such, the following table discloses their revenues, operating income, and identifiable assets for the above named operating segments.

                                                     Year ended December 31,
                                                    ---------------------------
                                                     1998      1999      2000
                                                    -------  --------  --------
   Revenues
     Catalytica Energy............................. $ 2,707  $  1,552  $  4,282
     CAT...........................................   3,572     1,501     1,205
                                                    -------  --------  --------
       Total revenues.............................. $ 6,279  $  3,053  $  5,487
                                                    =======  ========  ========
                                                     Year ended December 31,
                                                    ---------------------------
                                                     1998      1999      2000
                                                    -------  --------  --------
   Operating loss
     Catalytica Energy............................. $(3,014) $ (9,670) $(13,688)
     CAT...........................................  (1,289)   (1,690)   (2,762)
                                                    -------  --------  --------
       Total operating loss........................ $(4,303) $(11,360) $(16,450)
                                                    =======  ========  ========

                                                                   Year ended
                                                                  December 31,
                                                                 ---------------
                                                                  1999    2000
                                                                 ------- -------
   Identifiable assets
     Catalytica Energy.......................................... $19,335 $66,748
     CAT........................................................     505   1,024
                                                                 ------- -------
       Total assets............................................. $19,840 $67,772
                                                                 ======= =======

   In March 2001, Catalytica Energy entered into agreements to invest $2.0 million in cash and $0.4 million in assets into NovoDynamics. In accordance with these agreements, when our full investment is completed in April 2001, Catalytica Energy will own shares of Series A preferred stock representing 31% of NovoDynamics' outstanding equity. Additionally, Catalytica Energy agreed to loan NovoDynamics up to $1.5 million if certain milestones are met.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 10. Selected Quarterly Financial Data (Unaudited) (In thousands, except per share amounts)

                          First Quarter    Second Quarter     Third Quarter    Fourth Quarter
                          ---------------  ----------------  ----------------  ----------------
                           1999     2000    1999     2000     1999     2000     1999     2000
                          -------  ------  -------  -------  -------  -------  -------  -------
Research and development
 revenues...............  $   686  $1,275  $   699  $ 1,158  $   781  $ 1,456  $   887  $ 1,598
  Total expenses........    2,615   2,235    2,235    4,096    3,587    6,339    5,976    9,267
  Operating loss........   (1,929)   (960)  (1,536)  (2,938)  (2,806)  (4,883)  (5,089)  (7,669)
  Net loss..............  $(2,227) $ (953) $(1,801) $(2,650) $(2,781) $(4,923) $(4,921) $(7,384)
  Basic and diluted net
   loss.................       --  $(1.89)      --  $ (5.14)      --  $ (9.53)      --  $ (2.99)

   For the twelve months ended December 31, 1999, Catalytica Energy did not have a formal capital structure. Accordingly, no earnings per share for the 1999 quarters is presented.

Note 11. Subsequent Events (Unaudited)

 NovoDynamics, Inc.

   In November 2000, Catalytica Energy advanced $0.2 million to NonLinear Dynamics, Inc. ("NonLinear Dynamics") in order to accelerate a contemplated merger between NovoDynamics, Inc., a Delaware corporation ("NovoDynamics") and NonLinear Dynamics. NovoDynamics is engaged in the development of data mining, informatics discovery and high throughput synthesis and testing technologies. Because repayment of the advance was not probable at the time it was made, the entire amount was charged to operations in November 2000.

   In March 2001, Catalytica Energy entered into agreements to invest $2.0 million in cash and $0.4 million in assets into NovoDynamics. In accordance with these agreements, when our full investment is completed in April 2001, Catalytica Energy will own shares of Series A preferred stock representing 31% of NovoDynamics' outstanding equity. Additionally, Catalytica Energy agreed to loan NovoDynamics up to $1.5 million if certain milestones are met.

 Separation Costs

   In January 2001, NovoTec ceased operations. Related wind up and separation costs approximated $0.4 million.

   In January 2001, CESI's Senior Vice President of Business Development resigned. CESI is currently negotiating a severance arrangement with this officer which is expected to be approximately $0.3 million.

                      CATALYTICA ENERGY SYSTEMS, INC. and
                     CATALYTICA ADVANCED TECHNOLOGIES, INC.
                 (a combined company in the development stage)
                                      and
                        CATALYTICA ENERGY SYSTEMS, INC.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Operating Lease

   In June 2001, Catalytica Energy entered into an 84 month lease agreement to rent a manufacturing and administrative facility in Gilbert, Arizona. Monthly rental payments of no less than $33,000 will commence on October 1, 2001 and extend until September 30, 2008. These future minimum lease payments are not included in the annual commitments table contained in Note 8.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Members of Genxon Power Systems, LLC:

   In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of Genxon Power Systems, LLC (a company in the development stage) at September 30, 1999 and 1998, and the results of its operations and its cash flows for the years ended September 30, 1999 and 1998, and for the period from October 21, 1996 (date of inception) to September 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations in both fiscal years 1999 and 1998, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ PricewaterhouseCoopers LLP

San Jose, California
October 17, 1999, except for the
 second paragraph of note 4 as
 to which the date is August 28,
 2000

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                                 BALANCE SHEETS

                                                              September 30,
                                                           --------------------
                                                             1999       1998
                                                           --------  ----------
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $162,832  $  594,573
 Accounts receivable......................................  175,321     204,233
 Inventory................................................       --     278,292
                                                           --------  ----------
   Total current assets...................................  338,153   1,077,098
Property and equipment, net...............................  179,558     897,876
Note receivable from employee.............................   90,000     120,000
                                                           --------  ----------
   Total assets........................................... $607,711  $2,094,974
                                                           ========  ==========
             LIABILITIES AND MEMBERS' CAPITAL
Current Liabilities:
 Payable to Woodward Governor Company..................... $     --  $    9,060
 Payable to Catalytica Combustion Systems, Inc............   53,857     320,589
 Accounts payable.........................................       --     199,480
 Accrued liabilities......................................  592,518     257,093
                                                           --------  ----------
   Total current liabilities..............................  646,375     786,222
                                                           --------  ----------
Commitments and contingencies (Note 4)
 Members' capital.........................................  (38,664)  1,308,752
                                                           --------  ----------
   Total liabilities and members' capital................. $607,711  $2,094,974
                                                           ========  ==========


   The accompanying notes are an integral part of these financial statements.

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                            STATEMENTS OF OPERATIONS

                                                                Period from
                                                             October 21, 1996
                                 Year ended    Year ended   (date of inception)
                                September 30, September 30,  to September 30,
                                    1999          1998             1999
                                ------------- ------------- -------------------
Revenues:
  Research contract............  $   887,224   $   204,233     $  1,359,457
                                 -----------   -----------     ------------
Operating expenses:
  Research and development.....    3,964,331     8,137,903       20,758,676
  Selling, general and
   administrative expenses.....    1,095,602     1,709,337        4,952,736
                                 -----------   -----------     ------------
                                   5,059,933     9,847,240       25,711,412
                                 -----------   -----------     ------------
Loss from operations...........   (4,172,709)   (9,643,007)     (24,351,955)
Other income, net..............       15,293        27,910           93,291
                                 -----------   -----------     ------------
    Net loss...................  $(4,157,416)  $(9,615,097)    $(24,258,664)
                                 ===========   ===========     ============




   The accompanying notes are an integral part of these financial statements.

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                         STATEMENTS OF MEMBERS' CAPITAL

                                                     Catalytica
                                         Woodward    Combustion      Total
                                         Governor      Systems      Members'
                                          Company       Inc.        Capital
                                        -----------  -----------  ------------
Capital contributions.................. $ 7,100,000  $ 1,900,000  $  9,000,000
Net loss...............................  (8,243,076)  (2,243,075)  (10,486,151)
                                        -----------  -----------  ------------
Members' capital, September 30, 1997...  (1,143,076)    (343,075)   (1,486,151)
 Capital contributions.................   6,605,000    5,805,000    12,410,000
 Net loss..............................  (4,807,548)  (4,807,549)   (9,615,097)
                                        -----------  -----------  ------------
Members' capital, September 30, 1998...     654,376      654,376     1,308,752
 Capital contributions.................   1,405,000    1,405,000     2,810,000
 Net loss..............................  (2,078,708)  (2,078,708)   (4,157,416)
                                        -----------  -----------  ------------
Members' capital, September 30, 1999... $   (19,332) $   (19,332) $    (38,664)
                                        ===========  ===========  ============


   The accompanying notes are an integral part of these financial statements.

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                            STATEMENTS OF CASH FLOWS

                                                                 Period from
                                                              October 21, 1996
                                 Year ended    Year ended    (date of inception)
                                September 30, September 30,   to September 30,
                                    1999          1998              1999
                                ------------- -------------  -------------------
Cash flows from operating
 activities:
 Net loss......................  $(4,157,416) $ (9,615,097)     $(24,258,664)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
   Depreciation expense........      215,181        74,477           289,658
   Changes in assets and
    liabilities:
    Accounts receivable........       28,912      (204,233)         (175,321)
    Inventory..................      278,292       (44,315)               --
    Prepaid expenses...........           --       358,482                --
    Note receivable from
     employee..................       30,000      (120,000)          (90,000)
    Payable to members.........     (275,792)      (75,414)           53,857
    Accounts payable...........     (199,480)   (1,652,534)               --
    Accrued liabilities........      335,425      (176,168)          592,518
    Loss on disposal of fixed
     assets....................      503,137            --           503,137
                                 -----------  ------------      ------------
      Net cash used in
       operating activities....   (3,241,741)  (11,454,802)      (23,084,815)
                                 -----------  ------------      ------------
Cash flows from investing
 activities:
 Acquisition of property and
  equipment....................           --      (414,991)         (972,353)
                                 -----------  ------------      ------------
Cash flows from financing
 activities:
 Members' capital
  contributions................    2,810,000    12,410,000        24,220,000
                                 -----------  ------------      ------------
      Net decrease in cash and
       cash equivalents........     (431,741)      540,207           162,832
Cash and cash equivalents,
 beginning of period...........      594,573        54,366                --
                                 -----------  ------------      ------------
Cash and cash equivalents, end
 of period.....................  $   162,832  $    594,573      $    162,832
                                 ===========  ============      ============


   The accompanying notes are an integral part of these financial statements.

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                         NOTES TO FINANCIAL STATEMENTS

1. Formation and Business of the Company

   GENXON Power Systems, L.L.C. (the "Company"), a Delaware limited liability company, was formed on October 21, 1996 to develop and sell products and services to a wide range of users of out-of-warranty gas turbines which require reductions in emissions, overhaul or upgrade. Except as provided for in the Limited Liability Operating Agreement, the existence of the Company will be perpetual.

   Investor members in GENXON Power Systems, L.L.C. received a percentage interest in the Company based on the amount of cash and the agreed-upon fair value of certain technology licenses contributed to the Company. There were two initial investor members, each receiving a 50 percent interest in the Company. Their initial capital commitments were as follows:

                                               Cash    Technology
                                            Commitment  Licenses     Total
                                            ---------- ---------- -----------
   Catalytica Combustion Systems, Inc.
    (Catalytica)........................... $2,000,000 $8,000,000 $10,000,000
   Woodward Governor Company (Woodward).... $8,000,000 $2,000,000 $10,000,000

   At September 30, 1999, each member had contributed its agreed-upon technology licenses and cash in the total amount of $34.3 million. Additional future cash contributions will be at the discretion of each of the members, but will generally be in proportion to their respective percentage interests in the Company and will be governed by the terms of the Operating Agreement. For financial statement purposes only, the fair value of the technology licenses has not been recorded.

   The Operating Agreement generally provides that profits and losses in any fiscal year, or other applicable period, shall be allocated to each member in proportion to their respective percentage interest. In the event that a member's cumulative capital account, including the fair value of the technology licenses contributed, is reduced to zero, losses will be reallocated to members having positive capital account balances until all members' capital accounts have been reduced to zero. Thereafter, losses will again be allocated to the members based on their respective percentage interests. Such "reallocated" losses shall first be restored by an allocation of profits before any additional profits are allocated to the members. Under the terms of the Operating Agreement, the Company is required to make cash distributions to each member in the amount of the estimated tax liability for the net taxable income and gains allocated to such member during the fiscal year. Any additional distributions of cash or property will be at the discretion of the Board of Managers as provided for in the Operating Agreement. At September 30, 1999, cumulative capital account balances determined in accordance with the Operating Agreement are as follows:

                                       Catalytica     Woodward       Total
                                      ------------  ------------  ------------
   Cash contributed.................  $  9,110,000  $ 15,110,000  $ 24,220,000
   Technology licenses contributed..     8,000,000     2,000,000    10,000,000
   Allocation of cumulative net
    loss............................   (12,129,332)  (12,129,332)  (24,258,664)
                                      ------------  ------------  ------------
   Capital account balances.........  $  4,980,668  $  4,980,668  $  9,961,336
                                      ============  ============  ============

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2. Summary of Significant Accounting Policies

 Basis of presentation

   The Company's financial statements have been prepared on a basis of accounting assuming that it is a going concern, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. The Company has reported a net loss of $4.2 million for the year ended September 30, 1999 and a cumulative loss of $24.3 million for the period from October 21, 1996 (date of inception) through September 30, 1999. Management plans to obtain additional capital contributions from its members or other additional investors to meet its current and ongoing obligations. Continued existence of the Company is dependent on the Company's ability to ensure the availability of adequate funding and the establishment of profitable operations. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

   The Company revenue is derived from government research funding related to the prototype development of the Kawasaki program. The Company performs services under time and materials contracts in which revenue is recognized as services are performed.

 Cash and cash equivalents

   The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. Substantially all of the Company's excess cash is invested in money market accounts with a major investment company.

 Concentrations

   At September 30, 1999 and 1998 one customer accounted for 100% of the Company's accounts receivable.

   One customer comprised 100% of the revenue for the years ended, September 30, 1999 and 1998.

 Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Inventory

   Inventory, consisting of purchased and manufactured parts to be used in the overhaul and upgrade of gas turbine engines, is stated at the lower of cost or estimated selling price.

 Property and equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, generally 3 to 10 years. Gains and losses from the disposal of property and equipment will be taken into income in the year of disposition.

 Impairment of long-lived assets

   In 1998 Genxon entered into a technical services agreement with the City of Glendale (City) (Note 4) for the retrofit of the City's gas turbine. In 1999, the Company returned the turbine in its original state to the City as allowed in the contract. Related to the contract, the Company had acquired certain equipment to support the Company's performance under the contract. Since the contract has been terminated the Company has no alternative use for the equipment and at September 30, 1999 disposed of the equipment. Accordingly, the carrying value of the equipment is not recoverable and an impairment loss has been recognized. The effect of this statement for the year ended September 30, 1999 was a write-down of equipment of approximately $503,000, which has been included in the Statement of Operations within the caption "Research and Development."

 Income taxes

   The financial statements include no provision for income taxes since the Company's income and losses are reported in the members' separate tax returns.

3. Property and Equipment

   Property and equipment consist of the following:

                                                              September 30,
                                                            -------------------
                                                              1999       1998
                                                            ---------  --------
   Laboratory equipment.................................... $ 344,235  $498,712
   Less: Accumulated depreciation..........................  (164,677)  (74,477)
                                                            ---------  --------
                                                              179,558   424,235
   Construction in progress................................        --   473,641
                                                            ---------  --------
                                                            $ 179,558  $897,876
                                                            =========  ========

4. Commitments and Contingencies

   The Company entered into an exclusive agreement with Agilis Group, Inc. ("Agilis") to provide assistance and advice in the development and design of the combustor and combustor related hardware for the Company's proprietary catalytic combustion technology. Under the terms of the agreement, Agilis has responsibility as to the details, methods, and means of performing its services. Subject to the Company's approval and on its behalf, Agilis may enter into purchase commitments and contracts with outside vendors to provide materials and services to complete the projects. At

                          GENXON POWER SYSTEMS, L.L.C.
                      (a company in the development stage)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

September 30, 1999, the Company has no open purchase commitments through Agilis. The agreement was extended in September 1999 and will expire on the later of the completion of all services described in the agreement or December 31, 2000, unless extended in writing and agreed to by both parties.

   In October 1996, GENXON entered into a technical services agreement with the City of Glendale in California for the retrofit of one of the City's gas turbines with the Xonon system for a turnkey price of $700,000 GENXON did not complete the agreed-upon retrofit and returned the engine to the city in its original state. On August 14, 2000, the City of Glendale filed a complaint against Catalytica Combustion Systems, Inc., Catalytica, Inc., and Genxon Power Systems, Inc. in Los Angeles County Superior Court, Case No. EC029841 (the "Complaint"). The Complaint asserts claims against all defendants for breach of contract, breach of covenant of good faith and fair dealing, fraud, and negligent misrepresentation arising out of defendants' failure to complete its performance under a Technical Services Agreement between the City of Glendale and Catalytica providing for the retrofit one FT4 engine with the FT4 Xonon Combustion System ("FT4 XCS"). The City of Glendale seeks compensatory damages in excess of $7,500,000 and punitive damages. The defendants believe they have meritorious defenses to the claims asserted and intend to defend the action vigorously.

5. Related Party Transactions

   The Company has entered into a services agreement with Catalytica and Woodward to provide the Company with management support, technical services support and administrative services. Costs under these services agreements for the year ended September 30, 1999, September 30, 1998 and for the period from October 21, 1996 (date of inception) to September 30, 1999, are as follows:

                                                                Period from
                                                             October 21, 1996
                                                            (date of inception)
                                                             to September 30,
                                         1999       1998           1999
                                      ---------- ---------- -------------------
   Catalytica:
     Research and development........ $2,454,940 $3,182,559     $9,087,576
     General and administrative...... $  685,777 $  816,163     $2,857,248
   Woodward:
     Research and development........ $       -- $  552,690     $1,066,177
     General and administrative...... $       -- $  118,550     $  183,742

   The Company has also entered into supply agreements with both Catalytica and Woodward to supply combustion system products and control system products to be used by the Company in its business of retrofitting installed and operating gas turbine engines.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  16
Price Range of Common Stock..............................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Historical Financial Data.......................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  29
Management...............................................................  42
Certain Relationships and Related Transactions...........................  53
Principal and Selling Stockholder........................................  55
Description of Capital Stock.............................................  57
Shares Available for Future Sale.........................................  59
Underwriting.............................................................  60
Validity of Common Stock.................................................  62
Experts..................................................................  62
Where You Can Find More Information......................................  63
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               5,000,000 Shares

                        Catalytica Energy Systems, Inc.

                                 Common Stock

                               -----------------

                           [CATALYTICA ENERGY LOGO]

                               -----------------

                             Goldman, Sachs & Co.

                              Merrill Lynch & Co.

                          Credit Suisse First Boston

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

   Nature of Expense                                                      Amount
   -----------------                                                      ------
   SEC Registration Fee.................................................. $
   NASD Filing Fee.......................................................
   Nasdaq National Market Listing Fee....................................
   Accounting Fees and Expenses..........................................
   Legal Fees and Expenses...............................................
   Printing Expenses.....................................................
   Blue Sky Qualification Fees and Expenses..............................
   Transfer Agent's Fee..................................................
   Miscellaneous.........................................................
                                                                          -----
     Total............................................................... $
                                                                          =====

   The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Catalytica Energy Systems among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to maintain officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since May 1997, we have sold and issued the following securities:

   1. Since our incorporation in July 1995, we have from time to time issued, and as of May 31, 2001, there remain outstanding, options to purchase an aggregate of 1,648,727 shares of common stock with exercise prices ranging from $0.40 to $30.00 per share. Since our incorporation, options to purchase 220,173 shares of common stock have been exercised for aggregate consideration of $459,938.

   2. In January 1998, we issued to Enron Ventures Corp. (a subsidiary of Enron Corp.) a total of 1,339,286 shares of Series B preferred stock for aggregate consideration of $30,000,000. This transaction also conveyed to Enron Ventures Corp. a three-year option to purchase up to an additional 535,715 shares of Series B preferred stock for $14.4 million, and a right to purchase shares in certain future offerings. All of the shares of Series B preferred stock and the options to purchase addition stock were to Sundance Assets, L.P., an affiliate of Enron Corp. Under the omnibus agreement with Sundance Assets, the option could have been exercised on a cashless basis beginning after December 25, 2000. In January 14, 2001, this option expired unexercised. On

December 15, 2000, all shares of Series B preferred stock were converted into 1,342,889 shares of our common stock.

   There were no underwriters employed in connection with any of the items set forth in Item 15.

   The issuances of securities described in Item 15(1) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans approved by the registrant's board of directors. With respect to the grant of stock options described in Item 15(1), an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act. The issuances of securities described in
Item 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Exhibit
  Number                               Description
 -------                               -----------
  1.1*    Form of Underwriting Agreement

  2.1(3) Assignment and Assumption Agreement between Catalytica, Inc. and the registrant effective as of July 25, 1995.

  2.2(2) Employee Matters Agreement between Catalytica, Inc. and the registrant.

  2.3(2)  Master Trademark Ownership and License Agreement between Catalytica,
           Inc. and the registrant.

  2.4(2) Tax Sharing Agreement between Catalytica, Inc., Synotex, Inc. and the registrant.

  2.5(2) Master Confidential Disclosure Agreement between Catalytica, Inc. and the registrant.

  2.6(3) Cross-License Agreement between Catalytica, Inc. and the registrant effective as of July 1995.

  2.7(3)  Cross-License Agreement between Catalytica Advanced Technologies,
           Inc. and Catalytica, Inc. dated July 1995.

  2.8(2)  Indemnification Agreement among Catalytica, Inc. and the registrant.

  2.9(2) Master Transitional Services Agreement between Catalytica, Inc. and the registrant.

  2.10(2) Real Estate Matters Agreement between Catalytica, Inc. and the registrant.

  2.11(2) Master Separation Agreement between Catalytica, Inc. and the registrant.

  3.1(2)  Amended and Restated Certificate of Incorporation.

  3.2(3)  Amended and Restated Bylaws.

  4.1(2)  Stock Certificate specimen of the Registrant.

  5.1*    Legal Opinion

 10.1(4) 1995 Catalytica Combustion Systems, Inc. Stock Option Plan with agreements thereunder.

 10.2(3) Promissory Notes and security documents issued to registrant from Dennis A. Orwig.

  Exhibit
  Number                                Description
  -------                               -----------
 10.3(3)   Promissory Note from Patrick T. Conroy issued to GENXON Power
            Systems LLC dated November 1997.

 10.4(3)   Promissory Notes from Peter B. Evans issued to registrant both dated
            July 20, 1999.

 10.5(3)   Form of Change of Control Severance Agreements between Ralph A.
            Dalla Betta and Catalytica, Inc. dated May 26, 1999, Ricardo B.
            Levy and Catalytica, Inc. dated April 30, 1999, between Lawrence W.
            Briscoe and Catalytica, Inc. dated May 5, 1999, and between Dennis
            A. Orwig and Catalytica, Inc. dated April 15, 1999.

 10.6(5)   Limited Liability Company Operating Agreement of GENXON Power
            Systems, LLC, dated October 21, 1996.

 10.7(6)   Amendment No. 1, dated December 4, 1997, to the Operating Agreement of GENXON Power Systems, LLC.

 10.8(7)+  Agreement, dated as of July 18, 1988, between Catalytica, Inc. and
            Tanaka Kikinzoku Kogyo K.K.

 10.9(8)+  Agreement, dated as of January 31, 1995, between Catalytica, Inc.
            and Tanaka Kikinzoku Kogyo K.K.

 10.10(3)  Series B Preferred Stock Purchase Agreement, dated December 9, 1997, between Catalytica, Inc., Enron Ventures Corp. and the registrant.

 10.11(3)  Omnibus Agreement, dated August 29, 2000, by and among Catalytica,
            Inc., Sundance Assets, L.P., Enron North America Corp. and the registrant.

 10.12(2)+ Collaborative Commercialization and License Agreement among General
            Electric Co., GENXON Power System, LLC and the registrant dated as of November 19, 1998.

 10.13(3)  Letter Agreement with Craig N. Kitchen dated June 6, 2000.

 10.14(3)  Letter Agreement with Peter B. Evans dated March 26, 1999.

 10.15(3)  Letter Agreement with Lawrence W. Briscoe dated June 3, 1994.

 10.16(3)  Form of Indemnification Agreement for directors of the registrant.

 10.17(3)  Registration Rights Agreement between Morgan Stanley Dean Witter
            Capital Partners and its affiliates and the registrant.

 10.18(3)  Employee Stock Purchase Plan of the Registrant.

 10.19(3)  Letter Agreement with Dennis S. Riebe dated August 29, 2000.

 10.20(3)  Catalytica Energy Systems, Inc. 1995 Stock Plan (as amended and restated October 26, 2000).

 10.21(1)  Letter Agreement with Ronald L. Alto dated February 16, 2001.

 10.22(1)  Consulting Agreement with Jackie Cossmon dated December 16, 2000.

 10.23(1)  Share Transfer Agreement between the Registrant and JSB Asset, LLC dated December 15, 2000.

 10.24(1)  Stock Purchase Warrant Agreement between the Registrant and Glaxo
            Wellcome, Inc. dated December 15, 2000.

 10.25     Consulting Agreement with John A. Urquhart dated January 1, 2001.

 10.26++   Technology Development and Transfer Agreement between Kawasaki Heavy
            Industries, Ltd. and Registrant dated December 13, 2000.

 10.27++   Xonon Module Supply Agreement, dated December 13, 2000, by and among
            Kawasaki Heavy Industries, Ltd and Registrant.

 Exhibit
 Number                                Description
 -------                               -----------
 10.28   Form of Change of Control Severance Agreements between Patrick T.
          Conroy and the Registrant dated April 5, 2001, Dennis S. Riebe and the Registrant dated April 5, 2001, Craig N. Kitchen and the
          Registrant dated April 5, 2001, and Ralph A. Dalla Betta and the
          Registrant dated April 17, 2001.

 10.29   Lease Agreement between GH Tech I L.L.C. and the Registrant dated June
          22, 2001.

 21.1(3) Subsidiaries of Registrant.

 23.1    Independent Auditors' Consent of Ernst & Young LLP.

 23.2    Independent Accountants' Consent of PricewaterhouseCoopers LLP.

 23.3*   Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)

 24.1    Power of Attorney (contained on page II-5).

--------
 *  To be filed by amendment.

 +  Confidential treatment has been granted for portions of these agreements.

++  Confidential treatment has been requested for portions of these agreements.

(1) Incorporated by reference to exhibits filed with our Form 10-K for the year ended December 31, 2000 (Commission File No. 000-31953).

(2) Incorporated by reference to exhibits filed with our Post Effective Amendment No. 1 to Form S-1 (Commission File No. 333-44772).

(3) Incorporated by reference to exhibits filed with our registration statement on Form S-1 (Commission File No. 333-44772).

(4) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-Q for the quarter ended September 30, 1998 (Commission File No. 0-20966).

(5) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1996 (Commission File No. 0-20966).

(6) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1997 (Commission File No. 0-20966).

(7) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Registration Statement on Form S-1 (Registration Statement No. 33-55696).

(8) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1994 (Commission File No. 0-20966).

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 6, 2001.

                                          CATALYTICA ENERGY SYSTEMS, INC.
                                          (Registrant)

Dated: July 6, 2001
                                                  /s/ Craig N. Kitchen
                                          By: _________________________________
                                                    Craig N. Kitchen
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig N. Kitchen, his or her true lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting under said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                           Title                 Date
              ---------                           -----                 ----

       /s/ Craig N. Kitchen           President, Chief Executive    July 6, 2001
 ____________________________________  Officer (Principal
           Craig N. Kitchen            Executive Officer) and
                                       Director

        /s/ Ricardo B. Levy           Chairman of the Board         July 6, 2001
 ____________________________________
           Ricardo B. Levy

        /s/ Dennis S. Riebe           Chief Financial Officer       July 6, 2001
 ____________________________________  (Principal Accounting and
           Dennis S. Riebe             Financial Officer)

       /s/ William B. Ellis           Director                      July 6, 2001
 ____________________________________
           William B. Ellis


             Signature                           Title                 Date
             ---------                           -----                 ----

      /s/ Howard I. Hoffen           Director                      July 6, 2001
____________________________________
          Howard I. Hoffen

        /s/ Ernest Mario             Director                      July 6, 2001
____________________________________
            Ernest Mario

     /s/ Frederick M. O'Such         Director                      July 6, 2001
____________________________________
        Frederick M. O'Such

      /s/ John A. Urquhart           Director                      July 6, 2001
____________________________________
          John A. Urquhart

                                 EXHIBIT INDEX

 Exhibit
  Number                               Description
 -------                               -----------
  1.1*    Form of Underwriting Agreement

  2.1(3) Assignment and Assumption Agreement between Catalytica, Inc. and the registrant effective as of July 25, 1995.

  2.2(2) Employee Matters Agreement between Catalytica, Inc. and the registrant.

  2.3(2)  Master Trademark Ownership and License Agreement between Catalytica,
           Inc. and the registrant.

  2.4(2) Tax Sharing Agreement between Catalytica, Inc., Synotex, Inc. and the registrant.

  2.5(2) Master Confidential Disclosure Agreement between Catalytica, Inc. and the registrant.

  2.6(3) Cross-License Agreement between Catalytica, Inc. and the registrant effective as of July 1995.

  2.7(3)  Cross-License Agreement between Catalytica Advanced Technologies,
           Inc. and Catalytica, Inc. dated July 1995.

  2.8(2)  Indemnification Agreement among Catalytica, Inc. and the registrant.

  2.9(2) Master Transitional Services Agreement between Catalytica, Inc. and the registrant.

  2.10(2) Real Estate Matters Agreement between Catalytica, Inc. and the registrant.

  2.11(2) Master Separation Agreement between Catalytica, Inc. and the registrant.

  3.1(2)  Amended and Restated Certificate of Incorporation.

  3.2(3)  Amended and Restated Bylaws.

  4.1(2)  Stock Certificate specimen of the Registrant.

  5.1*    Legal Opinion

 10.1(4) 1995 Catalytica Combustion Systems, Inc. Stock Option Plan with agreements thereunder.

 10.2(3) Promissory Notes and security documents issued to registrant from Dennis A. Orwig.

 10.3(3)  Promissory Note from Patrick T. Conroy issued to GENXON Power Systems
           LLC dated November 1997.

 10.4(3)  Promissory Notes from Peter B. Evans issued to registrant both dated
           July 20, 1999.

 10.5(3)  Form of Change of Control Severance Agreements between Ralph A. Dalla
           Betta and Catalytica, Inc. dated May 26, 1999, Ricardo B. Levy and
           Catalytica, Inc. dated April 30, 1999, between Lawrence W. Briscoe and Catalytica, Inc. dated May 5, 1999, and between Dennis A. Orwig and Catalytica, Inc. dated April 15, 1999.

 10.6(5)  Limited Liability Company Operating Agreement of GENXON Power
           Systems, LLC, dated October 21, 1996.

 10.7(6) Amendment No. 1, dated December 4, 1997, to the Operating Agreement of GENXON Power Systems, LLC.

 10.8(7)+ Agreement, dated as of July 18, 1988, between Catalytica, Inc. and
           Tanaka Kikinzoku Kogyo K.K.

 10.9(8)+ Agreement, dated as of January 31, 1995, between Catalytica, Inc. and
           Tanaka Kikinzoku Kogyo K.K.

 10.10(3) Series B Preferred Stock Purchase Agreement, dated December 9, 1997, between Catalytica, Inc., Enron Ventures Corp. and the registrant.

  Exhibit
  Number                                Description
  -------                               -----------
 10.11(3)  Omnibus Agreement, dated August 29, 2000, by and among Catalytica,
            Inc., Sundance Assets, L.P., Enron North America Corp. and the
            registrant.

 10.12(2)+ Collaborative Commercialization and License Agreement among General
            Electric Co., GENXON Power System, LLC and the registrant dated as of November 19, 1998.

 10.13(3)  Letter Agreement with Craig N. Kitchen dated June 6, 2000.

 10.14(3)  Letter Agreement with Peter B. Evans dated March 26, 1999.

 10.15(3)  Letter Agreement with Lawrence W. Briscoe dated June 3, 1994.

 10.16(3)  Form of Indemnification Agreement for directors of the registrant.

 10.17(3)  Registration Rights Agreement between Morgan Stanley Dean Witter
            Capital Partners and its affiliates and the registrant.

 10.18(3)  Employee Stock Purchase Plan of the Registrant.

 10.19(3)  Letter Agreement with Dennis S. Riebe dated August 29, 2000.

 10.20(3)  Catalytica Energy Systems, Inc. 1995 Stock Plan (as amended and restated October 26, 2000).

 10.21(1)  Letter Agreement with Ronald L. Alto dated February 16, 2001.

 10.22(1)  Consulting Agreement with Jackie Cossmon dated December 16, 2000.

 10.23(1)  Share Transfer Agreement between the Registrant and JSB Asset, LLC dated December 15, 2000.

 10.24(1)  Stock Purchase Warrant Agreement between the Registrant and Glaxo
            Wellcome, Inc. dated December 15, 2000.

 10.25     Consulting Agreement with John A. Urquhart dated January 1, 2001.

 10.26++   Technology Development and Transfer Agreement between Kawasaki Heavy
            Industries, Ltd. and Registrant dated December 13, 2000.

 10.27++   Xonon Module Supply Agreement, dated December 13, 2000, by and among
            Kawasaki Heavy Industries, Ltd and Registrant.

 10.28     Form of Change of Control Severance Agreements between Patrick T.
            Conroy and the Registrant dated April 5, 2001, Dennis S. Riebe and the Registrant dated April 5, 2001, Craig N. Kitchen and the
            Registrant dated April 5, 2001, and Ralph A. Dalla Betta and the
            Registrant dated April 17, 2001.

 10.29     Lease Agreement between GH Tech I L.L.C. and the Registrant dated
            June 22, 2001.

 21.1(3)   Subsidiaries of Registrant.

 23.1      Independent Auditors' Consent of Ernst & Young LLP.

 23.2      Independent Accountants' Consent of PricewaterhouseCoopers LLP.

 23.3*     Consent of Wilson Sonsini Goodrich & Rosati.

 24.1      Power of Attorney (contained on page II-5).

--------
 +  Confidential treatment has been granted for portions of these agreements.

++  Confidential treatment has been requested for portions of these agreements.

 *  To be filed by amendment.

(1) Incorporated by reference to exhibits filed with our Post Effective Amendment No. 1 to Form S-1 (Commission File No. 333-44772).

(2) Incorporated by reference to exhibits filed with our registration statement on Form S-1 (Commission File No. 333-44772).

(3) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-Q for the quarter ended September 30, 1998 (Commission File No. 0-20966).

(4) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1996 (Commission File No. 0-20966).

(5) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1997 (Commission File No. 0-20966).

(6) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Registration Statement on Form S-1 (Registration Statement No. 33-55696).

(7) Incorporated by reference to exhibits filed with Catalytica, Inc.'s Form 10-K for the year ended December 31, 1994 (Commission File No. 0-20966).